REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                              TRUSTCOMPANY BANCORP

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 Delaware                                 6712
         -------------------------------    -------------------------------
         (State or other jurisdiction of    (Primary Standard Industrial
         incorporation or organization)     Classification Code Number)

                                    14-184800
                               -------------------
                                (I.R.S. Employer
                               Identification No.)

                                35 Journal Square
                          Jersey City, New Jersey 07306
                                 (201) 420-2500
             ------------------------------------------------------
                   (Address, including ZIP Code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

                                 Alan J. Wilzig
                      President and Chief Executive Officer
                       c/o The Trust Company of New Jersey
                                35 Journal Square
                          Jersey City, New Jersey 07306
                                 (201) 420-2500
                -------------------------------------------------
                (Name, address, including ZIP Code, and telephone
                    number, including area code, of agent for
                                    service)

                                 with copies to:
                               Peter H. Ehrenberg
                               Steven J. Tsimbinos
                              Lowenstein Sandler PC
                              65 Livingston Avenue
                           Roseland, New Jersey 07068
                                 (973) 597-2500

Approximate date of commencement of proposed sale of the securities to the public: At the effective date of the Acquisition and Exchange, as defined in the agreement and plan of acquisition and exchange, dated September 25, 2002, attached as Appendix A to the proxy statement- prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                              CALCULATION OF REGISTRATION FEE

                                                     Proposed
                                                 maximum offering         Proposed             Amount of
   Title of each class of        Amount to be       price per         maximum aggregate      registration
 securities to be registered    registered(1)        share(2)         offering price(2)           Fee
 ---------------------------    -------------        --------         -----------------      ------------
Common Stock, $2.00 par value     20,199,941          $24.65            $497,928,546            $46,916

------------

(1) Based on the number of shares of common stock of Trustcompany Bancorp to be issued in exchange for the same number of shares of common stock of The Trust Company of New Jersey in connection with the Agreement and Plan of Acquisition and Exchange as described in the proxy statement-prospectus.

(2) The proposed maximum offering price per share reflects the market price of the common stock of The Trust Company of New Jersey to be converted and exchanged in connection with the Plan of Acquisition and Exchange described in the proxy statement-prospectus, computed in accordance with Rule 457(f)(1) under the Securities Act of 1933. It is based on the average of the high and low sales prices of the common stock on September 27, 2002, as reported on the NASDAQ-National Market System. The proposed maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee.

                           ---------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                            [TRUSTCOMPANY BANK LOGO]

                             [______________] , 2002

Dear shareholder:

     You are invited to attend a special meeting of shareholders of The Trust Company of New Jersey, which will be held on [________], 2002 at 11:30 a.m., New York City time, at the Radisson Suite Hotel Meadowlands, 350 Route 3 West, Mill Creek Drive, Secaucus, New Jersey 07097.

     At the special meeting, you will be asked to consider and vote upon a proposal to form a bank holding company for The Trust Company of New Jersey by the adoption and approval of an agreement and plan of acquisition and exchange dated as of September 25, 2002 between the bank and Trustcompany Bancorp, a newly-formed New Jersey business corporation organized at the direction of the bank to be a bank holding company. Upon completion of the transactions provided for in the agreement and plan of acquisition and exchange, The Trust Company of New Jersey will be a wholly-owned subsidiary of Trustcompany Bancorp and the shareholders of The Trust Company of New Jersey will become shareholders of Trustcompany Bancorp.

     It is very important that your shares be represented at the Special Meeting, regardless of whether or not you plan to attend in person. The adoption of the agreement and plan of acquisition and exchange requires the approval of holders of two-thirds of the outstanding shares of The Trust Company of New Jersey common stock. Consequently, a failure to vote will have the same effect as a vote against this proposal. I urge you to execute, date and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible to ensure that your shares will be voted at the special meeting.

                 YOUR VOTE IS IMPORTANT WHETHER OR NOT YOU PLAN
                    TO ATTEND THE SPECIAL MEETING IN PERSON.

     The board of directors of The Trust Company of New Jersey has determined that the acquisition and exchange described in the agreement and plan of acquisition and exchange is in the best interests of The Trust Company of New Jersey and its shareholders. For the reasons set forth in the proxy statement-prospectus, the board unanimously recommends a vote FOR the agreement and plan of acquisition and exchange.

     I look forward to seeing you at the special meeting.

                                Sincerely yours,


                                 Alan J. Wilzig
                                 President and Chief Executive Officer

                         THE TRUST COMPANY OF NEW JERSEY
                                35 JOURNAL SQUARE
                         JERSEY CITY, NEW JERSEY 07306

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON [_________], 2002

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of The Trust Company of New Jersey will be held on [________], [_______], 2002 at 11:30 a.m., New York City time, at the Radisson Suite Hotel Meadowlands, 350 Route 3 West, Mill Creek Drive, Secaucus, New Jersey 07097. The special meeting has been called to consider and vote upon the formation of a bank holding company for The Trust Company of New Jersey by the adoption and approval of the agreement and plan of acquisition and exchange, dated as of September 25, 2002, by and between The Trust Company of New Jersey and Trustcompany Bancorp. Pursuant to the agreement and plan of acquisition and exchange:

          o The Trust Company of New Jersey will become a wholly-owned subsidiary of Trustcompany Bancorp; and

          o all of the outstanding shares of common stock of The Trust Company of New Jersey, other than shares held by shareholders exercising dissenters' rights, if any, will be converted into and exchanged for, on a one-for-one basis, shares of common stock of Trustcompany Bancorp.

     A copy of the agreement and plan of acquisition and exchange is attached as Appendix A to the proxy statement-prospectus accompanying this Notice.

     At the special meeting, shareholders will also transact such other business as may properly come before the special meeting or any adjournment or postponement of that meeting.

     Our board of directors has fixed November 1, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and at any adjournment or postponement of that meeting. Only holders of our common stock as of the close of business on the record date will be entitled to vote at the special meeting or any adjournment or postponement of that meeting.

     Each shareholder of The Trust Company of New Jersey has the right to demand payment for the fair value of such shareholder's shares, provided that such shareholder (1) files with The Trust Company of New Jersey, before the vote on the approval of the agreement and plan of acquisition and exchange, a writing which demands payment for the shares at fair value if the agreement and plan of acquisition and exchange is approved and (2) does not vote such shares in favor of the agreement and plan of acquisition and exchange. The Trust Company of New Jersey and any such shareholder shall in such case have the rights and duties set forth in N.J.S.A. 17:9A-360 to 17:9A-369, a copy of which is attached as Appendix B to the proxy statement-prospectus accompanying this Notice, provided that such shareholder follows the procedures described therein.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF COMMON STOCK OF THE TRUST COMPANY OF NEW JERSEY VOTE FOR APPROVAL OF THE AGREEMENT AND PLAN OF ACQUISITION AND EXCHANGE.

WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT-PROSPECTUS. ANY SHAREHOLDER PRESENT AT THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT OF THAT MEETING, MAY REVOKE SUCH SHAREHOLDER'S PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING.

                                By Order of the Board of Directors




                                Peter J. O'Brien
                                Secretary

Jersey City, New Jersey
[__________], 2002

                                 PROXY STATEMENT

                         THE TRUST COMPANY OF NEW JERSEY
                                35 JOURNAL SQUARE
                         JERSEY CITY, NEW JERSEY 07306
                                 (201) 420-2500

                         SPECIAL MEETING OF SHAREHOLDERS

                            [________________], 2002

                                   PROSPECTUS
                              TRUSTCOMPANY BANCORP
                     COMMON STOCK, PAR VALUE $2.00 PER SHARE

     This document serves as a proxy statement for a special meeting of shareholders of The Trust Company of New Jersey to be held on [_________], [_________], 2002 at 11:30 a.m., New York City time, at the Radisson Suite Hotel Meadowlands, 350 Route 3 West, Mill Creek Drive, Secaucus, New Jersey 07097, and at any adjournment or postponement of that meeting, and is being used by the board of directors of The Trust Company of New Jersey to solicit the proxies of shareholders of The Trust Company of New Jersey in connection with that meeting. This proxy statement-prospectus, with the accompanying proxy card, is first being sent or given to shareholders of The Trust Company of New Jersey on or about [__________], 2002.

     As more fully described in this proxy statement-prospectus, the purpose of the special meeting is to consider and vote upon the formation of a bank holding company by the adoption and approval of an agreement and plan of acquisition and exchange, dated as of September 25, 2002, by and between The Trust Company of New Jersey and Trustcompany Bancorp, a newly-formed New Jersey business corporation organized at the direction of The Trust Company of New Jersey. IN THIS PROXY STATEMENT-PROSPECTUS, WE REFER TO TRUSTCOMPANY BANCORP AS THE HOLDING COMPANY, THE TRUST COMPANY OF NEW JERSEY AS THE BANK, THE AGREEMENT AND PLAN OF ACQUISITION AND EXCHANGE AS THE ACQUISITION AND EXCHANGE AGREEMENT AND THE STEPS CONTEMPLATED BY THE ACQUISITION AND EXCHANGE AGREEMENT AS THE ACQUISITION AND EXCHANGE. Under the acquisition and exchange agreement, each of the issued and outstanding shares of the bank's common stock, other than shares held by shareholders who properly exercise their dissenters' rights, shall be converted into and exchanged for one share of the holding company's common stock and the bank will become a wholly-owned subsidiary of the holding company.

     This document also serves as a prospectus in connection with the issuance by the holding company of up to 20,199,941 shares of the holding company's common stock, par value $2.00 per share. A DESCRIPTION OF RISK FACTORS TO BE CONSIDERED BY ALL SHAREHOLDERS BEGINS ON PAGE [10].

     You should rely only on the information contained in this proxy statement-prospectus. We have not authorized anyone to provide you with information different from that contained in this proxy statement-prospectus. We are offering the holding company's common stock only in jurisdictions where offers and sales are permitted. The information contained in this proxy statement-prospectus is accurate only as of the date of this proxy statement-prospectus, regardless of the time of delivery of this proxy statement-prospectus or of any sale of the holding company's common stock. In this proxy statement-prospectus, references to "we," "us" and "our," as well as to "the bank," refer to The Trust Company of New Jersey. We have not authorized anyone to provide you with information that is different than the information provided in this proxy statement-prospectus. This document may be used only where it is legal to sell these securities.

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE HOLDING COMPANY'S SECURITIES OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE HOLDING COMPANY'S SHARES TO BE ISSUED TO THE BANK'S SHAREHOLDERS ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

            The date of this proxy statement-prospectus is [    ], 2002.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Federal Deposit Insurance Corporation (FDIC) and send to our shareholders annual reports that contain financial information that has been examined and reported upon, with an opinion expressed, by an independent public accounting firm. You may read and copy any document we file at the FDIC's Information Center, located at 801 17th Street, NW, Room 100, Washington, DC 20434. Information concerning us is also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     The holding company is not currently subject to any reporting requirements and, accordingly, has not filed reports, proxy statements or other information with the SEC. There is no public trading market for the holding company's stock. If we consummate the acquisition and exchange, the holding company will be required to file periodic reports with the SEC. The holding company will also be required to send annual reports to its shareholders. Those annual reports will contain financial information that has been examined and reported upon, with an opinion expressed, by an independent public accounting firm.

     This proxy statement-prospectus is part of a registration statement on Form S-4 filed with the SEC under the Securities Act of 1933. This proxy statement-prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about the acquisition and exchange and about us.

You may read and copy the registration statement at the following locations of the SEC:

Public Reference Room    New York Regional Office   Chicago Regional Office
450 Fifth Street, N.W.   The Woolworth Building     Citicorp Center
Room 1024                233 Broadway               500 West Madison Street
Washington, D.C. 20539   New York, New York 10279   Suite 1400
                                                    Chicago, Illinois 60661-2511

Please call the SEC at l-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of the registration statement by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates, or on the SEC's Internet website, http://www.sec.gov.

     IN ADDITION, YOU MAY REQUEST A COPY OF THE REGISTRATION STATEMENT AND OUR FILINGS WITH THE FDIC AT NO COST. TO BE TIMELY, REQUESTS SHOULD BE SUBMITTED PRIOR TO [______], 2002. PLEASE DIRECT YOUR REQUESTS TO:

                         THE TRUST COMPANY OF NEW JERSEY
                                35 JOURNAL SQUARE
                          JERSEY CITY, NEW JERSEY 07306
                                 Attn: Secretary
                                 (201) 420-2500

TABLE OF CONTENTS

                                                                          Page

WHERE YOU CAN FIND MORE INFORMATION........................................iii
A WARNING ABOUT FORWARD-LOOKING STATEMENTS.................................1
SUMMARY OF THE PROXY STATEMENT-PROSPECTUS..................................2
QUESTIONS AND ANSWERS ABOUT THE ACQUISITION AND EXCHANGE...................8
RISK FACTORS...............................................................10
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE BANK.................12
GENERAL INFORMATION........................................................14
General ...................................................................14
Record Date and Voting.....................................................14
Vote Required..............................................................15
Rights of Dissenting Shareholders..........................................15
Revocability of Proxies....................................................16
Solicitation of Proxies....................................................17
Security Ownership of Certain Beneficial Owners............................17
Security Ownership of Directors and Executive Officers.....................18
FORMATION OF THE HOLDING COMPANY...........................................20
PARTIES TO THE ACQUISITION AND EXCHANGE....................................21
The Trust Company of New Jersey............................................21
Trustcompany Bancorp.......................................................21
DESCRIPTION OF THE ACQUISITION AND EXCHANGE................................21
Reasons for the Acquisition and Exchange...................................21
Description of the Acquisition and Exchange................................22
Effective Date.............................................................23
Conditions to the Acquisition and Exchange.................................23
Amendment and Termination..................................................23
Exchange of Stock Certificates.............................................24
Effect of the Acquisition and Exchange on Employee Benefit Plans...........24
DESCRIPTION OF THE HOLDING COMPANY'S CAPITAL STOCK.........................25
General ...................................................................25
Common Stock...............................................................25
Preferred Stock............................................................26
Anti-Takeover Provisions...................................................27
DESCRIPTION OF THE BANK'S CAPITAL STOCK....................................28
General ...................................................................28
Common Stock...............................................................28
Preferred Stock............................................................28
CERTAIN DIFFERENCES IN SHAREHOLDER RIGHTS..................................28
General ...................................................................28
Payment of Dividends.......................................................29
Rights of Issuer to Repurchase Stock.......................................29
Limitation of Liability and Indemnification of Directors,
  Officers and Employees...................................................30
Appraisal Rights...........................................................31

Special Meetings of Shareholders...........................................31
Certain Anti-Takeover Provisions...........................................31
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES......................35
ACCOUNTING TREATMENT OF THE ACQUISITION AND EXCHANGE.......................37
MARKET FOR THE COMMON STOCK................................................37
DIVIDEND POLICY............................................................38
PRO FORMA CONSOLIDATED CAPITALIZATION......................................39
BUSINESS OF THE HOLDING COMPANY............................................40
General ...................................................................40
Property ..................................................................41
Competition................................................................41
Employees..................................................................41
BUSINESS OF THE BANK.......................................................41
General ...................................................................41
Lending Activities.........................................................42
Asset Quality..............................................................43
Investment Activities......................................................49
Deposit Activity and Other Sources of Funds................................50
Subsidiary Activities......................................................52
Competition................................................................53
Employees..................................................................53
Properties.................................................................53
Legal Proceedings..........................................................53
REGULATION AND SUPERVISION.................................................54
General ...................................................................54
New Jersey Banking Regulation..............................................54
Federal Banking Regulation.................................................55
Federal Reserve System.....................................................63
The USA Patriot Act........................................................63
Federal Bank Holding Company Regulation....................................64
New Jersey Bank Holding Company Regulation.................................66
Federal Securities Laws....................................................67
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS..............................68
General ...................................................................68
Asset/Liability Management and Market Risk Disclosure......................68
Average Balance, Interest and Average Yields and Rates.....................70
Rate/Volume Analysis.......................................................73
Financial Condition: June 30, 2002 Compared to December 31, 2001...........74
Six-Month Period Ended June 30, 2002 Compared
   to Six-Month Period Ended June 30, 2001.................................74
2001 Compared With 2000....................................................77
2000 Compared With 1999....................................................79
Liquidity and Capital Resources............................................81
Impact of Inflation and Changing Prices....................................82
Impact of Accounting Standards.............................................82

Changes in Certifying Accountants..........................................84
MANAGEMENT OF THE HOLDING COMPANY..........................................85
Directors..................................................................85
Executive Officers.........................................................86
Compensation...............................................................86
Employee Benefit Plans.....................................................86
MANAGEMENT OF THE BANK.....................................................87
Directors..................................................................87
Executive Officers.........................................................89
Compensation and Employee Benefit Plans....................................90
Compensation Committee Interlocks and Insider Participation................96
Section 16(a) Beneficial Ownership Reporting Compliance....................97
Interest of Management in Certain Transactions.............................97
FINANCIAL STATEMENTS.......................................................98
2003 ANNUAL SHAREHOLDER MEETING AND
  SHAREHOLDER PROPOSALS....................................................98
OTHER MATTERS..............................................................98
INDEX TO FINANCIAL STATEMENTS..............................................100
APPENDIX A--AGREEMENT AND PLAN OF ACQUISITION AND EXCHANGE
APPENDIX B - DISSENTER AND APPRAISAL RIGHTS
APPENDIX C--CERTIFICATE OF INCORPORATION
         OF TRUSTCOMPANY BANCORP

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     The information disclosed in this document includes various forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to credit quality (including delinquency trends and the allowance for loan losses), corporate objectives, and other financial and business matters. The words "anticipates", "projects", "intends", "estimates", "expects", "believes", "plans", "may", "will", "should", "could", and other similar expressions are intended to identify these forward-looking statements. In addition, any statements we make that are not historical facts should be considered to be forward-looking statements. We caution that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from these forward-looking statements. Certain events may occur that could cause our actual results to be materially different than those described in this document. In addition to the factors disclosed elsewhere in this document, including under "Risk Factors," the following factors, among others, could cause our actual results to differ materially and adversely from such forward-looking statements:

     o    competition and pricing pressures on loan and deposit products;

     o changes in economic conditions nationally, regionally and in our markets;

     o    the extent and timing of actions of the Federal Reserve Board;

     o    changes in levels of market interest rates;

     o    clients' acceptance of our products and services;

     o    credit risks in our loan portfolio; and

     o the extent and timing of legislative and regulatory actions and reforms.

     The above-listed risk factors are not necessarily exhaustive, particularly as to possible future events, and new risk factors may emerge from time to time. The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies. We are not obligated to update and do not undertake to update any of our forward-looking statements made herein.

     We have not authorized anyone to give you any information or to make any representation about the proposed acquisition and exchange that differs from or adds to the information contained in this document. Therefore, if anyone gives you any different or additional information, you should not rely on it.

SUMMARY OF THE PROXY STATEMENT-PROSPECTUS

         This summary highlights selected information contained elsewhere in this proxy statement-prospectus. This summary does not contain all of the information that you should consider before deciding whether to approve the acquisition and exchange.

SPECIAL MEETING OF SHAREHOLDERS
---------------------------------------------------------------------------------------------------------------------
Time and Place of the Special Meeting              The Special  Meeting will be held on [________],  [_______],  2002 at 11:30 a.m.,  New York City time,  at the  Radisson  Suite Hotel
                                                   Meadowlands,  350 Route 3 West,  Mill Creek Drive,  Secaucus,  New
                                                   Jersey 07097.
---------------------------------------------------------------------------------------------------------------------
Purpose of the Special Meeting                     To consider and vote upon the acquisition and exchange agreement pursuant to which:

                                                       o   the bank will  become a  wholly-owned  subsidiary  of the
                                                           holding company; and

                                                       o    all of the outstanding shares of the bank's common
                                                            stock--other than shares held by shareholders
                                                            exercising dissenters' rights, if any--will be
                                                            converted into and exchanged for, on a one-for-one
                                                            basis, shares of the holding company's common stock.
---------------------------------------------------------------------------------------------------------------------
Record Date                                        Close of business on November 1, 2002

---------------------------------------------------------------------------------------------------------------------
Beneficial Ownership by Directors and              On August 1, 2002, the directors and executive officers of
Executive Officers                                 the bank beneficially owned in the aggregate 6,003,636
                                                   shares (32.7%) of our common stock.
---------------------------------------------------------------------------------------------------------------------
FORMATION OF THE HOLDING COMPANY
---------------------------------------------------------------------------------------------------------------------
Parties to the acquisition and exchange            The Trust Company of New Jersey and Trustcompany Bancorp.
agreement
---------------------------------------------------------------------------------------------------------------------
The Trust Company of New Jersey                    The bank is a New Jersey commercial bank. As of June 30, 2002, we had assets, deposits and stockholders' equity of $ 4.2 billion,
                                                   $3.3 billion and $245.7 million, respectively. Our address is 35
                                                   Journal Square, Jersey City, New Jersey 07306 and our telephone number is (201) 420-2500.
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Trustcompany Bancorp                               A newly-formed New Jersey corporation formed to be our holding company. The holding company currently has no operations. Its address is 35 Journal Square, Jersey City, New Jersey 07306 and
                                                   its phone number is (201) 420-2500.
---------------------------------------------------------------------------------------------------------------------
Reasons for the acquisition and exchange           We eliminated our holding company structure in 1993. Having operated both with and without a holding company, we believe that a holding company structure provides us with greater flexibility to meet our future competitive and financial needs. We believe that the acquisition and exchange will also increase our
                                                   flexibility with respect to potential expansion through mergers and acquisitions, which may be funded through equity offerings that could not be undertaken without a holding company. A holding company structure will also make it easier for us to repurchase shares.
---------------------------------------------------------------------------------------------------------------------
Description of the acquisition and exchange        Under the acquisition and exchange agreement, at the so-called
                                                   "effective time":

                                                       o    all of our outstanding shares of common stock--other
                                                            than shares held by shareholders exercising dissenters'
                                                            rights, if any--will be converted into and exchanged
                                                            for, on a one-for-one basis, shares of the holding
                                                            company's common stock; and

                                                       o    all of our outstanding stock options will become
                                                            options to purchase the same number of shares of the
                                                            holding company's common stock with the same terms,
                                                            conditions and exercise price as the corresponding bank
                                                            options.

                                                   We will become a wholly-owned subsidiary of the holding
                                                   company and will continue our current business and
                                                   operations as a state-chartered commercial bank. We have
                                                   attached a copy of the acquisition and exchange agreement to this proxy statement-prospectus as Appendix A and suggest
                                                   that you review it carefully.
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Management of the holding company                  At least at the outset, the same persons who serve as
                                                   members of our board of directors and as our executive
                                                   officers will serve in substantially the same capacities for the holding company. Over time, there may be some board
                                                   members or executives who do not serve in the same
                                                   capacities for both entities.
---------------------------------------------------------------------------------------------------------------------
Conditions and required regulatory approvals       In order to complete the acquisition and exchange, we must satisfy several significant conditions, including the
                                                   following:

                                                          o    the approval of the acquisition and exchange agreement
                                                               and the acquisition and exchange by the holders of at
                                                               least two-thirds of the outstanding shares of our
                                                               common stock;

                                                          o    receipt of the requisite approvals or non-objections of
                                                               the Commissioner of Banking and Insurance of the State
                                                               of New Jersey and the Federal Reserve Board and the
                                                               expiration of any required waiting or notice periods;

                                                          o    receipt of a favorable opinion from our tax counsel as
                                                               to the federal income tax consequences of the
                                                               acquisition and exchange; and

                                                          o    prior to the vote of the shareholders of the bank,
                                                               shareholders of the bank owning no more than a total of
                                                               100,000 shares of our common stock shall have filed
                                                               written notice of dissent.

                                                          We cannot assure you that these or other conditions will be satisfied.
----------------------------------------------------------------------------------------------------------------------





---------------------------------------------------------------------------------------------------------------------
Comparison of shareholder rights                   We have attached a copy of the holding company's certificate of incorporation as Appendix C to this proxy statement-prospectus.
                                                   The rights of the shareholders of the holding company will be determined by the holding company's certificate of incorporation, the holding company's by-laws and New Jersey law applicable to business corporations. Although the holding company's certificate of incorporation and by-laws and New Jersey business corporation law are similar in many respects to our charter and by-laws and applicable provisions of New Jersey banking law, certain
                                                   differences will exist following the acquisition and exchange between the rights of the shareholders of the holding company and the rights that those persons now have as shareholders of the bank. These differences will include such matters as limitations on the liability of directors, indemnification of directors, officers and employees, appraisal rights and anti-takeover protections. We have explained these differences more fully elsewhere in this proxy statement-prospectus.
---------------------------------------------------------------------------------------------------------------------
Anti-takeover effects                             The holding company's certificate of incorporation and
                                                  by-laws, and New Jersey law contain provisions that may be relevant to potential changes in control of the holding
                                                  company.
---------------------------------------------------------------------------------------------------------------------


-------------------------------------------------- -------------------------------------------------------------------
United States federal income tax                   The acquisition and exchange is conditioned, in part, upon
 consequences                                      our receipt of an opinion of our tax counsel to the effect, in general, that for United States federal income tax
                                                   purposes:

                                                        o    no gain or loss will be recognized by our shareholders
                                                             on the transfer of their shares of our stock to the
                                                             holding company solely in exchange for shares of the
                                                             holding company's stock;

                                                        o    no gain or loss will be recognized by the holding
                                                             company upon its receipt of shares of our stock in
                                                             exchange for shares of the holding company's stock;

                                                        o    the basis of the shares of holding company stock that
                                                             each of our shareholders will receive will be the same
                                                             as the basis of the shares of our stock exchanged in
                                                             the acquisition and exchange; and

                                                        o    the holding period of the shares of holding company
                                                             stock that will be received by each of our shareholders
                                                             will include the holding period of the bank stock
                                                             exchanged for such shares.

                                                   We urge you to consult your own tax advisor as to the
                                                   specific consequences of the acquisition and exchange to you under federal, state and any other applicable tax laws. We have explained the United States federal tax consequences
                                                   more fully in the section "Certain United States Federal
                                                   Income Tax Consequences" below.
---------------------------------------------------------------------------------------------------------------------
Accounting treatment                              The acquisition and exchange is expected to be characterized as and treated as if it were a "pooling of interests"
                                                  (rather than a "purchase") for financial reporting and
                                                  related purposes, with the result that the historical
                                                  accounts of the bank and the holding company will be
                                                  combined for all periods presented.

---------------------------------------------------------------------------------------------------------------------



---------------------------------------------------------------------------------------------------------------------
Regulation and supervision                         Upon completion of the acquisition and exchange, the holding company will be regulated by the Board of Governors of the
                                                   Federal Reserve System and the bank will continue to be
                                                   regulated by the New Jersey Department of Banking and
                                                   Insurance and the FDIC.
---------------------------------------------------------------------------------------------------------------------
Market for stock                                   Our common stock is currently traded on the NASDAQ-National
                                                   Market System under the symbol "TCNJ". Following the
                                                   acquisition and exchange, we expect that the holding
                                                   company's common stock will be traded on the NASDAQ-National
                                                   Market System under the symbol "TBWH".
---------------------------------------------------------------------------------------------------------------------
Effective date                                     The date on which the acquisition and exchange will be
                                                   consummated, referred to in this proxy statement-prospectus as the "Effective Date", will be the date when a certificate is filed with the Commissioner of Banking and Insurance of the State of New Jersey indicating that all of the
                                                   conditions to the acquisition and exchange have been
                                                   satisfied or waived.
---------------------------------------------------------------------------------------------------------------------
Rights of dissenting shareholders                  Holders of shares of our common stock are entitled to
                                                   dissent from the acquisition and exchange agreement and to receive in cash the fair value of their shares if they
                                                   follow certain statutory procedures. We have described those procedures in this proxy statement-prospectus under "General
                                                   Information - Rights of Dissenting Shareholders" and have
                                                   set forth a copy of those procedures in Appendix B annexed to the proxy statement-prospectus.
---------------------------------------------------------------------------------------------------------------------
Shareholder vote required                          Approval of the acquisition and exchange agreement and the acquisition and exchange will require the vote of the
                                                   holders of two-thirds of our outstanding shares entitled to vote thereon.
---------------------------------------------------------------------------------------------------------------------
Board recommendation                               OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
                                                   SHAREHOLDERS VOTE FOR THE ACQUISITION AND EXCHANGE AND THE
                                                   ACQUISITION AND EXCHANGE AGREEMENT.
---------------------------------------------------------------------------------------------------------------------


            QUESTIONS AND ANSWERS ABOUT THE ACQUISITION AND EXCHANGE

Q:   WHAT IS THE PURPOSE OF THE ACQUISITION AND EXCHANGE?

     A: The acquisition and exchange is the approach that we are following to create a bank holding company structure. When it is consummated, the shareholders of the bank will become the shareholders of the holding company and the bank will be a wholly-owned subsidiary of the holding company.

Q:   WHO HAS APPROVED THE ACQUISITION AND EXCHANGE?

     A: Thus far, only the boards of directors of the bank and the holding company have approved the acquisition and exchange.

Q:   WHO ELSE MUST APPROVE THE ACQUISITION AND EXCHANGE?

     A: The shareholders of the bank must approve the transaction. In addition, each of the Commissioner of Banking and Insurance of the State of New Jersey and the Federal Reserve Board must approve, or advise that it has no objection to, the acquisition and exchange.

Q: WHAT WILL HAPPEN TO MY BANK STOCK IF THE ACQUISITION AND EXCHANGE IS CONSUMMATED?

     A: Each share of the bank's common stock will automatically become a share of the holding company's common stock upon the closing of the transaction.

Q: HOW MANY SHARES OF THE HOLDING COMPANY'S COMMON STOCK WILL BE OUTSTANDING AFTER THE ACQUISITION AND EXCHANGE IS COMPLETED?

     A: Since the shares will be exchanged on a one-for-one basis, the number of shares of holding company common stock outstanding immediately after the acquisition and exchange is completed will be equal to the number of shares of bank common stock outstanding immediately prior to the completion of the acquisition and exchange, less the number of shares subject to dissenters' rights claims. Similarly, the number of holding company stock options outstanding immediately after the acquisition and exchange is completed will be equal to the number of bank stock options outstanding immediately prior to the completion of the acquisition and exchange. At June 30, 2002, we had 18,393,882 shares of common stock outstanding and had outstanding options covering 1,806,059 additional shares of common stock.

Q:   WILL I RECEIVE A NEW STOCK CERTIFICATE?

     A: Our shareholders will not be required to exchange their bank stock certificates for holding company stock certificates. Instead, each bank stock certificate will be deemed to be a holding company stock certificate. If you transfer any of your shares and receive back a new certificate, the new certificate will be a holding company certificate. Further, any shareholder that would prefer to have holding company stock certificates may obtain such certificates after the closing by transmitting bank certificates for transfer.

Q: WHAT IS THE DIFFERENCE TO ME BETWEEN BEING A BANK SHAREHOLDER AND BEING A HOLDING COMPANY SHAREHOLDER?

     A: The rights of the holding company's shareholders will be governed by the certificate of incorporation and by-laws of the holding company and the New Jersey Business Corporation Act. The rights of the bank's shareholders have been governed by the certificate of incorporation and by-laws of the bank and provisions of New Jersey banking law. We have described the differences in these two sets of rights under the caption "Certain Differences in Shareholder Rights".

Q:   WHAT SHOULD I DO IF I AM OPPOSED TO THE ACQUISITION AND EXCHANGE?

     A: You should vote against the acquisition and exchange at our special meeting. If you want to receive the cash value of your shares, you should follow the steps outlined in the proxy statement-prospectus with respect to "Dissenters' Rights". Appendix B to the proxy statement-prospectus contains a copy of the statute that sets forth the procedures that must be followed by a shareholder in order to perfect the shareholder's rights as a dissenting shareholder.

Q:   WHEN WILL THE ACQUISITION AND EXCHANGE BE COMPLETED?

     A: Once we obtain the necessary governmental and shareholder approvals, we should be able to complete the transaction. We expect that all steps can be completed before the end of this year.

Q: IF THE GOVERNMENTAL AND SHAREHOLDER APPROVALS ARE OBTAINED, ARE THERE ANY OTHER STEPS THAT MUST BE COMPLETED?

     A: If holders of more than 100,000 shares exercise dissenters' rights, we would not expect to proceed with the acquisition and exchange. We are unable to determine at this juncture whether it is likely that this threshold will be exceeded. We will also require a tax opinion from our counsel, which we do not expect will delay the transaction.

                                  RISK FACTORS

     You should consider carefully the following risk factors:

RISING INTEREST RATES MAY REDUCE OUR PROFITABILITY

     To be profitable, we have to earn more money in interest, dividends and fees than we pay as interest and other expenses. Of our loans, approximately 69% have interest rates that are fixed for the term of the loan. We originate loans with terms of up to 30 years, while approximately 41% of our deposit accounts consist of time deposit accounts with remaining terms to maturity of less than one year. If interest rates rise, the amount of interest we pay on deposits is likely to increase more quickly than the amount of interest we receive on our loans, mortgage-backed securities and investment securities. This would cause our profits to decrease. Rising interest rates may also reduce the value of our mortgage-backed securities and investment securities. For additional information on our exposure to interest rates, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset/Liability Management and Market Risk Disclosure."

STRONG COMPETITION WITHIN OUR MARKET AREA MAY REDUCE OUR CUSTOMER BASE

     Competition in the banking and financial services industry is intense. We have competed for customers by offering excellent service and competitive rates on our loans and deposit products. We compete with commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms. Some of these competitors have greater resources than we do and may offer services that we do not provide. Customers who seek "one stop shopping" may be drawn to some of these institutions. Our profitability depends upon our continued ability to successfully compete in our market area.

OUR LOAN PORTFOLIO MAY BE SUBJECT TO CREDIT RISK

     To meet the demands of our customers, we have emphasized the origination of commercial real estate loans, commercial and financial loans, installment loans, and residential real estate loans. Commercial real estate loans, commercial and financial loans, and installment loans are generally viewed as containing a higher degree of risk to the lender and, with the exception of installment loans, have higher principal balances than residential mortgage loans. Repayment of commercial real estate loans and commercial and financial loans may be dependent upon cash flow generated by the property or the borrower's business. Adverse changes in the economy may have a greater impact on these loans than other types of loans.

CERTAIN ANTI-TAKEOVER MECHANISMS AND MANAGEMENT'S VOTING CONTROL OVER THE HOLDING COMPANY MAY PREVENT TRANSACTIONS YOU WOULD SUPPORT

     Based on shareholdings as of August 1, 2002 of the bank's common stock, directors and officers of the holding company will own 32.7% of its outstanding common stock after the acquisition and exchange. As a result, they will be able to exert significant influence over the holding company and matters that require a shareholder vote. For more information, see "General Information - Security Ownership of Directors and Executive Officers". Also, the holding company's certificate of incorporation and by-laws, as well as provisions of New Jersey law, contain features that may make a takeover of the holding company more difficult. For more information, see "Certain Differences in Shareholder Rights - Certain Anti-Takeover Provisions."

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE BANK

     We have derived our selected consolidated financial and other data set forth below in part from our consolidated financial statements and the related notes appearing elsewhere in this proxy statement-prospectus.


                                      FOR THE SIX MONTHS ENDED
                                              JUNE 30,                          FOR THE YEARS ENDED DECEMBER 31,
                                    -------------------------    -------------------------------------------------------------------
                                         2002        2001           2001          2000         1999           1998         1997
                                    -----------   -----------    --------     -----------   -----------  ------------   ------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:

Interest income ................... $   114,292   $   121,651   $   237,689   $   247,422   $   208,987   $   172,280   $   171,154
Interest expense ..................      55,036        71,998       134,780       157,411       116,250        93,659        89,978
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net interest income ...............      59,256        49,653       102,909        90,011        92,737        78,621        81,176
Provision for loan losses .........         600           600         2,200         1,200         1,200         1,200         1,200
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net interest income after provision
  for loan losses .................      58,656        49,053       100,709        88,811        91,537        77,421        79,976
Other operating income ............      20,024        15,324        33,480        24,411        18,225        21,587        15,424
Other operating expenses ..........      46,368        37,513        85,570        86,023        66,688        56,211        53,656
Income before provision
  for income taxes ................      32,312        26,864        48,619        27,199        43,074        42,797        41,744
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
Provisions for income taxes .......       9,389         8,174        14,011         7,194        13,858        14,780        14,322
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net Income ........................ $    22,923   $    18,690   $    34,608   $    20,005   $    29,216   $    28,017   $    27,422
                                    ===========   ===========   ===========   ===========   ===========   ===========   ===========

COMMON SHARE DATA:

Weighted average shares (basic) ...  18,417,370    18,525,895    18,513,826    18,681,775    18,992,391    19,566,368    19,907,470
Weighted average shares (diluted) .  19,113,866    18,862,283    18,841,048    18,843,570    19,341,196    20,029,890    20,322,609
Net income (basic) ................ $      1.24   $      1.01   $      1.87   $      1.07   $      1.54   $      1.42   $      1.35
                                    ===========   ===========   ===========   ===========   ===========   ===========   ===========
Net income (diluted) .............. $      1.20   $      0.99   $      1.84   $      1.06   $      1.51   $      1.39   $      1.33
                                    ===========   ===========   ===========   ===========   ===========   ===========   ===========
Cash dividends per common share ... $      0.30   $      0.28   $      0.57   $      0.56   $      0.52   $      0.48   $      0.44
                                    ===========   ===========   ===========   ===========   ===========   ===========   ===========



                                   AT JUNE 30,                                      AT DECEMBER 31,
                                  -----------    -------------------------------------------------------------------
                                     2002           2001         2000         1999          1998           1997
                                  -----------    ---------    ----------    ----------    ---------     ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF CONDITION DATA:

Total assets ..................   $4,227,267    $4,063,015    $3,532,918    $3,433,482    $3,089,074    $2,726,876
Loans (net of unearned income)     1,866,784     1,806,887     1,601,143     1,523,786     1,187,325     1,226,437
Investment securities .........    1,796,674     1,732,207     1,608,748     1,636,120     1,534,191     1,115,284
Deposits ......................    3,312,573     3,075,934     2,708,807     2,691,583     2,537,395     2,316,227
Stockholders' equity ..........      245,704       216,010       188,340       164,010       189,418       193,529
Book Value per common share ...        13.36         11.72         10.17          8.71          9.84          9.52

OTHER DATA:

Number of deposit accounts ....      256,978       244,979       240,020       229,503       215,920       204,824
Offices in bank buildings .....           48            48            47            46            44            43
Supermarket branches ..........           47            38            26            15             6          --

CAPITAL RATIOS:

Leverage ratio ................         5.73%         5.71%         5.55%         5.62%         6.91%         7.66%
Tier 1 capital to risk-weighted
 assets .......................        10.32         10.19          9.67          9.95         10.56         14.37
Total capital to risk-weighted
 assets .......................        10.75         10.64         10.08         10.38         11.05         15.04




                                                          AT OR FOR THE SIX
                                                         MONTHS ENDED JUNE 30,      AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                       --------------------------   ------------------------------------
                                                         2002     2001      2001      2000      1999     1998      1997
                                                       -------   -------   ------    ------    ------    ------   ------
SELECTED FINANCIAL RATIOS:

PERFORMANCE RATIOS:

Return on average assets (1) ....................        1.33%     1.23%     0.93%     0.55%     0.92%    1.08%    1.12%
Return on average equity (2) ....................       24.01     22.33     16.56     12.36     16.83    14.94    15.04
Equity-to-assets (3) ............................        5.51      5.40      5.61      4.47      5.45     7.21     7.42
Net interest margin (4) .........................        3.29      3.04      3.12      2.76      3.21     3.41     3.66
Dividend payout ratio (5) .......................       24.19     27.72     30.48     52.34     33.77    33.80    32.59
ASSETS QUALITY RATIOS:
Non-performing assets to total assets (6) .......        0.44      0.58      0.47      0.60      0.72     0.94     1.27
Non performing loans to total loans (7) .........        0.33      0.34      0.31      0.32      0.43     0.90     0.79
Allowance for loan losses to total loans ........        0.53      0.48      0.54      0.53      0.56     0.74     0.73
Allowance for loan losses to non-performing loans      158.06    141.40    173.44    165.83    128.74    82.11    92.40
Net loan charge-offs to average loans (8) .......        0.05      0.06      0.05      0.07      0.11     0.12     0.39

---------------

(1) Net income divided by average total assets; annualized for the interim periods.

(2) Net income divided by average total equity; annualized for the interim periods.

(3)  Total average equity divided by average assets.

(4) Calculation of net interest margin is based upon net interest income before provision for loan losses divided by average interest-earning assets; annualized for the interim periods.

(5)  Dividends per share divided by net income per share.

(6) Non-performing assets consist of non-accrual loans and property acquired in settlement of loans.

(7)  Calculated net of unearned discounts.

(8)  Annualized for the interim periods.

                               GENERAL INFORMATION

GENERAL

     This proxy statement-prospectus is being furnished to our shareholders in connection with the solicitation of proxies by the board of directors of the bank to be used at the special meeting of shareholders to be held on [_______], [______], 2002, at 11:30 a.m. New York City time, at the Radisson Suite Hotel Meadowlands, 350 Route 3 West, Mill Creek Drive, Secaucus, New Jersey 07097, and at any adjournment or postponement of that meeting.

PLEASE PROMPTLY SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD TO US IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ACQUISITION AND EXCHANGE.

RECORD DATE AND VOTING

     Our board of directors has fixed the close of business on November 1, 2002 as the record date for determining the holders of our stock entitled to receive notice of and to vote at the special meeting. Only holders of record of our stock at the close of business on that date will be entitled to vote at the special meeting and at any adjournment or postponement of that meeting. At the close of business on November 1, 2002, there were [_______] shares of our common stock outstanding.

     Each holder of shares of our common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the special meeting and at any adjournment or postponement of that meeting. In order for us to satisfy our quorum requirements, the holders of at least a majority of the total number of outstanding shares of our common stock entitled to vote at the special meeting must be present. You will be deemed to be present if you attend the special meeting or if you submit a proxy card that is received at or prior to the special meeting.

     If your proxy card is properly executed and received by us in time to be voted at the special meeting, the shares represented by your proxy card will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide us with any instructions, your shares will be voted FOR the acquisition and exchange and the acquisition and exchange agreement.

     The only matter that we expect to be presented at the special meeting is the approval of the acquisition and exchange and acquisition and exchange agreement. If any other matters properly come before the special meeting, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters in the manner determined by a majority of the members of our board of directors.

VOTE REQUIRED

     Approval of the acquisition and exchange and acquisition and exchange agreement requires the approval of the holders of two-thirds of the outstanding shares of our common stock. Shares as to which the "abstain" box is selected on a proxy card will be counted as present for purposes of determining whether a quorum is present. THE REQUIRED VOTE OF OUR SHAREHOLDERS ON THE ACQUISITION AND EXCHANGE AND ACQUISITION AND EXCHANGE AGREEMENT IS BASED UPON THE NUMBER OF OUTSTANDING SHARES OF OUR COMMON STOCK, AND NOT THE NUMBER OF THOSE SHARES THAT ARE ACTUALLY VOTED. ACCORDINGLY, THE FAILURE TO SUBMIT A PROXY CARD OR TO VOTE IN PERSON AT THE ANNUAL MEETING OR THE ABSTENTION FROM VOTING BY OUR SHAREHOLDERS WILL HAVE THE SAME EFFECT AS A "NO" VOTE WITH RESPECT TO THE ACQUISITION AND EXCHANGE. BROKER NON-VOTES WILL NOT BE COUNTED AS HAVING BEEN VOTED IN PERSON OR BY PROXY AT THE ANNUAL MEETING AND WILL HAVE THE SAME EFFECT AS A "NO" VOTE.

RIGHTS OF DISSENTING SHAREHOLDERS

     Any of our shareholders has the right to demand a cash payment from us in an amount equal to the fair or appraised value of his or her shares of our common stock upon compliance with Section 17:9A-360 to 17:9A-369 of the New Jersey Statutes Annotated. We have annexed a copy of those statutes as Appendix B to this proxy statement-prospectus.

     In order to preserve your right to exercise this right, you:

          o may not vote in favor of the acquisition and exchange and acquisition and exchange agreement at the special meeting; and

          o you must file with us, before or at the special meeting, but before our shareholders vote on the proposal, a written demand of payment for your shares of our stock if the acquisition and exchange and acquisition and exchange agreement are approved.

     If the acquisition and exchange and acquisition and exchange agreement are approved by our shareholders at the special meeting, we will notify each shareholder who has filed a written demand and has not voted in favor of the acquisition and exchange and acquisition and exchange agreement of the approval within ten days after the acquisition and exchange is completed. Within 20 days after the mailing of such notice, any shareholder entitled to such notice may make a written demand for the payment of the fair value of his or her shares. You may not dissent as to less than all of the shares of our common stock that you own of record. Upon filing such written demand, a dissenting shareholder will cease to have the rights of a shareholder to receive dividends or to vote, except for dividends or other distributions payable to, or a vote to be taken by, shareholders of record at a date prior to the effective date of the acquisition and exchange. Withdrawal of any written demand may be made at any time with the consent of the bank. Upon withdrawal of any such written demand, or if the acquisition and exchange is not consummated, the dissenting shareholder will not have a right to receive a cash payment from us but will instead be reinstated with all the rights of a shareholder of the bank.

     Within 20 days after demanding payment for his shares, a dissenting shareholder must submit the certificates representing his or her shares of our common stock to Continental Stock Transfer & Trust Co., our transfer agent. We will direct Continental Stock Transfer & Trust Co. to place a legend on such certificates indicating that a written demand has been filed and to return such legended certificates to the shareholder. The rights of a dissenting shareholder to be paid for his or her shares will terminate if he does not submit his certificate in this manner (unless a court determines there was good and sufficient cause).

     Within the later of ten days after the effective date of the acquisition and exchange or ten days after the expiration of the period within which shareholders may make written demand for the fair value of their shares, we will give written notice of the effective date of the acquisition and exchange and make a written offer to all dissenting shareholders to pay a specified amount, which we consider to be a fair amount, for the shares of our stock held by the dissenting shareholders. If, within 30 days of the effective date of the acquisition and exchange, we and any dissenting shareholder agree on the price to be paid for the dissenting shareholder's stock, the agreed upon payment will be made upon the surrender of the applicable stock certificates.

     If we and any dissenting shareholder cannot agree on the price to be paid within the specified period, then the dissenting shareholder may file a petition with the Superior Court demanding a determination of the fair value of the shares. If the required petition is not filed within 30 days of the 30 day negotiation period, the dissenting shareholder will lose all dissenters' rights. It is possible that the exercise by a shareholder of his or her rights as a dissenting shareholder may cause such person to incur some personal expense.

     We will have the right to terminate the acquisition and exchange agreement in the event that holders of more than 100,000 shares of our common stock exercise their right to dissent.

REVOCABILITY OF PROXIES

     The presence of a shareholder at the special meeting will not automatically revoke that shareholder's proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by:

          o delivering to our Secretary a written notice of revocation prior to the special meeting;

          o delivering to our Secretary, prior to the special meeting, a duly executed proxy bearing a later date; or

          o attending the special meeting, filing a written notice of revocation with the secretary of the meeting, and voting in person.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, our directors, officers and employees may solicit proxies for the special meeting from our shareholders personally or by telephone or telegram without additional remuneration for soliciting such proxies. We will also provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The only persons who own of record, or who are known by us to own beneficially, more than 5% of our outstanding common stock are Siggi B. Wilzig and Alan J. Wilzig. Their holdings, as of August 1, 2002, were as follows:



    NAME AND ADDRESS               NUMBER OF SHARES
   OF BENEFICIAL OWNER            OWNED BENEFICIALLY         PERCENT OF CLASS
   -------------------            ------------------         ----------------
Siggi B. Wilzig                       3,776,334(a)                20.49%
35 Journal Square
Jersey City, NJ 07306

Alan J. Wilzig                          963,821(a)                 5.24%
35 Journal Square
Jersey City, NJ 07306

---------

(a) See footnote (b) under "Security Ownership of Directors and Executive Officers."

Alan J. Wilzig is the owner of the one outstanding share of the holding company's common stock, which will be all of the outstanding stock until the consummation of the acquisition and exchange.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information as of August 1, 2002* regarding the ownership of our common stock by each director, by each person named in the Summary Compensation Table below** and by all directors and executive officers as a group. Titles are titles with the bank.


                                                                COMMON STOCK OF THE BANK
                                                              ---------------------------
                                                                 AMOUNT OWNED     PERCENT
                                                              BENEFICIALLY AS OF     OF
NAME AND POSITION                                                8/1/2002(A)       CLASS
-----------------                                             ------------------  -------
Siggi B. Wilzig ............................................   3,776,334(b)      20.49%
     Director, Chairman of the Board, and Advisor
     to the President and the Chief Executive Officer
Alan J. Wilzig .............................................     963,821(b)       5.24%
     Director, Senior Vice Chairman of the Board,
     President and Chief Executive Officer
Donald R. Brenner ..........................................     619,461(b)(c)    3.37%
     Director and Vice Chairman
Lawrence R. Codey ..........................................      14,000(b)      ***
     Director
Richard W. Kanter ..........................................     335,000(b)(d)    1.82%
     Director
Dr. Martin  J. Kaplitt .....................................      51,500(b)(e)   ***
     Director
Mark Kutsher ...............................................      12,500(b)      ***
     Director
Dr. Jerome Quint ...........................................      31,400(b)      ***
     Director
Marion Wiesel ..............................................      60,000(b)(f)   ***
     Director
Raymond Catlaw .............................................      49,258(b)      ***
     Director and Executive Vice President
Peter J. O'Brien ...........................................      34,962(b)(g)   ***
     Director and Executive Vice President, Treasurer
     and Secretary
Michael A. Marinelli .......................................      32,700(b)      ***
     Executive Vice President and Chief Financial Officer
All directors and executive officers as a group (14 persons)   6,003,636         32.66


----------

* As of August 1, 2002, there were 18,384,382 shares of the bank's common stock outstanding.

** John Seelinger has not been included in this table because he is no longer employed by the bank.

*** Represents less than one percent of the bank's outstanding common stock.

(a) The shares are owned directly and beneficially, and the holders have sole voting and investment power, except as otherwise noted. The amounts do not include shares held by adult children, as to which beneficial ownership is disclaimed.

(b) Includes shares which may be acquired within 60 days (through September 29, 2002) under outstanding stock options as follows: Mr. Siggi B. Wilzig--202,400 shares; Mr. Alan J. Wilzig--77,400 shares; Mr. Catlaw--25,700 shares; Mr. O'Brien--26,700 shares; Mr. Marinelli--32,700 shares; Mr. Brenner--10,000 shares; Mr. Codey--10,000 shares; Mr. Kanter--10,000 shares; Dr. Kaplitt--10,000 shares; Mr. Kutsher--10,000 shares; Dr. Quint--10,000 shares; Ms. Wiesel--10,000 shares; all Directors and executive officers as a group 14 persons)--454,050 shares.

(c) Includes 90,000 shares held by Mr. Brenner's wife, 30,236 shares held by children who live with Mr. Brenner, 3,900 shares owned by a family foundation for which Mr. Brenner serves as a trustee, 286,902 shares held in trust for members of Mr. Brenner's family and for which Mr. Brenner serves as co-trustee with the bank, 35,000 shares held in trust for family members for which Mr. Brenner serves as co-trustee with other family members and 19,200 shares held in a separate IRA account. Mr. Brenner disclaims beneficial ownership of these shares, except to the extent of his interest in the IRA account.

(d) Includes 201,198 shares owned by companies in which Mr. Kanter has a controlling interest and 123,808 shares held in trust for Mr. Kanter's wife and for which Mr. Kanter is a co-trustee.

(e)  Includes 29,000 shares held jointly with spouse.

(f)  Includes 25,000 shares held jointly with spouse.

(g)  Includes 4,900 shares held jointly with spouse.

                        FORMATION OF THE HOLDING COMPANY

     The bank and the holding company entered into the acquisition and exchange agreement as of September 25, 2002. Under that agreement:

          o the holding company will become a bank holding company with the bank as its wholly-owned subsidiary; and

          o all of the outstanding shares of our common stock--other than shares held by shareholders exercising dissenters' rights, if any--will be converted into and exchanged for, on a one-for-one basis, shares of the holding company's common stock.

     The holding company is a newly-formed New Jersey business corporation that was organized by us for the purpose of effecting the acquisition and exchange and, accordingly, has no operating history. After the effective date of the acquisition and exchange, the bank will continue its existing business and operations as a wholly-owned subsidiary of the holding company. The consolidated assets, liabilities and shareholders' equity of the holding company immediately following the effective date will be the same as the bank's consolidated assets, liabilities and shareholders' equity immediately prior to the effective date. The board of the holding company is, and upon the effective date will continue to be, comprised of the members of the bank's board. Similarly, the officers of the holding company are, and upon the effective date will continue to be, certain of the bank's officers. Our deposit accounts will continue to be insured by the FDIC. Our corporate existence will not be affected by the acquisition and exchange, except that all of our outstanding shares of stock - other than shares held by shareholders exercising dissenters' rights, if any - will be owned by the holding company. Our shareholders prior to the effective date who do not exercise dissenters' rights will, in turn, own all of the outstanding shares of the holding company's stock upon consummation of the acquisition and exchange.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ACQUISITION AND EXCHANGE AND ACQUISITION AND EXCHANGE AGREEMENT.

                     PARTIES TO THE ACQUISITION AND EXCHANGE

THE TRUST COMPANY OF NEW JERSEY

     The bank was formed as a New Jersey commercial bank in 1899. At June 30, 2002, we operated 95 branch offices, including 47 offices located within supermarkets. At that date, we had consolidated assets, deposits and stockholders' equity of $4.2 billion, $3.3 billion and $245.7 million, respectively. The bank's executive office is located at 35 Journal Square, Jersey City, New Jersey, 07306 and its telephone number is (201) 420-2500.

TRUSTCOMPANY BANCORP

     We organized the holding company in July 2002, at the direction of our board, to become a bank holding company with the bank as its wholly-owned subsidiary. Upon the approval of the Federal Reserve to permit the holding company to become a bank holding company, the holding company will be subject to regulation by the Federal Reserve. Upon consummation of the acquisition and exchange, the holding company will have no significant assets other than the shares of the bank's common stock acquired in the acquisition and exchange, and will have no significant liabilities. We have described the management of the holding company under "Management of the Holding Company." Initially, the holding company will neither own nor lease any property, but will instead use our premises, equipment and furniture. At the present time, the holding company does not intend to employ any persons other than certain executive officers, but will utilize our support staff from time to time. The holding company will hire additional employees as appropriate, to the extent that the holding company expands its business in the future. The holding company's executive office is located at 35 Journal Square, Jersey City, New Jersey, 07306 and its telephone number is (201) 420-2500.

                   DESCRIPTION OF THE ACQUISITION AND EXCHANGE

     The following description of the acquisition and exchange is qualified by reference to the agreement and plan of acquisition and exchange which is annexed to this proxy statement-prospectus as Appendix A and incorporated by reference into this proxy statement-prospectus.

REASONS FOR THE ACQUISITION AND EXCHANGE

     Our board believes that a holding company structure will provide greater flexibility to meet our future competitive and financial needs. As a bank holding company, the holding company will not be subject to the same regulatory restrictions as are imposed on us and will be able to engage in a broader range of business activities than are currently permissible for state-chartered commercial banks. See "Regulation and Supervision--Federal Bank Holding Company Regulation." In addition, the holding company may make certain investments, including certain equity investments, which the bank is not permitted to make. The holding company will have greater flexibility in the management of its corporate affairs than we currently have, including the right to repurchase its stock in response to hostile takeover attempts and in other circumstances as deemed appropriate by its board of directors without regulatory involvement. Any such repurchases would be subject to applicable law. See "Certain Differences in Shareholder Rights" for a comparison of anti-takeover provisions and other shareholder rights contained in our organizational documents and the holding company's organizational documents.

     Our board also believes that the acquisition and exchange will increase flexibility with respect to potential expansion through mergers and acquisitions. As a bank holding company, the holding company will be able to acquire other banks through the issuance of its stock in exchange for the stock of such other banks, or by a merger of a bank subsidiary with such other banks. There are currently no agreements or understandings with respect to any such mergers or acquisitions. Our board also believes that a holding company structure provides greater flexibility for capital raising transactions than operating the bank on a stand-alone basis, whether to raise capital for acquisitions or for working capital.

     We previously had a bank holding company structure that we eliminated in 1993. At that time, we did not believe that we would benefit from the flexibility associated with a bank holding company. Since that time, the banking industry, particularly in New Jersey, has consolidated at a significant rate, so that now many of our largest competitors are subsidiaries of national and international banking organizations. In addition, since that time, reforms of regulatory provisions have expanded substantially the functions that subsidiaries of bank holding companies are permitted to perform. We believe that these changes in the banking environment further justify our decision to again pursue a holding company structure.

DESCRIPTION OF THE ACQUISITION AND EXCHANGE

     We will accomplish the acquisition and exchange through the following steps:

     o The holding company has been incorporated as a New Jersey business corporation. The primary purpose of the holding company is to become the holding company for The Trust Company of New Jersey.

     o As part of the acquisition and exchange, all of the bank shares outstanding prior to the transaction--other than shares held by shareholders exercising dissenters' rights, if any--will be converted into and exchanged for, on a one-for-one basis, shares of the holding company's stock, with the result that our shareholders will become the sole shareholders of the holding company and the bank will become a wholly-owned subsidiary of the holding company.

     o All shares acquired by us as a result of the exercise of dissenters' rights will be cancelled upon receipt.

     We expect to make an initial cash infusion into the holding company in the amount of $100,000. Shortly after we consummate the acquisition and exchange, we expect to make a capital distribution of $5.0 million to the holding company, which may be used by the holding company after the acquisition and exchange to conduct the activities described in "--Reasons for the Acquisition and Exchange" as well as to fund any cash dividends that may be declared. See "Dividend Policy."

EFFECTIVE DATE

     The effective date will occur after the conditions to the transaction are satisfied and we file a certificate with the Commissioner of Banking of the State of New Jersey.

CONDITIONS TO THE ACQUISITION AND EXCHANGE

     The acquisition and exchange agreement provides that the obligations of each of the parties to consummate the acquisition and exchange are subject to the satisfaction of the following conditions:

          o the approval of the acquisition and exchange and the acquisition and exchange agreement by an affirmative vote of the holders of at least two-thirds of the outstanding shares of the bank's common stock;

          o the approval by the Commissioner of Banking of the State of New Jersey of the acquisition and exchange agreement and the transactions contemplated therein, including the acquisition by the holding company of all of the issued and outstanding shares of our common stock--other than shares held by shareholders exercising dissenters' rights, if any;

          o the approval of, or non-objection by, the Federal Reserve with respect to the acquisition and exchange;

          o the receipt of a favorable opinion of counsel as to the federal income tax consequences of the acquisition and exchange;

          o prior to the vote of the shareholders of the bank, shareholders of the bank owning no more than a total of 100,000 shares of the bank's common stock shall have filed written notice of dissent; and

          o the receipt of all other consents and approvals and the satisfaction of all other requirements necessary in order to consummate the acquisition and exchange.

AMENDMENT AND TERMINATION

     The acquisition and exchange agreement may be amended by the parties in whole or in part at any time prior to the effective date, whether before or after approval by our shareholders, to the extent authorized by applicable law.

     The acquisition and exchange agreement may be terminated at any time prior to the effective date - whether before or after approval by shareholders - in the following instances:

          o if any action, suit, proceeding or claim is commenced or threatened relating to the proposed transaction which will make consummation of the acquisition and exchange inadvisable or impracticable in the sole discretion of our board of directors;

          o if any action, consent or approval, governmental or otherwise, which is or may be necessary to consummate the transaction, is not obtained by November 30, 2002;

          o if the acquisition and exchange is not consummated by December 31, 2002; or

          o for any other reason consummation of the acquisition and exchange is inadvisable in the opinion of the board of directors of the bank.

EXCHANGE OF STOCK CERTIFICATES

     In connection with the exchange of our stock for the holding company's stock, it will NOT be necessary for our shareholders to exchange their certificates for certificates representing shares of the holding company's stock. On the effective date, our non-dissenting shareholders will automatically become shareholders of the holding company and each outstanding certificate representing shares of our common stock will automatically represent, and will be deemed for all purposes to evidence ownership of, the same number of shares of the holding company's common stock.

     After the effective date, as currently outstanding certificates of the bank's stock are presented for transfer, or, upon the request of any holder of such certificates, the registrar and transfer agent for our stock and the holding company's stock will issue new stock certificates representing the same number of shares of holding company stock as were represented by the surrendered certificate. Upon surrender, each certificate representing bank stock will be cancelled. After the effective date, we will not register transfers of shares of our stock on our books.

     If any certificate representing shares of holding company stock is to be issued in a name other than that in which the certificate of bank stock surrendered in exchange therefor is registered, the certificate surrendered in exchange must be properly endorsed and otherwise in proper form for transfer. The person requesting such transfer will be required to either:

          o pay to our transfer agent any transfer or other tax required by reason of the issuance of the new certificate; or

          o establish to the satisfaction of our transfer agent that such tax has been paid or is not payable.

EFFECT OF THE ACQUISITION AND EXCHANGE ON EMPLOYEE BENEFIT PLANS

     On the effective date of the acquisition and exchange, our stock option plans will be assumed by the holding company. Stock options to purchase shares of our common stock granted under our plans and outstanding prior to the acquisition and exchange will automatically become options to purchase the same number of shares of the holding company's common stock upon identical terms and conditions and for an identical price. Similarly, stock appreciation rights with respect to shares of our common stock granted under our plans, if any, will automatically become stock appreciation rights with respect to shares of the holding company's common stock. The holding company will assume all of our obligations with respect to such outstanding options and stock appreciation rights. Any shares of our stock reserved for future issuance under our plans will automatically be converted into an equal number of shares of the holding company's shares and will be reserved for issuance under the respective plans.

     The acquisition and exchange will not trigger any change in control provisions contained in any of the employment agreements with our officers or in any of our other benefit plans. All of our other employee benefit plans will be unchanged by the acquisition and exchange. See "Management of the Bank--Compensation and Employee Benefit Plans."

               DESCRIPTION OF THE HOLDING COMPANY'S CAPITAL STOCK

GENERAL

     The holding company's certificate of incorporation authorizes the issuance of 72,000,000 shares of common stock, par value $2.00 per share, and 8,000,000 shares of preferred stock, par value $2.00 per share. There is currently no established public trading market for the holding company's capital stock.

     There is one share of the holding company's common stock currently outstanding, which is owned by Alan J. Wilzig. In the future, the authorized but unissued and unreserved shares of the holding company's capital stock will be available for issuance for general corporate purposes, including, but not limited to, possible issuance as stock dividends or stock splits, future mergers or acquisitions, or future private placements or public offerings. The holding company's board may divide, and cause the issuance of, one or more series of the authorized shares of the holding company's preferred stock, fix the number of shares constituting any such new series, and fix the dividend rate, terms, conditions, conversion and exchange rights, redemption rights (including sinking fund provisions), liquidation preferences and voting rights, if any, of any such new series.

COMMON STOCK

     General. Each share of the holding company's common stock has the same relative rights as, and is identical in all respects to, each other share of the holding company's common stock. Until such time as preferred stock is issued, if ever, the holders of shares of the holding company's common stock will possess all rights, including exclusive voting rights, pertaining to the capital stock of the holding company. The relative rights of shares of the holding company's common stock do not materially differ from the relative rights of shares of the bank's common stock.

     Dividend Rights. The holders of the holding company's common stock will be entitled to dividends when, as and if declared by the holding company's board out of funds legally available therefor. The payment of dividends by the holding company will depend on the holding company's net income, financial condition, regulatory requirements and other factors, including the results of operations. See "Dividend Policy" for restrictions on the payment of dividends on the common stock of the holding company.

     Voting Rights. Each share of the holding company's common stock will entitle the holder of such share to one vote on all matters upon which shareholders have the right to vote. In addition, the holding company's board is classified so that approximately one-third of the directors will be elected each year. Shareholders of the holding company will not be entitled to cumulate their votes for the election of directors. See "Certain Differences in Shareholder Rights--Certain Anti-Takeover Provisions."

     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the holding company, the holders of shares of the holding company's common stock will be entitled to receive, after payment of all debts and liabilities of the holding company and subject to the prior or participating rights, if any, of holders of shares of the holding company's preferred stock, all remaining assets of the holding company available for distribution in cash or in kind. In the event of any liquidation, dissolution or winding up of the bank, the holding company, as the holder of all shares of our stock, would be entitled to receive, after payment of all of the bank's liabilities (including all deposits and accrued interest thereon), all remaining assets of the bank available for distribution in cash or in kind.

     Preemptive Rights; Redemption. Holders of shares of the holding company's common stock will not be entitled to preemptive rights or any other right to subscribe with respect to any shares that may be issued. The holding company's common stock is not subject to call or redemption.

PREFERRED STOCK

     No preferred stock of the holding company is being issued in connection with the acquisition and exchange and the holding company's board has no present plan or intention to issue any preferred stock. However, the holding company's board may, without action of the shareholders, issue shares of preferred stock from time to time in one or more series with distinctive serial designations, preferences, limitations and other rights.

     The holding company's board is authorized to determine, among other things, with respect to each series of preferred stock which may be issued:

          o the dividend rate, conditions of payment of dividends, dividend preferences, if any, and whether dividends would be cumulative and, if so, the date from which dividends on such series would accumulate;

          o whether, and upon what terms, such series would be redeemable and, if so, the redemption price and terms and conditions of redemption;

          o the preference, if any, to which such series would be entitled in the event of voluntary or involuntary liquidation, dissolution or winding up of the holding company;

          o whether or not a sinking fund would be provided for the redemption of such series and, if so, the terms and conditions thereof;

          o whether, and upon what terms, such series would be convertible into or exchangeable for shares of any other class of capital stock or other series of preferred stock; and

          o whether, and to what extent, the holders of such series would enjoy voting rights, if any, in addition to those prescribed by law.

     With regard to dividends, redemption and liquidation preference, any particular series of preferred stock may rank junior to, on a parity with or senior to any other series of the holding company's preferred stock.

     It is not possible to state the actual effect of the authorization of preferred stock upon the rights of holders of the holding company's common stock, until the holding company's board determines the specific rights of the holders of a series of the holding company's preferred stock. However, such effects might include:

          o restrictions on dividends on the holding company's common stock if dividends on the preferred stock have not been paid;

          o dilution of the voting power of the holding company's common stock to the extent that the holding company's preferred stock has voting rights;

          o dilution of the equity interest of the holding company's common stock to the extent that preferred stock is converted into the holding company's common stock; or

          o the holding company's common stock not being entitled to share in the holding company's assets upon liquidation until satisfaction of any liquidation preference granted the holders of preferred stock.

     Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting stock. Accordingly, the issuance of preferred stock may be used as an "anti-takeover" device without further action on the part of the shareholders of the holding company.

ANTI-TAKEOVER PROVISIONS

     See "Certain Differences in Shareholder Rights--Certain Anti-Takeover Provisions" for a description of certain provisions contained in the holding company's certificate of incorporation and by-laws and under New Jersey law that might have the effect of delaying, deferring or preventing a change in control of the holding company.

                     DESCRIPTION OF THE BANK'S CAPITAL STOCK

GENERAL

     Our certificate of incorporation authorize the issuance of up to 72,000,000 shares of common stock, par value $2.00 per share, and 60,000 shares of 9.75 Percent Cumulative Preferred Stock, par value $100 per share.

COMMON STOCK

     Under our certificate of incorporation, each holder of shares of our common stock is entitled to one vote per share on all matters requiring shareholder action and to participate equally--subject to any preference which any holder of preferred stock may have--with the other holders of our common stock in any dividends, when, as and if declared by our board from funds legally available therefor. See "Dividend Policy." Subject to the right of the 9.75 Percent Cumulative Preferred Stock, each share of our common stock is entitled to equal rights in the event of liquidation. Our shareholders do not have the right to cumulate their votes for the election of directors.

     The holders of our common stock do not have preemptive or other rights to subscribe for additional shares of any class of capital stock. Without preemptive rights, a shareholder's ownership position is subject to dilution if and when we issue additional shares of capital stock. Our common stock is not redeemable.

PREFERRED STOCK

     Under our certificate of incorporation, each holder of our 9.75 Percent Cumulative Preferred Stock is entitled to one vote per share on all matters presented to the shareholders as one class and to cumulative dividends, payable in equal quarterly installments, of 9.75% of the par value of $100 per share. In the event of a liquidation, the holders of the 9.75 Percent Cumulative Preferred Stock have a priority over common shareholders to the extent of the par value of $100 per share plus accumulated but unpaid dividends.

     No preferred stock will be issued in connection with the plan of acquisition and exchange and currently we do not have any preferred stock outstanding. Our board has no present plan or intention to issue any shares of preferred stock.

                    CERTAIN DIFFERENCES IN SHAREHOLDER RIGHTS

GENERAL

     The rights of the holders of our common stock are currently governed by New Jersey banking laws and by our certificate of incorporation and by-laws. The rights of the holders of the holding company's common stock will be governed by the New Jersey Business Corporation Act, which we refer to in this proxy statement-prospectus as the "Business Corporation Act", by the holding company's certificate of incorporation and by-laws, and by the applicable regulations of the Securities and Exchange Commission. Certain differences in shareholder rights arise from this change of governing law. We have summarized the material differences below. This discussion is qualified in its entirety by reference to the New Jersey banking laws, the Business Corporation Act, each of which may change from time to time, and the holding company's certificate of incorporation, a copy of which is attached to this proxy statement--prospectus as Appendix C, which may also change from time to time. If the acquisition and exchange is not consummated, any action affecting the rights of our shareholders, including any change in control, will continue to be subject to New Jersey banking laws and to our certificate of incorporation and by-laws. For a description of the holding company's common stock, see "Description of the Holding Company's Capital Stock--Common Stock." For a description of provisions contained in the holding company's certificate of incorporation and by-laws that may be deemed to have an anti-takeover effect, see "--Certain Anti-Takeover Provisions."

PAYMENT OF DIVIDENDS

     The New Jersey banking laws provide that a New Jersey state chartered bank may declare and pay dividends on its outstanding stock so long as, following the payment of such dividend, the capital stock of the bank will be unimpaired and the bank will have a surplus of not less than 50% of its capital stock or, if not, the payment of such dividend will not reduce the surplus of the bank. Unless there are other restrictions contained in its certificate of incorporation (and the holding company's certificate presently contains no such restrictions), the Business Corporation Act generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment. Although the holding company's ability to pay dividends is not subject to the restrictions imposed upon the bank, such restrictions will indirectly affect the holding company because dividends from the bank will be a primary source of the holding company's funds for the payment of dividends to shareholders of the holding company. For a description of the regulatory restrictions on dividend payments by the bank and the holding company, see "Regulation and Supervision--New Jersey Banking Regulation--Dividends", "Regulation and Supervision--Federal Banking Regulation--Prompt Corrective Action" and "Regulation and Supervision--Federal Bank Holding Company Regulation--Capital; Dividends; Share Repurchases; Source of Strength."

RIGHTS OF ISSUER TO REPURCHASE STOCK

     We may repurchase our stock, but only with the prior approval of the Commissioner of Banking and Insurance of the State of New Jersey. Under the Business Corporation Act, no prior approval is required and, therefore, the holding company will be allowed to purchase its own stock in the open market subject to applicable law and the availability of funds therefor. The Federal Reserve Board, however, is required to receive written notice when a bank holding company purchases or redeems its outstanding equity securities if the holding company does not meet certain conditions. See "Regulation and Supervision--Federal Bank Holding Company Regulation--Capital; Dividends; Share Repurchase; Source of Strength" for a description of the restrictions on the repurchase by the holding company of its stock. The holding company may consider repurchases of its stock in the future.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

     The holding company's certificate of incorporation contains provisions that eliminate the personal liability of directors and officers to the holding company or to its shareholders for monetary damages for breach of fiduciary duty, except to the extent such limitation is not permitted by the Business Corporation Act. The Business Corporation Act provides that such a provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. The provisions in the holding company's certificate of incorporation apply only to the liability of a director or officer acting in his or her capacity as such and not to actions brought other than by a shareholder or the holding company. The holding company's certificate of incorporation contains provisions that require indemnification of the directors and officers to the maximum extent permitted by law. To be entitled to indemnification, it must be determined that, in general terms, the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the holding company and, with respect to a criminal action, had no reasonable cause to believe his or her conduct was unlawful.

     Under the Federal Deposit Insurance Act, as amended, both the bank and the holding company would be prohibited from paying any indemnification with respect to any liability or legal expense incurred by a director, officer, or employee as a result of an action or proceeding by a federal banking agency resulting in a civil money penalty or certain other remedies against such person. An insured depository institution or depository institution holding company may make or agree to make reasonable indemnification payments to a director, officer or employee with respect to an administrative proceeding or civil action initiated by any federal banking agency if: (1) the insured depository institution's or depository institution holding company's board of directors, in good faith, determines in writing after due investigation and consideration that the institution-affiliated party acted in good faith and in a manner he/she believed to be in the best interests of the institution; (2) the insured depository institution's or depository institution holding company's board of directors, respectively, in good faith, determines in writing after due investigation and consideration that the payment of such expenses will not materially adversely affect the institution's or holding company's safety and soundness; (3) the indemnification payments do not constitute certain prohibited indemnification payments; and (4) a director, officer or employee agrees in writing to reimburse the insured depository institution or depository institution holding company, to the extent not covered by payments from insurance or bonds purchased, for that portion of the advanced indemnification payments which subsequently become prohibited indemnification payments.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the holding company pursuant to the forgoing provisions, the holding company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

APPRAISAL RIGHTS

     Under New Jersey banking statutes, a shareholder of a state bank which engages in a merger, consolidation or sale of all or substantially all of its assets has the right to demand from such bank payment of the fair or appraised value of his or her stock in the bank, subject to specified procedural requirements.

     After the acquisition and exchange has been consummated, the rights of appraisal of dissenting shareholders will be governed by the Business Corporation Act. The Business Corporation Act provides that dissenting shareholders have appraisal rights in certain instances. However, the Business Corporation Act generally does not confer appraisal rights if a corporation's stock is held of record by at least 1,000 shareholders, if it is listed on a national securities exchange or if shareholders receive certain forms of consideration in exchange for their shares of stock.

SPECIAL MEETINGS OF SHAREHOLDERS

     Our by-laws provide that special meetings of our shareholders may be called by the Chairman of the Board, the President, the Board of Directors, or the holders of not less than one-tenth (1/10) of all shares outstanding with voting rights. The holding company's by-laws contain a provision pursuant to which special meetings of shareholders may only be called by the Chairman of the Board, the President or the board.

CERTAIN ANTI-TAKEOVER PROVISIONS

     General. The principal purpose of any anti-takeover provision is to protect the interests of a corporation and its shareholders in the event of a sudden takeover attempt. Such provisions are intended to require a hostile purchaser to deal fairly with shareholders and to give a corporation's board of directors a better opportunity to analyze prospective business combinations and tender offers, evaluate alternatives, and make careful recommendations to shareholders. Such provisions could have the effect of making more difficult, or discouraging, a merger, tender offer, proxy contest, or assumption of control and change of incumbent management, even when a majority of shareholders considers such a course to be in its best interests. However, our board and the holding company's board believe that the disadvantages of discouraging such actions are outweighed by the benefits obtained by protecting the ability of the holding company's board to negotiate with a proponent of an unfriendly or unsolicited proposal to take over or restructure the holding company.

     The following discussion focuses on certain provisions of the holding company's certificate of incorporation and by-laws and, where applicable, the corresponding provisions of our certificate of incorporation and by-laws that could be relevant to change in control situations and that may affect the rights of shareholders.

     Capital Stock. Our certificate of incorporation authorizes the issuance of up to seventy-two million (72,000,000) shares of common stock and sixty thousand (60,000) shares of preferred stock and the holding company's certificate of incorporation authorizes the issuance of up to seventy-two million (72,000,000) shares of common stock and eight million (8,000,000) shares of preferred stock. Although neither we nor the holding company have any arrangements, understandings or plans at the present time for the issuance or use of additional shares of common stock or any of the shares of authorized preferred stock, the availability of such shares will provide the issuer with flexibility in structuring financings and acquisitions and meeting other corporate needs that may arise.

     As permitted by the Business Corporation Act, the holding company's board may, without shareholder approval, issue additional shares of common stock or authorize the issuance of a series of preferred stock with rights and preferences that could impede the completion of a transaction to which management is opposed. The holding company's ability to issue additional capital stock is subject to applicable law, including the duty of directors to exercise their business judgment in the best interests of the holding company and its shareholders.

     Board of Directors. Our by-laws provide that the authorized number of directors shall not be fewer than five nor more than twenty-five, the actual number to be determined from time to time by the board. The holding company's by-laws provide that the authorized number of directors shall not be fewer than one nor more than twenty-one, the actual number to be determined by the board. The holding company's board will initially be composed of eleven directors, the same number of directors currently on our board. See "Management of the Holding Company." Under the New Jersey Banking Act of 1948, as amended, there is no ability for a New Jersey state chartered bank to provide for a classified board of directors; each director on our board must be elected by the shareholders annually. The holding company's certificate of incorporation provides for a board of directors that is to be divided into three classes, which shall be as nearly equal in number as possible. This is commonly referred to as a "classified" board, and is permitted by the Business Corporation Act. At each annual meeting of shareholders, only one class is elected; the other two classes remain in office. Thus, directors are typically elected for three year terms, because their class generally will be re-elected once every three years. The power to fill vacancies for each of the bank and the holding company is generally vested in their respective boards. The overall effect of such provisions may be to prevent a person or entity from immediately acquiring control of the issuer through an increase in the number of directors and the election of such person or of such person's or entity's nominees to fill such newly created vacancies.

     Consistent with the Business Corporation Act, the holding company's by-laws provide that any director may be removed, but only with cause, by the affirmative vote of the majority of votes cast by the holders of shares entitled to vote for the election of directors. The classified board of directors, the enhanced requirement for removal of directors of the holding company and the related provisions discussed above could make it more difficult for shareholders to force an immediate change in the composition of a majority of the holding company's board.

     Action Without a Shareholder Meeting. New Jersey banking laws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if the shareholders unanimously consent in writing. The holding company's certificate of incorporation states that shareholders are not permitted to take action by written consent except as otherwise required by
Section 14A:5-6(1) of the Business Corporation Act, effectively requiring all of the holding company's shareholders entitled to vote on the action provide written consent.

     Notice of Director Nominations and Shareholder Proposals. Our by-laws generally provide that shareholders may submit nominations for election of directors at an annual meeting of shareholders by filing a submission in writing with the bank at least fourteen days before the date of any such meeting. The holding company's by-laws generally provide that nominations of persons for election to the board of directors and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders by, among others, any shareholder of the holding company who delivers notice to the secretary of the holding company not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year's annual meeting.

     The holding company's by-law procedures regarding shareholder proposals and nominations are intended to provide the holding company's board with the information deemed necessary to evaluate a shareholder proposal or nomination and other relevant information, such as existing shareholder support, as well as the time necessary to consider and evaluate such information in advance of a meeting. The procedures will give incumbent directors advance notice of a business proposal or nomination. This advance notice may make it easier for incumbent directors to defeat a shareholder proposal or nomination, even when certain shareholders may view such proposal or nomination as in the best interests of the holding company or its shareholders.

     Shareholder Vote Required to Approve Certain Business Combinations. New Jersey's banking statutes generally provide that an amendment to the certificate of incorporation of a New Jersey state chartered bank requires the affirmative vote of two-thirds of the outstanding stock entitled to vote thereon. New Jersey's banking statutes also generally provide that a New Jersey state chartered bank's conversion into, merger into, or consolidation with, a national bank or another New Jersey state chartered bank requires the affirmative vote of two-thirds of the bank's capital stock entitled to vote.

     Under the Business Corporation Act, unless a greater vote is specified in the certificate of incorporation, any amendment to a New Jersey corporation's certificate of incorporation, the voluntary dissolution of the corporation, the sale or other disposition of all or substantially all of a corporation's assets otherwise than in the ordinary course of business or the merger or consolidation of the corporation with another corporation, requires in each case the affirmative vote of a majority of the votes cast by shareholders of the corporation entitled to vote thereon. However, the Business Corporation Act also contains provisions, referred to as the New Jersey Shareholders Protection Act, which provide additional steps in the context of business combinations by shareholders who, together with their affiliates and associates, own more than 10% of the stock of a New Jersey public corporation. The New Jersey Shareholder Protection Act prohibits certain business combinations between an interested shareholder and a resident domestic corporation for a period of five years after the date the interested shareholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors prior to the stock acquisition date. After the five year period expires, the prohibition on certain business combinations continues unless the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder, the combination is approved by the board prior to the interested shareholder's stock acquisition date or certain fair price provisions are satisfied. Our certificate of incorporation prohibits certain business combinations between an interested shareholder and the bank unless certain conditions are met, such as approval of the transaction by a majority of certain disinterested directors.

     Consideration of Acquisition Proposals. The Business Corporation Act provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, the board may, in addition to considering the effects of any action on shareholders, consider any of the following: (a) the effects of the proposed action on the corporation's employees, suppliers, creditors and customers; (b) the effects on the community in which the corporation operates and (c) the long-term as well as short-term interest of the corporation and its shareholders, including the possibility that those interests may be served best by the continued independence of the corporation. The statute further provides that if, based on those factors, the board determines that any such offer is not in the best interest of the corporation, it may reject the offer. These provisions may make it more difficult for a shareholder to challenge the holding company's rejection of, and may facilitate the board's rejection of, an offer to acquire the holding company. The New Jersey banking laws have no similar provision regarding acquisition transactions. However, our certificate of incorporation contains a provision that allows the board of directors to consider such factors in evaluating an acquisition proposal.

     Amendment of Certificate of Incorporation and By-laws. Generally, our certificate of incorporation may be amended by approval of the board and by the holders of at least two-thirds (2/3) of the capital stock entitled to vote. Generally, the holding company's certificate of incorporation may be amended upon approval by the board and by shareholders holding a majority of the shares voted at a properly convened shareholders' meeting. However, under the holding company's certificate of incorporation, amendment of the following provisions will require the approval of 75% of the outstanding voting shares:

               o    the provisions relating to the classification of the board;

               o the provisions exculpating directors and officers from claims by the holding company and the shareholders;

               o the provisions precluding shareholder action to be taken by written consents, except as otherwise required by Section 14A:5-6(1) of the Business Corporation Act; and

               o the provisions regarding amendments of the certificate of incorporation.

Generally, our by-laws may be made, altered and repealed by the shareholders or the board. Generally, the by-laws of the holding company may be altered, amended or repealed by the shareholders or the board.

     Additional Change in Control Regulation. An entity or group of individuals would be required to obtain approval from federal and state banking regulators for an acquisition of direct or indirect control of a bank. See "Regulation and Supervision--Federal Bank Holding Company Regulation--Acquisition of Control" and "--New Jersey Bank Holding Company Regulation--Acquisition of Control."

     The Securities Exchange Act of 1934, commonly referred to as the Exchange Act, requires that a purchaser of any class of a corporation's securities registered under the Exchange Act notify the SEC and such corporation within ten days after its purchases exceed 5% of the outstanding shares of that class of securities. This notice must disclose the background and identity of the purchaser, the source and amount of funds used for the purchase, the number of shares owned and, if the purpose of the transaction is to acquire control of the corporation, any plans to materially alter the corporation's business or corporate structure. In addition, any tender offer to acquire a corporation's securities is subject to the limitations and disclosure requirements of the Exchange Act.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the material United States federal income tax consequences of the acquisition and exchange and is not a complete analysis or listing of all potential tax effects relevant to a decision whether to vote for the acquisition and exchange agreement. This discussion is based on provisions of the Internal Revenue Code of 1986, federal income tax regulations and administrative and judicial interpretations of the code and those regulations, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be applicable to shareholders of the bank in light of their particular circumstances or to bank shareholders subject to special treatment under United States federal income tax law, including, without limitation:

               o    partnerships and other pass-through entities;

               o foreign persons who may be subject to tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980;

               o    certain financial institutions;

               o    insurance companies;

               o    tax-exempt entities;

               o    dealers in securities or foreign currencies;

               o traders in securities that elect to apply a mark-to-market method of accounting;

               o    certain United States expatriates;

               o persons that hold stock of the bank as part of a straddle, hedge, conversion transaction or other integrated investment;

               o shareholders of the bank whose functional currency is not the United States dollar; and

               o shareholders of the bank who acquired bank stock through the exercise of employee stock options or otherwise as compensation or for property other than bank stock.

Furthermore, this summary does not discuss any aspect of state, local or foreign taxation, or any aspect of United States federal tax laws other than the United States federal income tax.

     This discussion is limited to shareholders of the bank that hold their shares of bank stock as capital assets. A shareholder of the bank holds shares of bank stock as capital assets unless that shareholder holds the stock as stock in trade, or other property of a kind which would properly be included in the shareholder's inventory if on hand at the close of the taxable year, or primarily for sale to customers in the ordinary course of the shareholder's trade or business.

     This discussion does not address the tax consequences to shareholders of exercising their dissenters rights with respect to any shares of the bank's common stock. Any bank shareholders considering exercising such rights should consult his or her tax advisor for specific advice with respect to the federal income tax consequences thereof.

     The consummation of the acquisition and exchange is conditioned, in part, upon the receipt of an opinion from Lowenstein Sandler PC that the acquisition and exchange will constitute a tax-free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. That opinion will be based upon then-existing law and will rely on certain facts, assumptions, limitations, representations and covenants including those contained in representation letters executed by officers of the holding company and the bank that, if incorrect in certain material respects, would jeopardize the conclusions reached by Lowenstein Sandler PC in its opinion. The tax opinion will not bind the Internal Revenue Service, nor will it prevent the Internal Revenue Service from successfully asserting a contrary opinion. No ruling will be requested from the Internal Revenue Service in connection with the acquisition and exchange.

     If the Internal Revenue Service were successful in challenging the status of the acquisition and exchange as a tax-free reorganization, the tax consequences to you described below would not, in general, apply and you would be required to recognize gain or loss as a result of the acquisition and exchange in an amount equal to the difference between your basis in your bank stock and the fair market value, as of the effective date of the acquisition and exchange, of the shares of holding company common stock that you receive.

     The following material United States federal income tax consequences will result from the qualification of the acquisition and exchange as a reorganization within the meaning of Section 368(a) of the Internal Revenue
Code:

               o You will not recognize any gain or loss upon your receipt of holding company common stock in the acquisition and exchange;

               o The aggregate tax basis of the holding company common stock received by you as a result of the acquisition and exchange will be the same as the aggregate tax basis of the bank stock you surrender in the acquisition and exchange;

               o The holding period of the holding company common stock received by you in the acquisition and exchange will include the period during which you held the bank stock exchanged therefor; and

               o Neither the holding company nor the bank will recognize gain or loss as a result of the acquisition and exchange.

     This discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the acquisition and exchange. In particular, this discussion does not address tax consequences which may vary with your individual circumstances. Also, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the acquisition and exchange. Accordingly, we strongly urge you to consult your own tax advisor as to the specific United States federal, state, local or foreign income or other tax consequences of the acquisition and exchange to you.

              ACCOUNTING TREATMENT OF THE ACQUISITION AND EXCHANGE

     The acquisition and exchange is expected to be characterized as and treated as if it were a "pooling of interests" (rather than a "purchase") for financial reporting and related purposes, with the result that the historical accounts of the bank and the holding company will be combined for all periods presented.

                           MARKET FOR THE COMMON STOCK

     Although there is an established market for our common stock which is currently quoted on the NASDAQ-National Market System under the symbol "TCNJ," as a newly formed company, the holding company has never issued capital stock and consequently there is no established market for its common stock. It is expected that the holding company's common stock will be at least as liquid as our common stock because the number of outstanding shares of the holding company's common stock following the acquisition and exchange will approximate the number of shares of our common stock prior to the acquisition and exchange. However, there can be no assurance that an active and liquid trading market for the holding company's common stock will develop or, if developed, will be maintained.

     We expect that the holding company's common stock will be quoted on the NASDAQ-National Market System under the symbol "TBWH." The holding company expects to retain our market makers for the common stock, but there can be no assurance that the holding company will be able to retain these market-makers.

     Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the holding company, the bank or any market maker. Since there can be no assurance that an active and liquid trading market for the holding company's common stock will develop or that, if developed, will continue, investors in the holding company's common stock could have difficulty disposing of their shares and should not view the holding company's common stock as a short-term investment. The absence of an active and liquid trading market for the holding company's common stock could affect the price and liquidity of the holding company's common stock.

     At [_______], 2002, there were [_____] shares of our common stock outstanding which were held of record by [____] shareholders. The following table shows, for the periods indicated, the high and low per share sales price of our common stock as reported on the NASDAQ-National Market System and the dividends declared on our common stock.

                                             Price Range
                                 --------------------------------------
     Quarter Ended                   High     Low   Dividends Per Share
     -------------               ----------  ------ -------------------
Year ended December 31, 2000
         First Quarter ......      $22.00   $18.62        $0.14
         Second Quarter .....       19.75    17.94         0.14
         Third Quarter ......       18.81    14.75         0.14
         Fourth Quarter .....       16.02    10.50         0.14

Year Ended December 31, 2001
         First Quarter ......       18.25    11.81         0.14
         Second Quarter .....       23.50    15.75         0.14
         Third Quarter ......       25.10    21.45         0.14
         Fourth Quarter .....       26.84    21.70         0.15

Year Ending December 31, 2002
         First Quarter ......       24.56    20.91         0.15
         Second Quarter .....       27.28    23.05         0.15

     As of [      ], 2002, the closing price of our common stock was $[ ].

                                DIVIDEND POLICY

     The holding company's board will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. Declarations of dividends by the board, if any, will depend upon a number of factors, including investment opportunities available to us and the holding company, capital requirements, regulatory limitations, our consolidated results of operations, financial and tax considerations and general economic conditions. We expect that the holding company will receive an initial cash infusion from us in the amount of $100,000. Shortly after consummation of the acquisition and exchange, our management expects to make a capital distribution of $5.0 million to the holding company, which may be used by the holding company after the acquisition and exchange to, among other things, fund the payment of cash dividends, if any are declared. No assurances can be given that dividends will be paid.

     The holding company expects that it will be necessary to rely on the bank for the funds necessary to pay dividends. There are significant regulatory limitations on our ability to pay dividends. An insured depository institution may not make a capital distribution if, following such distribution, the institution will be "undercapitalized" as that term is defined for purposes of the prompt corrective action provisions of federal banking law. In addition, FDIC regulations limit the ability of commercial banks to pay dividends and make other capital distributions according to the institution's level of capital and income, with the greatest flexibility afforded to institutions that meet or exceed their capital requirements. Capital distributions include cash dividends, payments to repurchase, redeem, retire or otherwise acquire an institution's shares, payments to shareholders of another institution in a cash-out merger, other distributions charged against capital and any other transaction that the FDIC determines to entail a payout of capital. The FDIC also may prohibit a proposed capital distribution that would otherwise be permitted by regulation if the FDIC determines that the distribution would constitute an unsafe or unsound practice. Although currently we are in compliance with all capital ratios, there can be no assurance that this will continue or that the FDIC will not otherwise prevent us from paying dividends or otherwise making capital distributions.

     Unlike us, the holding company is not subject to FDIC regulatory restrictions on the payment of dividends to its shareholders, although the source of such dividends will be, at least in part, dependent upon dividends from the bank in addition to the net proceeds retained by the holding company and earnings thereon. The holding company is subject to the requirements of New Jersey law, which generally limit dividends to amounts which will not render the corporation insolvent, as well as the regulation of the holding company described under "Regulation and Supervision - Federal Bank Holding Company Regulation--Capital; Dividends; Share Repurchases; Source of Strength."

                      PRO FORMA CONSOLIDATED CAPITALIZATION

     The following table presents our capitalization as of June 30, 2002 and the pro forma consolidated capitalization of the holding company and its subsidiary, the bank, as of June 30, 2002, as adjusted to give effect to the acquisition and exchange as described in this proxy statement-prospectus.



                                                     The Bank              Bancorp and Subsidiary
                                               -----------------------    -----------------------
                                               Shares        Amount        Shares         Amount
                                               --------     ----------    ----------    ---------
Stockholders' Equity:

Preferred Stock, par value $2.00 per share
         Authorized ......................       600,000          --       8,000,000          --
         Issued and Outstanding ..........          --            --            --            --
Common Stock, par value $2.00 per share
         Authorized ......................    72,000,000          --      72,000,000          --
         Issued and Outstanding ..........    18,393,882    36,788,000    18,393,882    36,788,000
Additional paid-in-capital ...............                  26,896,000                  26,896,000
Retained Earnings ........................                 175,239,000                 175,239,000
Unrealized gain on securities
         available for sale, net .........                   6,781,000                   6,781,000
Total stockholders' equity ...............                 245,704,000                 245,704,000

                         BUSINESS OF THE HOLDING COMPANY

GENERAL

     The holding company is a business corporation organized under the laws of the State of New Jersey in July 2002. The only office of the holding company, and its principal place of business, is located at our headquarters at 35 Journal Square, Jersey City, New Jersey 07306. The holding company's telephone number is (201) 420-2500.

     The holding company was organized for the purpose of becoming the holding company of The Trust Company of New Jersey. On the Effective Date, we will become a wholly-owned subsidiary of the holding company, which will become a bank holding company, and each of our shareholders will, subject to the exercise of dissenters' rights, become a shareholder of the holding company without any change in the number of shares owned or in respective ownership percentages.

     The holding company has not yet undertaken any operating business activities and does not currently propose to do so. In the future, the holding company may become an operating company or acquire other commercial banks, thrift institutions or bank holding companies, or engage in or acquire such other activities or businesses as may be permitted by applicable law, although there are no present plans or intentions to do so.

     Subject to regulatory approval and/or consent, it is expected that the holding company will receive an initial cash infusion from us in the amount of $100,000 and shortly after consummation of the acquisition and exchange, we will transfer to the holding company cash and/or investment securities having a value of $5.0 million to be used for working capital and other purposes. Additional financial resources may be available to the holding company in the future through borrowings, debt or equity financings, or dividends from acquired entities or new businesses. Some or all of the foregoing will be subject to compliance with certain regulatory restrictions. In particular, dividends from the bank to the holding company will be subject to regulatory limitations.

     Because the holding company is a newly formed corporation with no operating history, historical information with respect to legal proceedings, dividends, management's discussion of operations, financial data or accountants is not available. There is currently no established public trading market on which the holding company's stock is traded and the holding company does not have any record of paying dividends. See "Description of the Holding Company's Capital Stock," "Market for the Common Stock" and "Dividend Policy."

PROPERTY

     Initially, the holding company will neither own nor lease any real or personal property but will utilize our premises and property without the payment of any rental fees to us.

COMPETITION

     It is expected that for the near future the holding company's primary business will be the ongoing business of the bank. Therefore, the competitive conditions to be faced by the holding company will be the same as those faced by us. In addition, many banks and financial institutions have formed, or are in the process of forming, holding companies. It is likely that these holding companies will attempt to acquire commercial banks, thrift institutions or companies engaged in bank-related activities. Thus, the holding company will face competition in undertaking any such acquisitions and in operating subsequent to any such acquisitions. See "Business of the Bank--Competition."

EMPLOYEES

     At the present time, the holding company does not intend to have any employees other than its management. See "Management of the Holding Company." It will utilize our support from time to time without the payment of any fees. If the holding company acquires other financial institutions or pursues other lines of business, it may at such time hire additional employees.

                              BUSINESS OF THE BANK

GENERAL

     The Trust Company of New Jersey, a New Jersey bank, was chartered in 1899. Our headquarters are located in Jersey City, New Jersey. Our market area primarily consists of northern and central New Jersey. We have 95 branch offices (including 47 branches in supermarkets) in the following counties: Bergen, Essex, Hudson, Mercer, Middlesex, Monmouth, Morris, Ocean, Passaic, Somerset, Union and Warren, New Jersey and Rockland County, New York.

     Our principal business is to generate net interest income by accepting deposits (including: regular savings, time open savings, time certificates, demand accounts, NOW accounts, Super NOW accounts, money market deposit accounts, holiday clubs, vacation clubs, certificates of deposit, regular transaction (commercial and consumer) and special transactions) from the general public and investing those deposits, together with funds from borrowings and ongoing operations, in a variety of investments, including U.S. Government Securities, State, County and municipal securities, Federal funds sold, commercial paper, commercial loans, business dollars - small business financing, commercial and residential mortgage loans, home equity loans, construction loans, asset-based loans, mortgage-backed securities and consumer loans including, credit card financing. A material portion of our deposits (12.2%) have been obtained from local governments and agencies.

     Net interest income, representing the difference between interest earned on asset portfolios and interest paid on liabilities, is the most significant component of our revenue.

     We also generate non-interest revenues through our offering of other banking, financial and fiduciary services. Financial services include mortgage servicing, safe deposit rentals, the issuance of domestic and foreign letters of credit, wire transfer, collection and night depository services. We also offer automated payroll and lock box services as well as rent security computer services for our commercial customers.

     Our Trust Department offers corporate and personal services, including IRA and Keogh Plans, estate services, custodian and corporate trusteeships, pension and profit sharing trust services and corporate paying agent services.

LENDING ACTIVITIES

     Loan Portfolio Composition. The following table sets forth selected data relating to the composition of our loan portfolio by type of loan at the dates indicated.


                                     AT JUNE 30,                               AT DECEMBER 31,
                                    ------------    -------------------------------------------------------------------
                                        2002            2001            2000          1999         1998         1997
                                    ------------    -----------      ----------    ---------    ----------   ----------
                                                                       (IN THOUSANDS)
Commercial, financial &
  agricultural loans..........       $  131,615      $  128,189      $  116,015    $   84,292    $   81,236   $  113,824
                                     ----------      ----------      ----------    ----------    ----------   ----------

Installment loans.............          584,627         559,496         498,146       431,360       375,021      329,792
                                     ----------      ----------      ----------    ----------    ----------   ----------

Real estate construction
 loans .......................           53,586          93,327          75,662        86,188        73,418       35,670
                                     ----------      ----------      ----------    ----------    ----------   ----------

Mortgage loans:
  Commercial mortgage loans...          616,757         574,117         444,764       394,809       290,542      273,316
  Residential mortgage
   loans (1) .................          507,829         488,730         525,205       574,961       409,185      510,963
                                     ----------      ----------      ----------    ----------    ----------   ----------
    Total mortgage loans......        1,124,586       1,062,847         969,969       969,770       699,727      784,279
                                     ----------      ----------      ----------    ----------    ----------   ----------

Total loans...................       $1,894,414      $1,843,859      $1,659,792    $1,571,610    $1,229,402   $1,263,565
                                     ==========      ==========      ==========    ==========    ==========   ==========

(1)Net of Loan Sales/
  Securitizations ............       $  140,204      $  171,213      $  178,384    $   27,676    $  232,668   $   22,547


     Loan Maturity Schedules. Approximate maturities of the bank's loan categories as of June 30, 2002 are summarized in the following chart. Maturities have been determined based upon contractual terms, except that maturities within one year include loans which will be renewed (rolled over) or extended in the normal course of business. Of the loans which are due after one year, those with predetermined interest rates amounted to $1.509 billion and those with floating or adjustable interest rates amounted to approximately $116 million.


                                                     MATURITIES
                                --------------------------------------------------
                                   WITHIN                     OVER
                                   1 YEAR      1-5 YEARS     5 YEARS       TOTAL
                                ------------  ----------  ------------  -----------
                                                 (IN THOUSANDS)
Commercial, financial &
  agricultural loans .........   $   92,473   $   38,168   $      974   $  131,615
                                 ----------   ----------   ----------   ----------
Installment loans ............       28,739      475,505       80,383      584,627
                                 ----------   ----------   ----------   ----------
Real estate construction loans       46,028        7,558         --         53,586
                                 ----------   ----------   ----------   ----------
Mortgage loans:
  Commercial mortgage loans ..       28,129      152,212      436,416      616,757
  Residential mortgage loans .       15,838       14,162      477,829      507,829
                                 ----------   ----------   ----------   ----------
Total mortgage loans .........       43,967      166,374      914,245    1,124,586
                                 ----------   ----------   ----------   ----------
Total loans ..................   $  211,207   $  687,605   $  995,602   $1,894,414
                                 ==========   ==========   ==========   ==========

Scheduled contractual principal repayments of loans do not necessarily reflect the actual life of such assets. The average life of long-term loans is substantially less than their contractual terms due to prepayments. In addition, due-on-sale clauses in most of our loans generally give us the right to declare a loan due and payable in the event, among other things, that a borrower sells the real property subject to a mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and tends to decrease when current mortgage loan market rates are substantially lower than rates on existing mortgage loans.

ASSET QUALITY

     Nonperforming Assets. The following table sets forth information with respect to our nonperforming assets at the dates indicated. During the five years ended December 31, 2001, and the six months ended June 30, 2002, the bank did not participate in transactions in which a debtor transferred assets to the bank, as creditor, in exchange for a reduction of outstanding debt, other than foreclosures and other exercises of rights as a secured creditor in the ordinary course of business.


                           AT JUNE 30,          AT YEAR ENDED DECEMBER 31,
                           ----------  -----------------------------------------------
                               2002     2001      2000      1999      1998       1997
                           ----------  -------   ------    ------    -------   -------
                                                               (IN THOUSANDS)
Non-accrual loans (1) ....   $ 6,250   $ 5,621   $ 5,136   $ 6,628   $10,690   $ 9,716
Other real estate owned,
  net of reserves (2) ....    12,526    13,387    15,905    17,941    18,289    24,893
                             -------   -------   -------   -------   -------   -------
Total nonperforming assets   $18,776   $19,008   $21,041   $24,569   $28,979   $34,609
                             =======   =======   =======   =======   =======   =======


(1) Non-accrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management the collection of additional interest is doubtful. After a careful review of individual loan history and related collateral by management, the loan may continue to accrue interest. If, however, in the opinion of management, the collection of additional interest is doubtful, the loan will remain in non-accrual status. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on our assessment of the collectibility of the loan. During 2001, gross interest income of $481,000 would have been recorded on loans accounted for on a non-accrual basis at the end of the year if the loans had been current throughout the year. Instead, interest on such loans included in income during 2001 amounted to $163,000.

(2) Represents property acquired by us in settlement of loans (i.e., through foreclosure or repossession or as an in-substance foreclosure). These assets are recorded at the lower of their fair value or the unpaid principal balance plus unpaid accrued interest of the related loans.

For the periods presented in the table above, the bank did not have any troubled debt restructurings, as defined under Statement of Financial Accounting Standards No. 15, which are loans where the creditor has, for economic or legal reasons, granted concessions to the debtor that the creditor would not otherwise consider.

         The following table summarizes the amounts of non-accrual loans by category at the dates indicated:


                                             AT JUNE 30,                       AT YEAR ENDED DECEMBER 31,
                                           ---------------   ---------------------------------------------------------------
                                                2002            2001         2000         1999         1998         1997
                                           ---------------   ----------    -----------  ---------    ---------    ----------
                                                                            (IN THOUSANDS)
   Commercial, financial &
     agricultural loans..............          $1,705            $1,391       $  974       $1,994       $ 3,637      $3,316
   Installment loans.................           1,017               684          599          681         1,251       1,648
   Real estate construction loans....              --                31           95           --            --          --
   Commercial mortgage loans.........           1,331             1,624        1,929        2,134         1,957       1,213
   Residential mortgage loans........           2,197             1,891        1,539        1,819         3,845       3,539
                                               ------            ------       ------       ------       -------      ------
   Total.............................          $6,250            $5,621       $5,136       $6,628       $10,690      $9,716
                                               ======            ======       ======       ======       =======      ======

With regard to renegotiated loans, the amounts are immaterial for all periods shown. The bank ordinarily does not enter into agreements whereby it would reduce the principal amount of a loan, reduce the interest rate below the current market rates or extend the maturity date at a favorable interest rate. All loans for which there presently exists serious doubt as to the borrower's ability to comply with payment terms are included in one of the categories above. For additional details on properties classified as other real estate, refer to Note 6 of "Notes of Consolidated Financial Statements".

     The following table summarizes the principal amounts of loans 90 days past due and accruing by category at the dates indicated:


                                               AT JUNE 30,                 AT YEAR ENDED DECEMBER 31,
                                               ----------      ------------------------------------------------------
                                                 2002             2001       2000       1999       1998        1997
                                               ----------      --------    --------   --------   --------    --------
                                                                           (IN THOUSANDS)
  Commercial loans.....................           $ --            $611        $691       $ --       $ --       $ 636
  Installment loans....................             85              35          50         28         36          89
  Real estate constructions loans......             --              --          --         --         --          --
  Commercial mortgage loans............             --              --          --         --        129          --
  Residential mortgage loans...........            551             235         157        585        622         120
                                                   ---            ----        ----       ----       ----       -----
       Total...........................           $636            $881        $898       $613       $787       $ 845
                                                  ====            ====        ====       ====       ====       =====


     With regard to impaired loans, for a description of the requirements of SFAS #114 and SFAS #118 and the calculation methodologies, see Note 4 of the Notes to Consolidated Financial Statements.

     Asset Classification and Allowances for Loan Losses. Federal regulations require banking institutions to classify their assets on the basis of quality on a regular basis. An asset is classified as "substandard" if it is determined to be inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. An asset is classified as "doubtful" if full collection is highly questionable or improbable. An asset is classified as "loss" if it is considered uncollectible, even if a partial recovery could be expected in the future. The regulations also provide for a "special mention" designation, described as assets which do not currently expose the financial institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management's close attention. Federal or state examiners may disagree with our classifications.

     In originating loans, we recognize that credit losses will occur and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. We maintain a general allowance for loan losses based on, among other things, regular reviews of delinquencies and loan portfolio quality, character and size, our and the industry's historical and projected loss experience and current and forecasted economic conditions. We increase our allowance for loan losses by charging provisions for loan losses against our income. Federal examiners may disagree with us as to the appropriate level of our allowance for loan losses.

     We monitor our asset quality and charge off loans and properties acquired in settlement of loans against the allowance for loan losses when appropriate and provide specific loss reserves when necessary. Although we believe that we use the best information available to make determinations with respect to the allowances for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

     The determination of the adequacy of the allowance for loan losses is a critical accounting policy of the bank. In establishing the allowance for loan losses, we take into consideration probable losses that have been identified in connection with specific loans as well as losses that have not been identified but can be expected to occur. We conduct regular reviews of our loans and evaluate the need to establish general and specific allowances on the basis of this review. Our board establishes general allowances on at least a quarterly basis based on an assessment of risk in our loans, taking into consideration the following:

          o   the composition and quality of the portfolio;
          o   delinquency trends;
          o   current charge-off and loss experience;
          o   the state of the real estate market; and
          o   economic conditions generally.

     We provide specific allowances for individual loans, or portions of loans, when we believe that ultimate collection is improbable based on the current payment status of the loan and the fair value or net realizable value of the security for the loan. At the date of foreclosure or other repossession or at the date that we determine that a property is an impaired property, we transfer the property to a category referred to as "other real estate owned" and book that property at fair value, less estimated selling costs. By the term "fair value", we mean the amount in cash or cash-equivalent value of other consideration that a real estate parcel would yield in a current sale between a willing buyer and a willing seller. At June 30, 2002, we held $12.5 million, net of allowances, in other real estate owned. We charge any amount of cost in excess of fair value against the allowance for loan losses. We also record an allowance for estimated selling costs of the property immediately after foreclosure. Subsequent to acquisition, we periodically re-evaluate the property and establish an additional allowance if the estimated fair value of the property, less estimated costs to sell, declines. If, upon ultimate disposition of the property, net sales proceeds exceed the net carrying value of the property, we record a gain on the sale of real estate.

     An analysis of loan loss experience follows for the periods set forth below. The bank aims to keep its allowance for loan losses at a level which is adequate to provide for probable and reasonably estimable loan losses. The level of the allowance is reviewed and adjusted by management on a quarterly basis and includes the valuation of nonperforming loans, loan losses experience, economic conditions and the loan portfolio.


                                               AT OR FOR THE SIX
                                                 MONTHS ENDED
                                                     JUNE 30,                      AT OR FOR THE YEARS ENDED DECEMBER 31,
                                            ------------------------- --------------------------------------------------------------
                                               2002        2001        2001         2000          1999          1998        1997
                                            ----------  ------------ -----------  ----------   ----------    ----------  -----------
                                                                            (DOLLARS IN THOUSANDS)
Average loans outstanding..............     $1,834,454  $1,678,808   $ 1,782,488  $1,635,893   $1,355,862    $1,212,598 $1,243,141
                                             =========  ==========   ===========  ==========   ==========    ========== ==========

Loan loss allowance at beginning
 of period ............................     $    9,749  $    8,517   $     8,517  $    8,533   $    8,778    $    8,984     12,581
                                             ---------  ----------   -----------  ----------   ----------    ---------- ----------
Loans charged off during the period:

Commercial financial & agricultural
 loans ................................            (10)         --           (84)       (397)         (67)         (382)      (182)
Installment loans......................           (836)       (930)       (1,767)     (1,728)      (2,550)       (3,079)    (5,230)

Real estate construction loans.........            --          --            --          --            --            (4)        --
Commercial mortgage loans..............           (290)       (410)         (584)        (60)          --           (27)      (353)
Residential mortgage loans.............            --          --            --         (316)        (124)          (60)      (207)

Recoveries during period of losses
 previously charged off:

Commercial, financial &
  agricultural loans...................             73          21            54          60           47           155        130
    Installment loans..................            561         728         1,313       1,173        1,203         1,300      1,023

Real estate construction loans.........            --          --            --          --            --           574         --
Real estate commercial loans...........             32          41            66          52           32            43         --
Residential mortgage loans.............            --           16            34          --           14            74         22
                                             ---------  ----------   -----------  ----------   ----------    ---------- ----------

Net Loans charged off during period....           (470)       (534)         (968)     (1,216)      (1,445)       (1,406)    (4,797)
                                             ---------  ----------   -----------  ----------   ----------    ---------- ----------

Additions to loan loss allowance
  charged to expense during period.....            600         600         2,200       1,200        1,200         1,200      1,200
                                             ---------  ----------   -----------  ----------   ----------    ---------- ----------

Loan loss allowance at end of period...      $   9,879  $    8,583   $     9,749  $    8,517   $    8,533    $    8,778  $   8,984
                                             =========  ==========   ===========  ==========   ==========    ========== ==========

Ratio of net charge-off to average
  loans outstanding for period(1)......           0.05%       0.06%         0.05%       0.07%        0.11%         0.12%      0.39%
                                             =========  ==========   ===========  ==========    =========    ========== ==========

Ratios of loan loss allowance to loans
  (net of unearned) outstanding at
  end of period........................           0.53%       0.48%         0.54%       0.53%        0.56%         0.74%      0.73%
                                             =========  ==========   ===========  ==========    =========     =========  =========

-------------

(1)  Ratios for the interim periods have been annualized.

The following tables show a breakdown of the allowance for loan losses by the major loan categories as well as the percentage of loans in each category to total loans as of the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.


                                            AT JUNE 30,               AT DECEMBER 31,
                                           ------------ -----------------------------------------------
                                                2002      2001    2000       1999       1998     1997
                                           ------------ -------  -------    -------   --------  -------
                                                                   (DOLLARS IN THOUSANDS)
DOLLAR AMOUNT OF ALLOWANCE
  FOR LOAN LOSSES:

Commercial, financial & agricultural loans    $2,107    $1,012    $1,114    $  792    $  739    $  798
Installment loans .........................    4,049     3,622     4,447     5,357     4,728     4,514
Real estate construction loans ............      167       294       269       235       205       154
Commercial mortgage loans .................    1,493     1,196     1,037     1,375     1,467     2,170
Residential mortgage loans ................      247       277       252       363       256       462
Unallocated ...............................    1,816     3,348     1,398       411     1,383       886
                                              ------    ------    ------    ------    ------    ------
     Total ................................   $9,879    $9,749    $8,517    $8,533    $8,778    $8,984
                                              ======    ======    ======    ======    ======    ======

PERCENTAGE OF LOANS IN
  CATEGORY TO TOTAL LOANS

Commercial loans ..........................      6.9%      7.0%      7.0%      5.4%      6.6%      9.0%
Installment loans .........................     30.9      30.3      30.0      27.4      30.5      26.1
Real estate construction loans ............      2.8       5.1       4.6       5.5       6.0       2.8
Commercial mortgage loans .................     32.6      31.1      26.8      25.1      23.6      21.6
Residential mortgage loans ................     26.8      26.5      31.6      36.6      33.3      40.5
                                              ------    ------    ------    ------    ------    ------
     Total ................................    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%
                                              ======    ======    ======    ======    ======    ======

     While we believe that we have established our allowance for loan losses in accordance with generally accepted accounting principles, we cannot assure you that regulators, in reviewing our assets, will not make us increase our loss allowance, thereby negatively affecting our reported financial condition and results of operations.

INVESTMENT ACTIVITIES

     We are permitted to make certain investments, including investments in securities issued by various federal agencies and state and municipal governments, deposits at the Federal Home Loan Bank of New York, certificates of deposits in federally insured institutions, certain bankers' acceptances and federal funds. We may also invest, subject to certain limitations, in short term corporate obligations referred to as "commercial paper" and certain other types of corporate debt securities and mutual funds. We are required to maintain a minimum amount of liquid assets which may be invested in cash and specified securities.

     We invest in investment securities in order to diversify our assets, manage cash flow, obtain yield and maintain the minimum levels of liquid assets required by regulatory authorities. Such investments generally include sales of federal funds, and purchases of federal government and agency securities and qualified deposits in other financial institutions.

     Securities classified as available for sale are stated at market value; those held to maturity are stated at cost, adjusted for amortization of premium and accretion of discount. See Note 3 of the Notes to Consolidated Financial Statements, for additional detail. The following table shows the components of the bank's securities portfolio as of the dates indicated.


                                         AT JUNE 30,          AT DECEMBER 31,
                                        -----------  -------------------------------------
                                           2002         2001         2000        1999
                                        ----------   ----------   ----------   ----------
                                                         (IN THOUSANDS)
U.S. treasury and government agencies   $  297,040   $  476,835   $1,078,250   $1,011,184
Mortgage backed securities ..........    1,042,017      839,895      282,032      392,175
States and political subdivisions ...      264,678      217,425       93,103       79,754
Trust preferred securities ..........      160,906      167,054      140,219      143,150
Federal Home Loan Bank Stock ........       30,000       30,000       15,144        9,857
Other ...............................        2,033          998         --           --
                                        ----------   ----------   ----------   ----------
  Total securities ..................   $1,796,674   $1,732,207   $1,608,748   $1,636,120
                                        ==========   ==========   ==========   ==========


     Maturities and weighted average interest rates of the securities portfolio at June 30, 2002 are illustrated below. The method used to calculate the weighted average rates was to add the interest for each individual security and divide the total by the par value. The weighted average rates have been calculated on a tax-equivalent basis. Actual maturities may differ from contractual maturities reported below because debt securities issuers may have the right to call or repay obligations with or without call or repayment penalties.


                   U.S. TREASURY   MORTGAGE       STATES        TRUST     FEDERAL HOME
                  AND GOVERNMENT    BACKED      AND POLITICAL PREFERRED    LOAN BANK
                     AGENCIES     SECURITIES    SUBDIVISIONS  SECURITIES     STOCK       OTHER
                  --------------  ----------   -------------- ----------  ------------ ----------
                                                (DOLLARS IN THOUSANDS)
MATURING:
Within 1 YEAR:
Amount .........   $  212,024    $  156,494    $   55,671    $       --    $      --   $       --
Rate ...........         1.68%         5.33%         3.66%           --%          --%          --%

1-5 YEARS:
Amount .........   $   50,023    $  421,918    $       30    $       --    $      --   $       --
Rate ...........         4.23%         5.30%        10.23%           --%          --%          --%

5-10 YEARS:
Amount .........   $   34,993    $  463,605    $       --    $    5,089    $      --   $       --
Rate ...........         6.36%         5.35%           --%         7.81%          --           --

Over 10 YEARS:
Amount .........         --            --         208,977       155,817       30,000        2,033
Rate ...........         --            --            7.84%         7.52%        3.49%        4.51%
----------------   ----------    ----------    ----------    ----------    ---------   ----------
Total Book Value   $  297,040    $1,042,017    $  264,678    $  160,906    $  30,000   $    2,033
                   ==========    ==========    ==========    ==========    =========   ==========

DEPOSIT ACTIVITY AND OTHER SOURCES OF FUNDS

     General. Deposits are the primary source of our funding for lending and other investment purposes. In addition to deposits, our sources of funding include loan principal repayments, interest payments and maturing investments. Loan repayments and interest payments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by prevailing market interest rates and money market conditions. Borrowings may be used to supplement our available funds, and from time to time we have borrowed funds from the Federal Home Loan Bank of New York and through reverse repurchase agreements.

     Deposits. We attract deposits principally from within our market area by offering a variety of deposit instruments, including passbook and statement accounts and certificates of deposit which range in term from 91 days to several years. Deposit terms vary, principally on the basis of the minimum balance required, the length of time the funds must remain on deposit and the interest rate. We generally seek to attract deposits from local residents through our branch network rather than from outside our market area. We also hold deposits from various municipal and other governmental agencies. We typically do not accept deposits from brokers due to their rate sensitivity. We establish our interest rates, maturities, service fees and withdrawal penalties on deposits on a periodic basis. We determine deposit interest rates and maturities based on:

      o  our funding needs;
      o  our liquidity requirements;
      o  the rates paid by our competitors;
      o  our growth goals; and
      o  applicable regulatory restrictions and requirements.

     The following tables indicate average balances of our deposits for the periods indicated:


                               SIX MONTHS ENDED
                                    JUNE 30,               YEAR ENDED DECEMBER 31,
                               ---------------- ------------------------------------------------
                                      2002           2001            2000             1999
                               ---------------- -------------    -------------    --------------
                                                    (DOLLARS IN THOUSANDS)
Demand deposits ............   $     570,625    $     498,706    $     413,142    $     376,994
  Average rate paid ........            0.00%            0.00%            0.00%            0.00%
Savings deposits ...........   $     931,168    $     707,841    $     628,860    $     616,300
  Average rate paid ........            2.23%            2.70%            2.51%            2.51%
Other time deposits ........   $   1,681,019    $   1,651,875    $   1,569,042    $   1,614,372
  Average rate paid ........            3.56%            5.07%            5.71%            5.04%
                               -------------    -------------    -------------    -------------
     Total average deposits    $   3,182,812    $   2,858,422    $   2,611,044    $   2,607,666
                               =============    =============    =============    =============
     Total average rate paid            2.53%            3.60%            4.04%            3.71%

PERCENT OF DEPOSIT
  CATEGORY TO TOTAL DEPOSITS
Demand deposits ............            17.9%            17.4%            15.8%            14.5%
Savings deposits ...........            29.3             24.8             24.1             23.6
Other time deposits ........            52.8             57.8             60.1             61.9
                               -------------    -------------    -------------    -------------
     Total .................           100.0%           100.0%           100.0%           100.0%
                               =============    =============    =============    =============


     The following table summarizes the maturity of certificates of deposit and other savings and time deposits over $100,000 as of June 30, 2002.

                                                                 OTHER SAVINGS
                                    CERTIFICATES OF DEPOSIT   AND TIME DEPOSITS
                                      $100,000 OR MORE        $100,000 OR MORE
                                    -----------------------    -----------------
                                                    (IN THOUSANDS)

MATURING:

Within 3 months ........................   $477,395                 $103,518

After three months but within six months    122,346                    --

After six months but within 12 months ..     76,002                    --

After 12 months ........................     57,163                    --
                                           --------                 --------
  Total ................................   $732,906                 $103,518
                                           ========                 ========

     At June 30, 2002 certificates of deposit of $100,000 or more and securities sold under agreements to repurchase totaled $766.7 million. These liabilities support the bank's interest earning assets due within one year of $1,108.1 million.

     Borrowings. Savings deposits historically have been the primary source of funds for our lending, investment and general operating activities. However, we utilize FHLB advances and securities sold under agreement to repurchase to supplement our supply of lendable funds and to meet deposit withdrawal requirements. The following table sets forth certain information regarding our short-term borrowings at the dates and for the periods indicated:


                                             SIX MONTHS ENDED           YEAR ENDED
                                                 JUNE 30,               DECEMBER 31,
                                             ---------------- ------------------------------
                                                    2002        2001      2000        1999
                                             ---------------- --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
FHLB ADVANCES:
     Average amount outstanding ..............   $600,000    $427,534    $ 27,801     $   --
     Total interest cost .....................     14,691      22,537       1,578         --
     Average interest rate paid ..............       4.87%       5.20%       5.58%        --%
     Maximum amount outstanding at
        any month end ........................   $600,000    $600,000    $300,000     $   --
     Ending balance ..........................    600,000     600,000     300,000         --
     Weighted average interest rate on balance
       outstanding ...........................       4.87%       4.87%       5.50%        --%
SECURITIES SOLD WITH AGREEMENT TO REPURCHASE:
     Average amount outstanding ..............   $ 32,104    $193,694    $793,647   $368,505
     Total interest cost .....................        294       9,287      50,149     19,162
     Average interest rate paid ..............       1.86%       4.79%       6.32%      5.20%
     Maximum amount outstanding at any
        month end ............................   $ 46,526    $472,088    $930,140   $671,775
     Ending balance ..........................     26,543     134,917     314,001    543,990
     Weighted average interest rate on
       balance outstanding ...................       1.82%       2.00%       6.41%      5.65%

SUBSIDIARY ACTIVITIES

     We currently have four active subsidiaries:

     1. TCB Investment Corp., for making qualified investments in municipal securities, U.S. Government securities and corporate obligations.


     2. O.R.A.C., Inc., formerly Realty Acquisition Corporation, for the holding of foreclosed real estate.


     3. TCNJ Financial Services, Inc, for offering annuities and life insurance products.

     4. TC Preferred Funding, Inc., a real estate investment trust for the holding of certain of our real estate investments.

     We also have three subsidiaries that remain inactive.

COMPETITION

     We face strong competition in the communities we serve from other banking institutions as well as from other financial institutions. Banks in New Jersey and throughout the country, many of which are substantially larger than us, provide substantial competition for financial services and deposits.

     Competition for most of the services we perform has been increasing from financial institutions other than commercial banks due to the recent relaxation of regulatory restrictions. We compete for deposits from other financial institutions such as savings banks, savings and loan associations, credit unions, issuers of commercial paper and money market funds. These institutions, as well as brokerage houses, consumer finance companies, factors, insurance companies, mortgage bankers, real estate investment trusts and pension trusts, are important competitors for various other types of banking services, principally lending. There are a number of recent and pending mergers among local financial institutions which will have the effect of concentrating deposit and loan activities among fewer depository institutions. In addition, personal and corporate trust and investment counseling services are offered by insurance companies, investment counseling firms and other business entities.

EMPLOYEES

     We had 1,095 full-time and 161 part-time employees as of June 30, 2002. Of these, 299 full-time and 93 part-time non-administrative employees are represented by a union, Local 153 Office and Professional Employees International Union AFL-CIO. The current collective bargaining agreement, which was for a term of three years, expired on July 27, 2002, but was extended until October 31, 2002. Effective June 22, 1990, the collective bargaining agreement included an "Open Shop" provision.

PROPERTIES

     Our main office, 35 Journal Square, Jersey City, New Jersey, is a twelve-story, 144,000 square foot office building with street level retail establishments. We use approximately 75% of this building; the remainder is offered for rent to third-parties. In addition to our main office, we have 94 branch offices (47 of which are located in supermarkets), as well as a data processing center and a records storage facility. We own the main building and seventeen of the other locations. The owned offices are free and clear of mortgages. The remaining 79 are under lease or license.

LEGAL PROCEEDINGS

     From time to time, we are a party to various legal proceedings incident to our business. At June 30, 2002, there were no legal proceedings to which we or our subsidiaries were a party, or to which any of our property was subject, which were expected by us to result in a material loss.

                           REGULATION AND SUPERVISION

GENERAL

     The bank is a New Jersey chartered bank, and its deposit accounts are insured up to applicable limits by the FDIC under the Bank Insurance Fund (BIF). The bank is subject to extensive regulation, examination and supervision by the Commissioner of the New Jersey Department of Banking and Insurance (the "Department") as its chartering agency, and by the FDIC as the deposit insurer. The bank must file reports with the Commissioner and the FDIC concerning its activities and financial condition, and it must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices. The Commissioner and the FDIC conduct periodic examinations to assess the bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a state chartered bank can engage and is intended primarily for the protection of the deposit insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

     The holding company, as a bank holding company controlling the bank, is subject to the Bank Holding Company Act of 1956, as amended (BHCA), and the rules and regulations of the Federal Reserve Board (FRB) under the BHCA and to the provisions of the New Jersey Banking Act of 1948 (the "New Jersey Banking Act") and the regulations of the Department under the New Jersey Banking Act applicable to bank holding companies. The holding company will be required to file reports with, and otherwise comply with the rules and regulations of the FRB and the Department. The holding company is also required to file certain reports with, and otherwise comply with, the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

     Any change in such laws and regulations, whether by the Department, the FDIC, the FRB or through legislation, could have a material adverse impact on the holding company and the bank and their operations and shareholders.

NEW JERSEY BANKING REGULATION

     Activity Powers. The bank derives its lending, investment and other activity powers primarily from the applicable provisions of the New Jersey Banking Act and its related regulations. Under these laws and regulations, state banks, including the bank, generally may invest in:

          o    real estate mortgages;

          o    consumer and commercial loans;

          o specific types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies;

          o    certain types of corporate equity securities; and

          o    certain other assets.

     A bank may also invest pursuant to a "leeway" power that permits investments not otherwise permitted by the New Jersey Banking Act. "Leeway" investments must comply with a number of limitations on the individual and aggregate amounts of "leeway" investments. A bank may also exercise trust powers upon approval of the Department, which the bank has obtained. New Jersey banks may also exercise any power authorized for national banks unless the Department determines otherwise. The exercise of these lending, investment and activity powers are limited by federal law and the related regulations. See "--Federal Banking Regulation--Activity Restrictions on State Chartered Banks" below.

     Loans-to-One-Borrower Limitations. With certain specified exceptions, a New Jersey bank may not make loans or extend credit to a single borrower and to entities related to the borrower in an aggregate amount that would exceed 15% of the bank's capital funds. A New Jersey bank may lend an additional 10% of the bank's capital funds if secured by collateral meeting the requirements of the New Jersey Banking Act. The bank currently complies with applicable loans-to-one-borrower limitations.

     Dividends. Under the New Jersey Banking Act, a New Jersey bank may declare and pay a dividend on its capital stock only to the extent that the payment of the dividend would not impair the capital stock of the bank. In addition, a New Jersey bank may not pay a dividend if the surplus of the bank would, after the payment of the dividend, be reduced unless after such reduction the surplus was 50% or more of the bank's capital stock. Federal law may also limit the amount of dividends that may be paid by the bank. See "--Federal Banking Regulation--Prompt Corrective Action" below.

     Minimum Capital Requirements. Regulations of the Department impose on New Jersey chartered depository institutions, including the bank, minimum capital requirements similar to those imposed by the FDIC on insured state banks. See "--Federal Banking Regulation--Capital Requirements" below.

     Examination and Enforcement. The Department may examine the bank whenever it deems an examination advisable. The Commissioner examines the bank at least every two years. The Department may order any bank to discontinue any violation of law or unsafe or unsound business practice and may direct any director, officer, attorney or employee of a state chartered bank engaged in an objectionable activity, after the Department has ordered the activity to be terminated, to show cause at a hearing before the Department why such person should not be removed.

FEDERAL BANKING REGULATION

     Capital Requirements. FDIC regulations require BIF insured banks, such as the bank, to maintain minimum levels of capital. The FDIC regulations define two Tiers, or classes, of capital. Tier 1 capital is comprised of the sum of common shareholders' equity (excluding the net unrealized appreciation or depreciation, net of tax, from available-for-sale securities), non-cumulative perpetual preferred stock (including any related surplus) and minority interests in consolidated subsidiaries, minus all intangible assets (other than qualifying servicing rights), and any net unrealized loss on marketable equity securities. The components of Tier 2 capital currently include cumulative perpetual preferred stock, certain perpetual preferred stock for which the dividend rate may be reset periodically, mandatory convertible securities, subordinated debt, intermediate preferred stock and allowance for loan losses. Allowance for loan losses included in Tier 2 capital is limited to a maximum of 1.25% of risk weighted assets. Overall, the amount of Tier 2 capital that may be included in total capital cannot exceed 100% of Tier 1 capital.

     The FDIC regulations establish a minimum leverage capital requirement for banks in the strongest financial and managerial condition, with a rating of 1 (the highest examination rating of the FDIC for banks) under the Uniform Financial Institutions Rating System, and that are not experiencing or anticipating significant growth, of a ratio of Tier 1 capital to total assets of not less than 3%. For all other banks, the minimum leverage capital requirement is 4.0%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution. The FDIC regulations also require that banks meet a risk based capital standard. The risk based capital standard requires the maintenance of a ratio of total capital (which is defined as the sum of Tier 1 capital and Tier 2 capital) to risk-weighted assets of at least 8% and a ratio of Tier 1 capital to risk-weighted assets of at least 4%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet items, are multiplied by a risk weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item. As of June 30, 2002, our leverage ratio was 5.73%, our Tier 1 capital ratio was 10.32% and our combined Tier 1 and 2 risk-based capital ratio was 10.75%. These ratios exceed the FDIC's minimum ratios and the levels required to be considered "well capitalized" under FDIC regulations, described below under "--Prompt Corrective Active."

     The federal banking agencies, including the FDIC, have also adopted regulations to require an assessment of an institution's exposure to declines in the economic value of a bank's capital due to changes in interest rates when assessing the bank's capital adequacy. Under such a risk assessment, examiners will evaluate a bank's capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors. According to the agencies, applicable considerations include the quality of the bank's interest rate risk management process, the overall financial condition of the bank and the level of other risks at the bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital. The agencies also issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy.

     The FDIC adopted regulations, effective April 1, 2002, establishing minimum regulatory capital requirements for equity investments in non-financial companies. The regulations apply a series of marginal capital charges that range from 8% to 25% depending upon the size of the aggregate equity investment portfolio of the banking organization relative to its Tier 1 capital. The capital charge would be applied by making a deduction, which would be based on the adjusted carrying value of the equity investment from the organization's Tier 1 capital. We do not believe this new capital requirement will have a material adverse effect upon our operations. However, we will have to take this requirement into consideration should we, at some point in the future, decide to invest in non-financial companies.

     Activity Restrictions on State Chartered Banks. Section 24 of the Federal Deposit Insurance Act, as amended (FDIA), which was added by the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), generally limits the activities and investments of state chartered FDIC insured banks and their subsidiaries to those permissible for federally chartered national banks and their subsidiaries, unless such activities and investments are specifically exempted by Section 24 or consented to by the FDIC. Section 24 provides an exception for majority owned subsidiaries of a bank, but Section 24 limits the activities of such subsidiaries to those permissible for a national bank under
Section 24 of the FDIA and the FDIC regulations issued pursuant thereto, or as approved by the FDIC.

     Before making a new investment or engaging in a new activity not permissible for a national bank or otherwise permissible under Section 24 of the FDIC regulations thereunder, an insured bank must seek approval from the FDIC to make such investment or engage in such activity. The FDIC will not approve the activity unless the bank meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the FDIC insurance funds.

     The Gramm-Leach Bliley Act ("Gramm-Leach") permits a state chartered bank to engage, through financial subsidiaries, in any activity in which a national bank may engage through a financial subsidiary and on substantially the same terms and conditions. In general, Gramm-Leach permits a national bank that is well-capitalized and well-managed to conduct, through a financial subsidiary, any activity permitted for a financial holding company other than insurance underwriting, insurance investments, real estate investment or development or merchant banking. The total assets of all such financial subsidiaries may not exceed the lesser of 45% of the bank's total assets or $50 billion. The bank must have policies and procedures to assess the financial subsidiary's risk and protect the bank from such risk and potential liability, must not consolidate the financial subsidiary's assets with the bank's and must exclude from its own assets and equity all equity investments, including retained earnings, in the financial subsidiary. Generally, Gramm-Leach will preempt all state laws regarding the permissibility of certain activities for state chartered banks if such state law is in conflict with the provisions of Gramm Leach (with the exception of certain insurance activities), regardless of whether the state law would authorize broader or more restrictive activities.

     Federal Home Loan Bank System. The bank is a member of the Federal Home Loan Bank (FHLB) system, which consists of twelve regional FHLBs, each subject to supervision and regulation by the Federal Housing Finance Board (FHFB). The FHLB provides a central credit facility primarily for member thrift institutions as well as other entities involved in home mortgage lending. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLBs. It makes loans to members (i.e., advances) in accordance with policies and procedures, including collateral requirements, established by the respective boards of directors of the FHLBs. These policies and procedures are subject to the regulation and oversight of the FHFB. All long term advances are required to provide funds for residential home financing. The FHFB has also established standards of community or investment service that members must meet to maintain access to such long term advances. The bank, as a member of the FHLB of New York, is required to purchase and hold shares of capital stock in that FHLB in an amount at least equal to the greater of (i) 1% of the aggregate principal amount of its unpaid mortgage loans, home purchase contracts and similar obligations at the beginning of each year; (ii) 0.3% of its assets; or (iii) 5% (or such greater fraction as established by the FHLB) of its advances from the FHLB as of December 31, 2001. Pursuant to Gramm-Leach, the foregoing minimum share ownership requirements will be replaced by regulations to be promulgated by the FHFB. Gramm-Leach specifically provides that the minimum requirements in existence immediately prior to adoption of Gramm-Leach shall remain in effect until such regulations are adopted. The bank is in compliance with these requirements.

     Enforcement. The FDIC has extensive enforcement authority over insured banks, including the bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers, to order divestitures and withhold approval of the acquisition of businesses or the exercise of powers, to terminate deposit insurance coverage and to place a depository institution in receivership. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices. The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state bank if that bank is "critically undercapitalized." For this purpose, "critically undercapitalized" means having a ratio of tangible capital to total assets of less than 2%. The FDIC may also appoint a conservator or receiver for a state bank on the basis of the institution's financial condition or upon the occurrence of certain events, including:

          o insolvency (whereby the assets of the bank are less than its liabilities to depositors and others);

          o substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices;

          o    existence of an unsafe or unsound condition to transact business;

          o likelihood that the bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and

          o insufficient capital, or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

     Safety and Soundness Standards. Pursuant to the requirements of FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994, each federal banking agency, including the FDIC, has adopted guidelines establishing general standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholder.

     In addition, the FDIC adopted regulations to require a bank that is given notice by the FDIC that it is not satisfying any of such safety and soundness standards to submit a compliance plan to the FDIC. If, after being so notified, a bank fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the FDIC may issue an order directing corrective and other actions of the types to which a significantly undercapitalized institution is subject under the "prompt corrective action" provisions of FDICIA. If a bank fails to comply with such an order, the FDIC may seek to enforce such an order in judicial proceedings and to impose civil monetary penalties.

     Prompt Corrective Action. Under the FDIC's prompt corrective action regulations, the FDIC is required to take certain, and is authorized to take other, supervisory actions against undercapitalized banking institutions. For this purpose, a banking institution would be placed in one of five categories based on the banking institution's capital. Generally, a banking institution is treated as "well capitalized" if its ratio of total capital to risk-weighted assets is at least 10.0%, its ratio of core capital to risk-weighted assets is at least 6.0%, its ratio of core capital to total assets is at least 5.0% and it is not subject to any order or directive by the FDIC to meet a specific capital level. A banking institution will be treated as "adequately capitalized" if its ratio of total capital to risk-weighted assets is at least 8.0%, its ratio of core capital to risk-weighted assets is at least 4.0% and its ratio of core capital to total assets is at least 4.0% (3.0% if the banking institution receives the highest rating on the CAMEL financial institutions rating system). A banking institution that has a total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 capital ratio that is less than 4.0% (3.0% leverage ratio if the banking institution receives the highest rating on the CAMEL financial institutions rating system) is considered to be "undercapitalized." A banking institution that has a total risk-based capital of less than 6.0% or a Tier 1 risk-based capital ratio or a leverage ratio of less than 3.0% is considered to be "significantly undercapitalized." A banking institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be "critically undercapitalized." The elements of a banking institution's capital for purposes of the prompt corrective action regulations are defined generally as they are under the regulations for minimum capital requirements. See "--Capital Requirements."

     The severity of the action authorized or required to be taken under the prompt corrective action regulations increases as a banking institution capital deteriorates within the three undercapitalized categories. All banking institutions are prohibited from paying dividends or other capital distributions or paying management fees to any controlling person if, following such distribution, the banking institution would be undercapitalized. An undercapitalized banking institution is required to file a capital restoration plan within 45 days of the date the banking institution receives notice that it is within any of the three undercapitalized categories. The FDIC is required to monitor closely the condition of an undercapitalized banking institution and to restrict the asset growth, acquisitions, branching, and new lines of business of such a banking institution. Significantly undercapitalized banking institutions are subject to restrictions on compensation of senior executive officers; such a banking institution may not, without FDIC consent, pay any bonus or provide compensation to any senior executive officer at a rate exceeding the officer's average rate of compensation (excluding bonuses, stock options and profit-sharing) during the 12 months preceding the month when the banking institution became undercapitalized. A significantly undercapitalized banking institution may also be subject, among other things, to forced changes in the composition of its board of directors or senior management, additional restrictions on transactions with affiliates, restrictions on acceptance of deposits from correspondent associations, further restrictions on asset growth, restrictions on rates paid on deposits, forced termination or reduction of activities deemed risky, and any further operational restrictions deemed necessary by the FDIC.

     If one or more grounds exist for appointing a conservator or receiver for an association, the FDIC may require the banking institution to issue additional debt or stock, sell assets, be acquired or combine with another banking institution. The FDIC has a broad range of grounds under which it may appoint a receiver or conservator for an insured depositary institution.

     Insurance Activities. In October 2001, the federal banking agencies adopted regulations prohibiting depository institutions from conditioning the extension of credit to individuals upon either the purchase of an insurance product or annuity or an agreement by the consumer not to purchase an insurance product or annuity from an entity that is not affiliated with the depository institution. The regulations also require prior disclosure of this prohibition to potential insurance product or annuity customers. We do not believe that these regulations will have a material impact on our operations.

     Deposit Insurance. Pursuant to FDICIA, the FDIC established a system for setting deposit insurance premiums based upon the risks a particular bank or savings association posed to its deposit insurance funds. Under the risk-based deposit insurance assessment system, the FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending six months before the assessment period. The three capital categories are (1) well capitalized, (2) adequately capitalized and (3) undercapitalized. The FDIC also assigns an institution to one of three supervisory subcategories within each capital group. With respect to the capital ratios, institutions are classified as well capitalized, adequately capitalized or undercapitalized, using ratios that are substantially similar to the prompt corrective action capital ratios discussed above. The FDIC also assigns an institution to a supervisory subgroup based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor).

     An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for deposit insurance currently range from 0 basis points to 27 basis points. The capital and supervisory subgroup to which an institution is assigned by the FDIC is confidential and may not be disclosed. The assessment rates for our BIF assessable deposits are zero basis points. If the FDIC determines that assessment rates should be increased, institutions in all risk categories could be affected. The FDIC has exercised this authority several times in the past and could raise insurance assessment rates in the future. Due to the current financial condition of the BIF, which is below the 1.25 percent Designated Reserve Ratio "rate-cliff", there is a possibility of higher deposit insurance premiums in the first half of 2003. Any increase in deposit insurance premiums could have an adverse effect upon the earnings of the holding company.

     Under the Deposit Insurance Funds Act of 1996 ("Funds Act"), the assessment base for the payments on the bonds ("FICO bonds") issued in the late 1980's by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation was expanded to include, beginning January 1, 1997, the deposits of BIF-insured institutions, such as the bank. Our total expense in 2001 for the assessment for deposit insurance and the FICO payments was $934,000.

     Under the FDIA, the FDIC may terminate the insurance of an institution's deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of the bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

     Transactions with Affiliates of the Bank. The bank is subject to the affiliate and insider transaction rules set forth in Sections 23A, 23B, 22(g) and 22(h) of the Federal Reserve Act, and the regulations of the FRB promulgated thereunder. These provisions, among other things, prohibit or limit a bank from extending credit to, or entering into certain transactions with, its affiliates (which for the bank would include the holding company) and principal shareholders, directors and executive officers of the bank.

     In addition, provisions of the BHCA prohibit extensions of credit to a bank's insiders and their related interests by any other institution that has a correspondent banking relationship with the bank, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

     Provisions of the New Jersey Banking Act impose conditions and limitations on the liabilities to a bank of its directors and executive officers and of corporations and partnerships controlled by such persons that are comparable in many respects to the conditions and limitations imposed on the loans and extensions of credit to insiders and their related interests under federal law and regulation, as discussed above. The New Jersey Banking Act also provides that a bank that is in compliance with the applicable federal laws and regulations is deemed to be in compliance with such provisions of the New Jersey Banking Act.

     Privacy Standards. Effective July 1, 2001, financial institutions, including the holding company and the bank, became subject to FDIC regulations implementing the privacy protection provisions of Gramm-Leach. These regulations require the holding company and the bank to disclose their privacy policy, including identifying with whom they share "non-public personal information," to customers at the time of establishing the customer relationship and annually thereafter.

     The regulations also require the holding company and the bank to provide their customers with initial and annual notices that accurately reflect its privacy policies and practices. In addition, the holding company and the bank are required to provide their customers with the ability to "opt-out" of having the holding company and the bank share their non-public personal information with unaffiliated third parties before they can disclose such information, subject to certain exceptions. The implementation of these regulations did not have a material adverse effect on the bank.

     Community Reinvestment Act. Under the Community Reinvestment Act (CRA), any insured depository institution, including the bank, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the FDIC, in connection with its examination of a bank, to assess the depository institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications for branch relocations, additional branches and acquisitions.

     Current CRA regulations rate an institution based on its actual performance in meeting community needs. In particular, the evaluation system focuses on three tests:

          o a lending test, to evaluate the institution's record of making loans in its service areas;

          o an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses; and

          o a service test, to evaluate the institution's delivery of services through its branches, ATMs and other offices.

     The CRA requires the FDIC to provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system and requires public disclosure of an institution's CRA rating. In December 2000, the federal banking agencies adopted regulations, effective April 1, 2001, implementing the requirements under Gramm-Leach that insured depository institutions publicly disclose certain agreements that are in fulfillment of the CRA. Management does not believe that these regulations will have a material impact on the holding company's operations.

     Internet Banking. Technological developments are dramatically altering the ways in which most companies, including financial institutions, conduct their business. The growth of the Internet is prompting banks to reconsider business strategies and adopt alternative distribution and marketing systems. The federal bank regulatory agencies have conducted seminars and published materials targeted to various aspects of internet banking, and have indicated their intention to reevaluate their regulations to ensure that they encourage banks' efficiency and competitiveness consistent with safe and sound banking practices. We cannot make assurances that the federal bank regulatory agencies will adopt new regulations that will not materially affect the bank's internet operations or restrict any such further operations.

FEDERAL RESERVE SYSTEM

     Under FRB regulations, the bank is required to maintain non-interest earning reserves against its transaction accounts (primarily NOW and regular checking accounts). The bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest bearing account at a FRB or a pass through account as defined by the FRB, the effect of this reserve requirement is to reduce the bank's interest earning assets.

THE USA PATRIOT ACT

     In response to the events of September 11th, President George W. Bush signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, on October 26, 2001. The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

     Among other requirements, Title III of the USA PATRIOT Act imposes the following requirements with respect to financial institutions:

          o Pursuant to Section 352, all financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls, (ii) specific designation of an anti-money laundering compliance officer, (iii) ongoing employee training programs, and (iv) an independent audit function to test the anti-money laundering program.

          o Section 326 of the Act authorizes the Secretary of the Department of Treasury, in conjunction with other bank regulators, to issue regulations by October 26, 2002 that provide for minimum standards with respect to customer identification at the time new accounts are opened.

          o Section 312 of the Act requires financial institutions that establish, maintain, administer, or manage private banking accounts or correspondent accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

          o Effective December 25, 2001, financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and will be subject to certain recordkeeping obligations with respect to correspondent accounts of foreign banks.

          o Bank regulators are directed to consider a holding company's effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

FEDERAL BANK HOLDING COMPANY REGULATION

     General. The holding company will be a bank holding company subject to examination, regulation and periodic reporting under the BHCA, as administered by the FRB.

     Activity Restrictions. The BHCA generally limits the holding company's activities to managing or controlling banks, furnishing services to or performing services for its subsidiaries and engaging in other activities that the FRB determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the FRB must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits include greater convenience, increased competition and gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices. Some of the principal activities that the FRB has determined by regulation to be so closely related to banking as to be a proper incident thereto are:

          o    making or servicing loans;

          o    performing certain data processing services;

          o    providing certain brokerage services;

          o    acting as fiduciary, investment or financial advisor;

          o    leasing personal or real property;

          o making investments in corporations or projects designed primarily to promote community welfare; and

          o    acquiring a savings and loan association.

     The FRB may require that the holding company terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the FRB believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The FRB also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt.

     Gramm-Leach expands the range of permitted activities of certain bank holding companies to include the offering of virtually any type of service that is financial in nature or incidental thereto, including banking, securities underwriting, insurance (both underwriting and agency), merchant banking, acquisitions of and combinations with insurance companies and securities firms and additional activities that the FRB, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. In order to engage in these new activities, a bank holding company must qualify and register with the FRB as a financial holding company. To qualify as a financial holding company, a bank holding company must demonstrate that each of its bank subsidiaries is well-capitalized and well-managed and has a rating of "satisfactory" or better under the Community Reinvestment Act of 1977. Certain of the additional activities authorized under Gramm-Leach may also be undertaken by a financial subsidiary of a bank. Under Gramm-Leach, a functional system of regulation will apply to financial holding companies under which banking activities will be regulated by the federal banking regulators, securities activities will be regulated by the federal securities regulators, and insurance activities will be subject to regulation by the appropriate state insurance authorities.

     Acquisition of Control. Under the federal Change in Bank Control Act ("CBCA"), any person (including a company), or group acting in concert, seeking to acquire 10% or more of the outstanding shares of the holding company's common stock will be required to submit prior notice to the FRB, unless the FRB has found that the acquisition of such shares will not result in a change in control of the holding company. Under the CBCA, the FRB has 60 days within which to act on such notices, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the communities served by the holding company and the bank, and the antitrust effects of the acquisition. Under the BHCA, any company would be required to obtain prior approval from the FRB before it may obtain "control" of the holding company within the meaning of the BHCA. Control generally is defined under the BHCA to mean the ownership or power to vote 25% or more of any class of voting securities of the holding company or the ability to control in any manner the election of a majority of the holding company's directors.

     As a bank holding company, the holding company will be required to obtain the prior approval of the FRB to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior FRB approval will be required for the holding company to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company.

     Capital; Dividends; Share Repurchases; Source of Strength. The FRB imposes certain capital requirements on the holding company under the BHCA, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These minimum requirements are substantially the same as the bank's minimum capital requirements described above under "--Federal Banking Regulation--Capital Requirements". Subject to its capital requirements and certain other restrictions, the holding company is able to borrow money to make a capital contribution to the bank, and such loans may be repaid from dividends paid from the bank to the holding company. The holding company is also able to raise capital for contribution to the bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

     A bank holding company is required to give the FRB prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, will be equal to 10% or more of the bank's consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, FRB order or directive, or any condition imposed by, or written agreement with, the FRB. Such notice and approval is not required for a bank holding company that would be treated as "well capitalized" under applicable regulations of the FRB, that has received a composite "1" or "2" rating at its most recent bank holding company examination by the FRB, and that is not the subject of any unresolved supervisory issues.

     Regulations of the FRB provide that a bank holding company must serve as a source of strength to any of its subsidiary banks and must not conduct its activities in an unsafe or unsound manner. A bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. Under the prompt corrective action provisions of FDICIA, a bank holding company parent of an undercapitalized subsidiary bank would be directed to guarantee, within limitations, the capital restoration plan that is required of such an undercapitalized bank. See "--Federal Banking Regulation--Prompt Corrective Action" above. If the undercapitalized bank fails to file an acceptable capital restoration plan or fails to implement an accepted plan, the FRB may prohibit the bank holding company parent of the undercapitalized bank from paying any dividend or making any other form of capital distribution without the prior approval of the FRB.

     Under the FDIA, depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law would have potential applicability if the holding company ever acquired, as a separate subsidiary, a depository institution in addition to the bank.

NEW JERSEY BANK HOLDING COMPANY REGULATION

     General. Under the New Jersey Banking Act, a company owning or controlling a bank is regulated as a bank holding company. The New Jersey Banking Act defines the terms "company" and "bank holding company" as such terms are defined under the BHCA. Each bank holding company controlling a New Jersey chartered bank or savings bank must file certain reports with the Commissioner and is subject to examination by the Commissioner.

     Acquisition of Control. The New Jersey Banking Act requires prior approval of the Commissioner before any person may acquire a New Jersey bank holding company, such as the holding company. For this purpose, the term "person" is defined broadly to mean a natural person or a corporation, company, partnership, or other forms of organized entities. The term "acquire" is defined differently for an existing bank holding company and for other companies or persons. A bank holding company will be treated as "acquiring" a New Jersey bank holding company if the bank holding company acquires more than 5% of any class of the voting shares of the bank holding company. Any other person will be treated as "acquiring" a New Jersey bank holding company if it acquires ownership or control of more than 25% of any class of the voting shares of the bank holding company.

FEDERAL SECURITIES LAW

     The holding company has filed with the SEC a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued pursuant to the acquisition and exchange. Upon completion of the acquisition and exchange, the holding company's common stock will be registered with the SEC under the Securities Exchange Act of 1934. The holding company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

     The registration under the Securities Act of shares of the holding company's common stock to be issued in the acquisition and exchange does not cover the resale of such shares. Shares of the holding company's common stock acquired by persons who are not affiliates of the holding company may be resold without registration. Shares acquired by an affiliate of the holding company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the holding company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the bank who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of the holding company or the average weekly volume of trading in such shares during the preceding four calendar weeks. The holding company may make provisions in the future to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Our net income is dependent primarily on our net interest income, which is the difference between interest and dividend income earned on our loan and investment securities portfolios and the interest paid on our interest-bearing liabilities, such as deposits and borrowings. Our net income is also affected by the generation of non-interest income, such as loan fees and service charges, as well as gains on sales of securities held for sale. In addition, our net income is affected by the level of the provision for loan losses, as well as operating expenses.

     Our operations and the entire banking industry are significantly affected by prevailing economic conditions, competition and the monetary and fiscal policies of governmental agencies. Lending activities are influenced by competition among lenders, the level of interest rates, the availability of funds and, in certain markets, the demand for and supply of housing. Deposit flow and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities, and the levels of personal income and savings nationwide.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK DISCLOSURE

     We originate and invest in interest-earning assets and solicit interest-bearing deposit accounts. Our operations are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of our interest-earning assets and the amount of interest-bearing liabilities that mature, reprice, or are prepaid/withdrawn in specified time periods. Interest rate risk is the risk that our earnings and/or net portfolio value (defined below) will change when interest rates change. The principal objective of our asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating our funding needs.

     Management monitors and controls interest rate risk through a variety of techniques including use of interest rate sensitivity models and traditional interest rate sensitivity gap analysis. Through use of the models, we project future net interest income and then estimate the effect on projected net interest income of various changes in interest rates and balance sheet growth rates. We also use the models to calculate the change in net portfolio value over a range of interest rate change scenarios. Net portfolio value is the present value of expected future cash flows from assets less the present value of expected cash flows from liabilities. Traditional gap analysis involves arranging interest-earning assets and interest-bearing liabilities by repricing periods and then computing the difference, or interest-rate sensitivity gap, between the assets and liabilities which are estimated to reprice during each time period and cumulatively through the end of each time period. The dollar difference between rate sensitive assets and rate sensitive liabilities within given time periods is referred to as the "interest sensitivity gap". By this definition, a "gap" has an asset, liability and time component.

     A negative gap is created when rate sensitive liabilities exceed rate sensitive assets within a particular time frame. Conversely, a positive gap occurs when the bank has more rate sensitive assets than rate sensitive liabilities within a particular time frame. Negative gaps result when an institution borrows on a short term basis and lends on a long term basis. Positive gaps occur when an institution borrows on a long term basis and lends on a short term basis. In an increasing rate environment, earnings will generally increase with a positive short term gap. Earnings will generally decrease in a rising rate environment when the short term gap is negative.

     Both interest rate sensitivity modeling and gap analysis involve a variety of significant estimates and assumptions and are done at a specific point in time. Interest rate sensitivity modeling requires, among other things, estimates of how much and when yields and costs on individual categories of interest-earning assets and interest-bearing liabilities will respond to general changes in market interest rates; future cash flows; and discount rates.

     Gap analysis requires estimates as to when individual categories of interest sensitive assets and liabilities will reprice and assumes that assets and liabilities assigned to the same repricing period will reprice at the same time and in the same amount. Like sensitivity modeling, gap analysis does not take into account the fact that the repricing of some assets and liabilities is discretionary and subject to competitive and other pressures.

     Changes in the estimates and assumptions made for interest rate sensitivity modeling and gap analysis could have a significant impact on projected results and conclusions. Therefore, these techniques may not accurately reflect the impact of general interest rate movements on our net interest income or net portfolio value.

     Our models provide information pursuant to the market risk disclosure rules set forth in Item 305 of Regulation S-K of the Securities and Exchange Commission. The information is based on significant estimates and assumptions and constitutes a "forward looking statement" within the meaning of that terms as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Act of 1934. The base case information shows an estimate of our net portfolio value at June 30, 2002 arrived at by discounting estimated future cash flows at current market rates and an estimate of future net interest income assuming that maturing assets or liabilities are replaced with new balances of the same type, in the same amount, and at the same rate level. The rate change information shows estimates of net portfolio value at June 30, 2002 and future net interest income assuming rate changes of varying amounts. Rate changes are assumed to occur uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. In addition, for purposes of calculating net portfolio value, the indicated rate changes are assumed to be shock or immediate changes, while for purposes of projecting future net interest income the indicated rate changes are assumed to be ramped or occur evenly over a twelve month time period. In projecting future net interest income under the indicated rate change scenarios, activity is simulated by replacing maturing balances with new balances of the same type, in the same amount, but at the current rate level and adjusting repricing balances to the current rate level.

     Based on the results of our interest simulation model as of June 30, 2002, if rates decrease by 100 basis points we would expect an improvement of $1.5 million, or 1.2%, in net interest income for the six months ended June 30, 2002 after accounting for expected prepayments from the callable agency and mortgage-backed securities portfolios and a corresponding increase of $124.9 million in net portfolio value. If rates increase by 100 basis points, net interest income for the six months ended June 30, 2002 is projected to decline by $3.2 million, or 2.6%, while net portfolio value would decrease by $195.7 million.

     Based on the results of our interest simulation model as of December 31, 2001, if rates had decreased by 100 basis points we would have expected an improvement of $2.1 million, or 1.8%, in net interest income after accounting for expected prepayments from the callable agency and mortgage-backed securities portfolios and a corresponding increase of $183 million, or 93%, in the net portfolio value. If rates had increased by 100 basis points, net interest income for the year ended December 31, 2001 is projected to have declined by $3.1 million, or 2.6%, while the net portfolio value would have decreased by $166 million, or 84%. In comparison, based on the results of our interest simulation model as of December 31, 2000, if rates had decreased by 100 basis points we would have expected an improvement of $2.5 million, or 2.5%, in net interest income after accounting for expected prepayments from the callable agency and mortgage-backed securities portfolios and a corresponding increase of $110 million in net portfolio value. If rates had increased by 100 basis points, net interest income for the year ended December 31, 2000 would have been projected to have declined by $5.7 million, or 5.8%, while net portfolio value would have been projected to have decreased by $103 million.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

     The following tables set forth certain information relating to our average interest-earning assets and average interest-bearing liabilities and reflects the average yield on assets and the average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods shown. The tables also present information for the periods indicated with respect to the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, or "interest rate spread," which banking institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net interest margin," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.



                                                                             FOR THE SIX MONTHS ENDED JUNE 30,
                                                      ------------------------------------------------------------------------------
                                                                      2002                                      2001
                                                      -------------------------------------     ------------------------------------
                                                        AVERAGE     INTEREST &    AVERAGE         AVERAGE    INTEREST &     AVERAGE
                                                        BALANCE        FEES        RATE           BALANCE       FEES         RATE
                                                      ------------- ------------ ----------     ------------ ------------ ----------
                                                                 (DOLLARS IN THOUSANDS, INCOME ON A TAX-EQUIVALENT BASIS)
ASSETS
Interest-earning assets:
    Loans:
        Commercial.............................        $  142,397    $  4,745       6.72%        $  128,309    $  5,585        8.78%
        Installment............................           630,088      24,709       7.85            558,980      21,753        7.80
        Real estate............................         1,061,969      39,581       7.49            991,599      40,072        8.07
                                                        ---------    --------                     ---------    --------
             Total loans.......................         1,834,454      69,035       7.56          1,678,888      67,410        8.03
                                                        ---------    --------                     ---------    --------
    Securities:
        Taxable................................         1,522,076      38,337       5.04          1,538,916      50,660        6.58
        Non-taxable............................           237,714       8,589       6.91            139,407       5,155        7.07
                                                       ----------    --------                    ----------    --------
             Total securities..................         1,759,790      46,926       5.29          1,678,323      55,815        6.62
                                                        ---------    --------                    ----------    --------
    Money market investments...................           190,829       1,673       1.74             34,989         853        4.85
                                                       ----------    --------                    ----------    --------
             Total interest-earning assets.....        $3,785,073    $117,634       6.21         $3,392,200    $124,078        7.30
                                                       ----------    --------                    ----------    --------
Noninterest-earning assets:
    Cash and due from banks....................           106,647                                    83,248
    Other assets...............................           193,385                                   182,920
    Allowance for loan losses..................            (9,844)                                   (8,606)
                                                       ----------                                ----------
             Total noninterest-earning assets..           290,188                                   257,562
                                                       ----------                                ----------
Total assets ..................................        $4,075,261                                $3,649,762
                                                       ==========                                ==========

LLABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
    Savings deposits...........................        $  931,168    $ 10,293       2.23%        $  654,563    $  8,781        2.70%
    Other time deposits........................           882,090      18,344       4.19            832,388      23,449        5.68
    Certificates of deposits $100,000 and over.           798,929      11,344       2.86            817,103      22,302        5.50
                                                       ----------    --------                    ----------    --------
             Total interest-bearing deposits...         2,612,187      39,981       3.09          2,304,054      54,532        4.77
                                                       ----------    --------                    ----------    --------
                                                          635,063      15,055       4.71            662,531      17,466        5.24
                                                       ----------    --------                    ----------    --------
Borrowings
             Total interest-bearing liabilities         3,247,250     55,036        3.41%         2,966,585      71,998        4.88%
                                                       ----------    --------                    ----------    --------
Noninterest-bearing liabilities and
    stockholders' equity:
        Demand deposits........................           570,625                                   462,381
        Other liabilities......................            32,880                                    23,827
                                                       ----------                                ----------
             Total noninterest-bearing
              liabilities .....................           603,505                                   486,208
                                                       ----------                                ----------
        Shareholders' equity...................           224,506                                   196,969
                                                       ----------                                ----------
Total liabilities and shareholders' equity.....        $4,075,261                                $3,649,762
                                                       ==========                                ==========
Net interest income/spread
    (annualized tax-equivalent basis)..........                      $ 62,598       2.80%                      $ 52,080        2.43%
                                                                     ========                                  ========
Net interest margin
    (annualized tax-equivalent basis)..........                                     3.29%                                      3.04%
Tax equivalent adjustments:
    Loans    ..................................                      $    336                                  $    623
    Investment securities......................                         3,006                                     1,804
                                                                     --------                                  --------
             Total.............................                      $  3,342                                  $  2,427
                                                                     ========                                  ========


Loans include nonaccruing loans, the effect of which is to reduce the rate earned on loans, and exclude unearned income. Income is stated on a tax-equivalent basis by adding to income an amount equal to the tax benefit of owning tax-exempt securities and loans based on statutory rates in effect (35% in 2001, 2000 and 1999).



                                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                   -------------------------------------------------------------------------------
                                                                  2001                                      2000
                                                   ------------------------------------     --------------------------------------
                                                     AVERAGE    INTEREST &    AVERAGE         AVERAGE    INTEREST &     AVERAGE
                                                     BALANCE       FEES        RATE           BALANCE       FEES         RATE
                                                   ------------ ------------ ----------     ------------ ------------ ------------
                                                                    (DOLLARS IN THOUSANDS, INCOME ON A TAX-EQUIVALENT BASIS)
ASSETS
Interest-earning assets:
    Loans:
        Commercial...............................  $  129,317     $ 10,380       8.03%        $  113,231     $ 11,535      10.19%
        Installment..............................     584,568       45,776       7.83            501,689       38,629       7.70
        Real estate..............................   1,068,603       84,633       7.92          1,020,973       82,269       8.06
                                                   ----------     --------                    ----------       ------
             Total loans.........................   1,782,488      140,789       7.90          1,635,893      132,433       8.10
                                                   ----------     --------                    ----------      -------
    Securities:
        Taxable..................................   1,308,276       83,644       6.39          1,632,965      109,037       6.68
        Non-taxable..............................     165,295       12,077       7.31             86,847        6,128       7.06
                                                   ----------     --------                    ----------     ---------
             Total securities....................   1,473,571       95,721       6.50          1,719,812      115,165       6.70
                                                   ----------     --------                    ----------      -------
    Money market investments.....................     191,899        6,023       3.14             41,389        2,655       6.41
                                                   ----------     --------                    ----------    ---------
             Total interest-earning assets.......   3,447,958      242,533       7.02          3,397,094      250,253       7.37
                                                   ----------     --------                    ----------      -------
Noninterest-earning assets:
    Cash and due from banks......................      92,329                                     82,256
    Other assets.................................     189,720                                    150,513
    Allowance for loan losses....................      (8,682)                                    (8,482)
                                                   ----------                                 ----------
             Total noninterest-earning assets....     273,367                                    224,287
                                                   ----------                                 ----------
Total assets ....................................  $3,721,325                                 $3,621,381
                                                   ==========                                 ==========

LLABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
    Savings deposits.............................  $  707,841     $ 19,107       2.70%        $  628,860     $ 15,810       2.51%
    Other time deposits..........................     854,203       45,775       5.36            786,047       42,589       5.42
    Certificates of deposits $100,000 and over...     797,672       37,925       4.75            782,995       47,020       6.01
                                                   ----------     --------                    ----------     --------
             Total interest-bearing deposits.....   2,359,716      102,807       4.36          2,197,902      105,419       4.80
                                                   ---------      --------                    ----------     --------
    Borrowings                                        625,340       31,973       5.11            825,609       51,992       6.30
                                                   ----------     --------                    ----------     --------
             Total interest-bearing liabilities..   2,985,056      134,780       4.50          3,023,511      157,411       5.18
                                                   ----------     --------                    ----------     --------
Noninterest-bearing liabilities and
    stockholders' equity:........................
        Demand deposits..........................     498,706                                    413,142
        Other liabilities........................      28,638                                     22,846
                                                   ----------                                 ----------
             Total noninterest-bearing liabilities    527,344                                    435,988
        Shareholders' equity.....................     208,925                                    161,882
                                                   ----------                                 ----------
Total liabilities and shareholders' equity.......  $3,721,325                                 $3,621,381
                                                   ==========                                 ==========
Net interest income/spread
    (tax-equivalent basis).......................                $107,753       2.52%                       $92,842         2.19%
                                                                 ========                                   =======
Net interest margin
    (tax-equivalent basis).......................                               3.12%                                       2.76%
Tax equivalent adjustments:
    Loans .......................................                $    617                                   $    886
    Investment securities........................                   4,227                                      2,145
                                                                 --------                                   --------
             Total...............................                $  4,844                                   $  2,831
                                                                 ========                                   ========





                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                    ----------------------------------------
                                                                        1999
                                                    ----------------------------------------
                                                        AVERAGE      INTEREST &     AVERAGE
                                                        BALANCE         FEES         RATE
                                                     ------------- ------------- ------------

Interest-earning assets:
    Loans:
        Commercial...............................      $   92,131     $  8,446          9.17%
        Installment..............................         454,944       34,591          7.60
        Real estate..............................         808,787       65,372          8.08
                                                       ----------     --------
             Total loans.........................       1,355,862      108,409          8.00
                                                       ----------     --------
    Securities:
        Taxable..................................       1,385,968       90,953          6.56
        Non-taxable..............................          72,415        4,325          5.97
                                                       ----------     --------
             Total securities....................       1,458,383       95,278          6.53
                                                       ----------     --------
    Money market investments.....................         140,519        7,357          5.24
                                                       ----------     --------
             Total interest-earning assets.......       2,954,764      211,044          7.18
                                                       ----------     --------
Noninterest-earning assets:
    Cash and due from banks......................          72,840
    Other assets.................................         163,499
    Allowance for loan losses....................          (8,698)
                                                       ----------
             Total noninterest-earning assets....          27,641
                                                       ----------
Total assets ....................................      $3,182,405
                                                       ==========

LLABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:

    Savings deposits.............................      $  616,300     $ 15,484          2.51%
    Other time deposits..........................         778,719       39,123          5.02
    Certificates of deposits $100,000 and over...         835,653       42,262          5.06
                                                       ----------     --------
             Total interest-bearing deposits.....       2,230,672       96,869          4.34
                                                       ----------     --------
    Borrowings                                            371,930       19,381          5.21
                                                       ----------     --------
             Total interest-bearing liabilities..       2,602,602      116,250          4.46
                                                       ----------     --------
Noninterest-bearing liabilities and
    stockholders' equity:........................
        Demand deposits..........................         376,994
        Other liabilities........................          29,262
                                                       ----------
             Total noninterest-bearing liabilities        406,256
        Shareholders' equity.....................         173,547
                                                       ----------
Total liabilities and shareholders' equity.......      $3,182,405
                                                       ==========
Net interest income/spread
    (tax-equivalent basis).......................                     $ 94,794          2.73%
                                                                      ========
Net interest margin
    (tax-equivalent basis).......................                                       3.21%
Tax equivalent adjustments:
    Loans .......................................                   $    542
    Investment securities........................                       1,514
                                                                     --------
             Total...............................                    $  2,056
                                                                     ========


Loans include nonaccruing loans, the effect of which is to reduce the rate earned on loans, and exclude unearned income. Income is stated on a tax-equivalent basis by adding to income an amount equal to the tax benefit of owning tax-exempt securities and loans based on statutory rates in effect (35% in 2001, 2000 and 1999).

RATE/VOLUME ANALYSIS

     The following tables set forth information regarding the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the periods indicated. Average balances and rates include non-accruing loans. For each category of interest-earning asset and interest-bearing liability, information is provided for changes attributable to (i) changes in volume (changes in volume multiplied by old rate), (ii) changes in rates (change in rate multiplied by old volume) and (iii) total change. Changes in rate/volume (changes in rate multiplied by the changes in volume) are allocated proportionately between changes in rate and changes in volume.


                                                                    SIX MONTHS ENDED JUNE 30, 2002
                                                                     COMPARED TO SIX MONTHS ENDED
                                                                            JUNE 30, 2001
                                                  -------------------------------------------------------------------
                                                              INCREASE/(DECREASE)
                                                               DUE TO CHANGE IN
                                                  -------------------------------------------------------------------
                                                         VOLUME                 RATE                    NET
                                                  -------------------     -----------------        ------------------
                                                                            (IN THOUSANDS)
Interest-earning assets:
Loans (net of unearned income)...........               $ 5,980               $ (4,068)              $  1,912
Securities...............................                (5,667)                (6,460)               (12,127)
Money market investments.................                10,548                 (7,692)                 2,856
                                                         ------               --------               --------

Total interest income....................               $10,861               $(18,220)              $ (7,359)
                                                        =======               ========               ========

Interest-bearing liabilities:
Deposits.................................               $ 4,185               $(18,725)              $(14,540)
Borrowings...............................                  (106)                (2,315)                (2,421)
                                                           -----              --------               --------

Total interest expense...................               $ 4,079               $(21,040)              $(16,961)
                                                        =======               ========               ========

Net interest income......................               $ 6,782               $  2,820               $  9,602
                                                        =======               ========               ========




                                           YEAR ENDED DECEMBER 31, 2001                        YEAR ENDED DECEMBER 31, 2000
                                              COMPARED TO YEAR ENDED                              COMPARED TO YEAR ENDED
                                                 DECEMBER 31, 2000                                  DECEMBER 31, 1999
                                   -----------------------------------------------    ------------------------------------------
                                             INCREASE/(DECREASE)                                INCREASE/(DECREASE)
                                              DUE TO CHANGE IN                                    DUE TO CHANGE IN
                                   -----------------------------------------------    ----------------- ------------- ----------
                                        VOLUME             RATE          NET               VOLUME           RATE         NET
                                   ----------------    ------------  -------------    --------------     ------------ ----------
                                                                               (IN THOUSANDS)
Interest-earning assets:
Loans (net of unearned income).....     $ 11,705       $   (3,319)   $    8,386          $  23,881      $      143    $  24,024
Securities.........................      (15,555)          (3,891)      (19,446)            17,365           2,522       19,887
Money market investments...........        5,348           (1,980)        3,368             (6,069)          1,367       (4,702)
                                        --------       ----------    ----------          ---------      ----------    ---------
Total interest income..............     $  1,498       $   (9,190)   $  (7,692)          $  35,177      $    4,032    $  39,209
                                        ========       ==========    =========           =========      ==========    =========

Interest-bearing liabilities:
Deposits...........................     $  7,449       $  (10,067)   $  (2,618)          $ (1,457)      $   10,007    $   8,550
Borrowings                               (11,686)          (8,327)     (20,013)            27,837            4,774       32,611
                                        --------       ----------    ---------           --------       ----------    ---------
Total interest expense.............     $ (4,237)      $  (18,394)   $ (22,631)          $ 26,380       $   14,781    $  41,161
                                        ========       ==========    =========           ========       ==========    =========

Net interest income................     $  5,735       $    9,204    $  14,939           $  8,797       $ (10,749)   $   (1,952)
                                        ========       ==========    =========           ========       =========    ==========


FINANCIAL CONDITION:  JUNE 30, 2002 COMPARED TO DECEMBER 31, 2001

     Total assets at June 30, 2002 were $4.227 billion, an increase of $164.3 million, or 4.0%, compared to $4.063 billion at December 31, 2001. Net loans increased by $59.8 million, or 3.3%, to $1.857 billion at June 30, 2002 as compared to $1.797 billion at December 31, 2001 despite loan securitizations totaling $140.2 million during the first six months of 2002. Total securities also increased by $64.5 million, or 3.7%, to $1.797 billion at June 30, 2002 as compared to $1.732 billion at December 31, 2001. This asset growth was funded by a 7.7% increase in total deposits of $236.6 million to $3.313 billion at June 30, 2002 as compared to $3.076 billion at December 31, 2001. Total stockholders' equity, also increased $29.7 million, or 13.7%, to $245.7 million at June 30, 2002 as compared to $216.0 million at December 31, 2001. This increase occurred primarily due to net income of $22.9 million for the six months ended June 30, 2002 and an increase in unrealized gains on securities, net, of $13.4 million, partially offset by the repurchase of 76,500 shares of common stock at a total cost of $1.8 million and cash dividends of $5.5 million during the six months ended June 30, 2002. Under the repurchase program authorized by the Board of Directors on July 26, 2000, 131,066 shares remain to be purchased as of June 30, 2002. Securities sold under agreement to repurchase borrowings decreased by $101.2 million, or 75.0%, to $33.7 million as compared to $134.9 million at December 31, 2001.

SIX-MONTH PERIOD ENDED JUNE 30, 2002 COMPARED TO SIX-MONTH PERIOD ENDED JUNE 30, 2001

     Net Income. Net income for the six months ended June 30, 2002 increased $4.2 million, or 22.6%, from $18.7 million in the same period of 2001 to $22.9 million in the current year. This improvement in earnings was achieved despite an increase of $8.1 million in pension and other employee benefits resulting from a $7.8 million smaller "net pension credit" (pension market value adjustment less pension plan expense) in 2002 as compared to the similar period in 2001. Core operating earnings (net income less pension market value adjustment after tax) for the first half of

2002 increased $12.0 million, or 150.8%, as compared to the prior year's first half primarily due to the combination of a $9.6 million increase in net interest income and a $4.7 million increase in other operating income, partially offset by an increase of $8.9 million in other operating expenses.

     Interest Income. For the six months ended June 30, 2002, interest income decreased 6.0% from $121.7 million in 2001 to $114.3 million in 2002, principally as a result of a reduction in yields on interest-earning assets. Interest and fees on loans increased $1.9 million mainly due to higher average loan volume of $155.6 million partially offset by a decrease in yield of 47 basis points. Interest income on Federal funds sold increased $0.8 million due to substantially higher volume. Interest and dividends on securities decreased $10.1 million to $43.9 million due to a decrease in yield of 134 basis points and sales of securities.

     Interest Expense. Interest expense for the six months ended June 30, 2002 decreased $17.0 million, or 23.6%, to $55.0 million compared with $72.0 million for the same period of a year ago due to decreases in interest on deposits and borrowed funds of $14.6 million, or 26.7%, and $2.4 million, or 13.8%, respectively. The continued growth in deposits during 2002 was more than offset by a 168 basis point decrease in the average cost of interest bearing deposits. Average volume in demand deposits increased $108.2 million or 23.4% over the prior year's volume. The interest expense on borrowed funds decreased $2.4 million resulting from a decrease of 50 basis points in cost and a small decline in the average balance.

     Net Interest Income. Net interest income for the first six months of 2002 increased $9.6 million, or 19.3%, from $49.7 million in 2001 to $59.3 million in 2002. The average yield on total interest earning assets decreased 109 basis points in the current year's lower rate environment as compared to the first six months of 2001. During the same period the cost of funds decreased 134 basis points to 2.93% in 2002. The demand deposits average balance increased $108.2 million over the prior year. These factors contributed to an increase in the net interest margin of 25 basis points from 3.04% during the first six months of 2001 to 3.29% for the corresponding period in 2002. The net interest income spread increased by 23 basis points from 3.08% during the first six months of 2001 to 3.31% during the first six months of 2002. All interest income and expense amounts in the preceding and following discussions of net interest income are stated on a pre-tax adjusted basis. The related yield, return on assets, spreads and the net interest margin reflect the tax-equivalent adjustments which were made to income derived from any tax-exempt loans and securities. All interest-earning assets and interest-bearing liabilities are discussed in terms of average balances.

     Provision for Loan Losses. Our provision for loan losses is established periodically at levels determined by management to be necessary to maintain the allowance for loan losses at an adequate level. For the first six months of 2002 and 2001, a provision of $0.6 million was charged to expenses. At June 30, 2002 and December 31, 2001, the related allowance for loan losses was $9.9 million and $9.7 million, respectively. Loans accounted for on a non-accrual basis increased from $5.6 million at December 31, 2001 to $6.3 million at June 30, 2002. Loans accruing interest, but on which interest or principal was 90 days or more past due, decreased from $0.9 million at December 31, 2001 to $0.6 million at June 30, 2002.

     Other Operating Income. Other operating income increased $4.7 million to $20.0 million during the first six months of 2002 compared with the same period in the prior year. Service charges on deposit accounts and other retail banking fees increased $2.0 million, or 27.0%, to $9.5 million for the first six months of 2002, primarily attributable to a significant increase in annuities commissions. Net realized gains on securities sales increased $1.4 million to $6.7 million, or 27.2% for the first six months of 2002. Trust department income increased slightly during such period. Other income increased $1.2 million primarily due to an increase in gains on sale of other real estate owned.

     Other Operating Expenses. Other operating expenses increased $8.9 million, or 23.6%, to $46.4 million during the first half of 2002 compared with the similar period last year. Pension and employee benefits increased $8.1 million primarily from a "net pension credit" of $10.1 million during the first six months of 2001 compared to a lower "net pension credit" of $2.3 million in the similar period of 2002. Salaries and wages increased $1.2 million, or 6.17%, during the first six months of 2002 compared with the same period in the prior year. Furniture, fixtures, and equipment expense declined slightly, reflecting a reduction in new expenditures during 2002. Occupancy expense and other expense remained relatively constant for the first half of each year.

     Provision for Income Taxes. The provision for income taxes in 2002 increased $1.2 million in the first half of 2002 from the same period of 2001, reflecting the current year's higher pre-tax income, partially offset by higher tax-free income from investment securities and bank owned officer life insurance.

     On July 2, 2002, the State of New Jersey enacted the Business Tax Reform Act, which is retroactive to January 1, 2002. We expect this legislation to contribute to an increase in our annual effective tax rate to 32.4% for 2002, compared to our 2001 effective tax rate of 28.8%. We anticipate making an adjustment to income tax expense in the third quarter of 2002.

     Interest Rate Sensitivity. At June 30, 2002, our negative gap exposure, which stood at $729.7 million within the 0-3 month time frame at December 31, 2001, increased to $974.9 million within the 0-3 month time frame. Overall, in the one-year time frame, the negative gap exposure rose from $1,137.9 million at December 31, 2001 to $1,381.3 million at June 30, 2002. Management has identified asset/liability strategies, procedures for administration of liability costs, and redeployment of asset maturities and cash flows to mitigate the spread impact of any possible mismatch in a volatile rate environment.

     Asset Quality. As of June 30, 2002, our total loan portfolio was $1.9 billion, which included a total recorded investment in impaired loans of $8.1 million for which there was a $1.7 million valuation allowance established under SFAS #114. This valuation allowance was included in the $9.9 million allowance for loan losses in our consolidated statement of condition.

     Interest payments received on impaired loans are recorded as interest income unless collection of the remaining investment is doubtful in which case payments received are recorded as reductions of principal. We did not record any interest payments as interest income on impaired loans for the six months ended June 30, 2002 and June 30, 2001.

     Our non-performing assets consist of non-accrual loans and holdings of other real estate owned. Total non-performing assets decreased from $19.0 million at December 31, 2001 to $18.8 million at June 30, 2002. Other real estate owned decreased from $13.4 million at December 31, 2001 to $12.5 million at June 30, 2002 while total non-accrual loans increased from $5.6 million at December 31, 2001 to $6.3 million at June 30, 2002.

     Our past due loans (30 to 89 days past due) decreased from $5.8 million at December 31, 2001 to $3.7 million at June 30, 2002. Loans over 90 days past due and still accruing interest also decreased from $0.9 million at December 31, 2001 to $0.6 million at June 30, 2002.

     At June 30, 2002, our allowance for loan losses (allowance), after net charge-offs of $0.2 million for six months, was $9.9 million. The annualized net charge-offs were 0.05% of total loans at the end of the period. At June 30, 2002, the allowance coverage declined slightly to 158.1% of non-performing loans as compared to 173.4% at December 31, 2001. We believe the reserve is adequate based upon the estimated value of the collateral and the collectibility of loans.

2001 COMPARED WITH 2000

     Overview. During 2001, net income increased 73% from $20.0 million in 2000 to $34.6 million. Earnings per share increased 75% to $1.87 in 2001. This growth in earnings resulted from the combination of a $12.9 million increase in net interest income, a $9.1 million increase in non-interest income, and a slight overall decrease in non-interest expenses. The improvement in net interest income during 2001 was mainly attributable to the significant increase in low-cost consumer deposits which enabled us to increase our net interest margin from 2.76% in 2000 to 3.12% in 2001 in a declining rate environment. The increase in non-interest income resulted from substantial increases in net realized gains on securities sales and service charge fee income. The slight decrease in other operating expenses was mainly attributable to a $15.3 million decrease in pension and employee benefits partially offset by increases in salaries and branch expansion related expenses.

     Net Income. Our net income was $34.6 million in 2001, a 73.0% increase over 2000's earnings. Basic earnings per share increased from $1.07 in 2000 to $1.87 in 2001. Our return on average assets increased from 0.55% in 2000 to 0.93% in 2001 despite an increase of $99.9 million in total average assets. Our return on average equity increased from 12.36% in 2000 to 16.56% in 2001.

     Interest Income. Total interest income decreased from $247.4 million in 2000 to $237.7 million in 2001 attributable to a 40 basis point decrease in the total interest earning assets yield reflective of the lower rate environment partially offset by an increase of $50.9 million in the volume of interest-earning assets. Interest and fees on loans increased from $131.7 million in 2000 to $140.2 million in 2001. The increase was attributable to total loan growth of $146.6 million partially offset by a decrease of 20 basis points in the effective loan yield. Interest and dividends on securities decreased from $114.0 million in 2000 to $94.2 million in 2001 reflecting a decrease of $181.0 million in volume due to the selling of securities resulting in gains of $12.4 million for the year and reflecting lower rates paid on interest-bearing liabilities during 2001. Interest on Federal funds sold increased from $1.7 million in 2000 to $3.3 million in 2001.

     Interest Expense. Interest expense on deposits decreased from $105.4 million in 2000 to $102.8 million in 2001, primarily reflecting a rate decrease of 44 basis points partially offset by growth in deposits of $161.8 million. Interest expense on borrowed funds decreased by 38.5% from $52.0 million in 2000 to $32.0 million in 2001. The related borrowed funds balance decreased $200.3 million to $625.3 million and the rate fell 115 basis points during the year 2001. The lower cost resulted from our decision to substitute short term "securities sold under agreements to repurchase" for Federal Home Loan Bank fixed rate convertible advances with more favorable rates and longer terms as a funding source.

     Net Interest Income. As a result of the continued strong loan growth combined with a substantial decrease in the overall cost of funds, net interest income increased $12.9 million or 14.3% to $102.9 million in 2001. The yield on total interest-earning assets declined by 35 basis points during 2001 at a time when our average prime rate for the year fell 221 basis points from the prior year's average rate. During the same period, the cost of interest-bearing liabilities decreased 15.1% from 5.18% to 4.50% in 2001. These factors contributed to the increase in our net interest margin from 2.76% in 2000 to 3.12% in 2001.

     Provision For Loan Losses. During 2001, we increased the provision to $2.2 million in response to strong loan growth. The allowance for loan losses was deemed adequate at $9.7 million as of December 31, 2001 based on the high quality of loans.

     Other Operating Income. Other operating income increased by 37.2%, from $24.4 million in 2000 to $33.5 million in 2001. Net realized gains on securities sales increased from $2.2 million to $12.4 million during 2002 resulting from our ability to capitalize on favorable market conditions. Service charges on deposit accounts and other retail banking fees increased by $2.6 million, or 21.5%, to $14.6 million in 2001 primarily attributable to our branch and ATM expansion program. Gains on the sales of loans was $3.2 million during 2000. There were no loan sales during 2001. Other income declined $0.5 million to $1.5 million in 2001. Trust department income, gains on sales of other real estate, and bank owned life insurance remained relatively stable from 2000 to 2001.

     Other Operating Expenses. Other operating expenses decreased from $86.0 million in 2000 to $85.6 million in 2001. Salaries and wages increased $6.5 million, or 18.9%, to $41.1 million in 2001 primarily due to the continuing retail branch expansion and related support staff. Pensions and other employee benefits decreased $15.3 million primarily due to a "net pension charge" of $5.0 million during 2000 compared to a "net pension credit" of $11.9 million during 2001. The "net pension credit" during 2001 includes $5.2 million in appreciation related to shares of our common stock. Our accounting method for determining pension expense is further explained in Note 8 of the Notes to Consolidated Financial Statements. Occupancy expense, net of rental income, increased $1.8 million due to branch expansion. Furniture and equipment expense increased $0.5 million to $7.9 million in 2001. Outside data processing services increased $0.8 million mainly resulting from higher check processing volume. Other expenses increased $5.2 million to $25.7 million in 2001 primarily due to expenses associated with the branch expansion program.

     Income Taxes. During 2001 we recorded a provision of $14.0 million for income taxes compared with $7.2 million for 2000. The higher provision is principally due to the substantial increase in taxable income. See Note 9 of the Notes to Consolidated Financial Statements for additional detail on income taxes.

     Interest Rate Sensitivity. In the zero to three month time frame our negative gap decreased from $1,369.7 million in 2000 to $729.7 million in 2001. In the twelve month time frame our negative gap decreased from $1,792.8 million in 2000 to $1,137.9 million in 2001. These gap positions are monitored as part of the asset-liability management process. Periodic forecasts of future business activity are applied to various interest rate environments in a simulation process. The use of these financial modeling techniques assists management in its continuing efforts to achieve stable earnings growth in an ever changing interest rate environment.

2000 COMPARED WITH 1999

     Overview. During 2000, net interest income declined slightly from $94.0 million in 1999 to $92.2 million in 2000. Net income declined from $29.0 million in 1999 to $20.0 million in 2000. The most significant component of the decrease in net income is related to the accounting for pension expense which included "adjustment credits" in 1999. The year 2000 had no "adjustment credits" but instead included "adjustment charges" resulting in a $10.8 million negative impact on comparative earnings. Other operating income increased $6.5 million from $17.6 million in 1999 to $24.1 million in 2000. Service charges on deposit accounts and other retail banking fees increased $2.8 million to $11.8 million in 2000. Gains on sale of loans increased $2.8 million to $3.2 million in 2000. Other operating expenses increased from $67.3 million in 1999 to $87.8 million in 2000. This increase is primarily attributable to the pension adjustment expense mentioned above and the expansion of conventional branches and in-store (supermarket) branches.

     Net Income. Net income decreased by $9.2 million to $20.0 million, down from 1999 earnings of $29.2 million. Basic earnings per share declined from $1.54 in 1999 to $1.07 in 2000. Our return on average assets declined from 0.92% in 1999 to 0.55% in 2000, reflecting lower net income combined with growth in average assets. Our return on average equity also decreased from 16.8% in 1999 to 12.36% in 2000.

     Interest Income. Total interest income increased from $210.3 million in 1999 to $249.5 million in 2000, attributable to a $442.0 million increase in earning assets and an overall increase in rates of 25 basis points. Interest and fees on loans increased $24.7 million, or 22.6%, from $109.1 million in 1999 to $133.8 million in 2000. All major categories of loans increased in volume, with residential mortgages showing the largest increase followed by commercial mortgages. The rates improved on all major categories of loans as well. Interest and dividends on securities increased from $99.2 million in 1999 to $114.0 million in 2000. Interest on Federal funds sold and securities purchased under agreements to resell decreased from $1.9 million in 1999 to $1.7 million in 2000.

     Interest Expense. Interest expense on deposits increased from $96.9 million in 1999 to $105.4 million in 2000 primarily reflecting a rate increase of 46 basis points. Interest on borrowed funds increased from $19.4 million in 1999 to $52.0 million in 2000. The balance of securities sold under agreements to repurchase and Federal Home Loan Bank advances included in borrowed funds increased $452.9 million during 2000.

     Net Interest Income. As a result of the above mentioned asset growth and increase in rates offset by the increased cost of interest-bearing liabilities, net interest income decreased slightly from $94.0 million in 1999 to $92.0 million in 2000. The yield on interest-earning assets increased from 7.18% in 1999 to 7.43% in 2000. During the same period, the cost of interest-bearing liabilities increased from 4.46% in 1999 to 5.18% in 2000. These rate changes are reflected in our net interest margin decrease from 3.26% in 1999 to 2.82% in 2000.

     Provision For Loan Losses. During 2000, we maintained the same provision of $1.2 million as provided during 1999. The allowance for loan losses was deemed adequate at $8.5 million as of December 31, 2000 based on the high quality of our loans, as well the low delinquency levels during 2000.

     Other Operating Income. Other operating income increased from $17.6 million in 1999 to $24.1 million in 2000. Gains on the sale of residential mortgage loans increased by $2.8 million to $3.2 million in 2000. Service charges on deposit accounts and other retail banking fees increased by $2.8 million to $11.8 million in 2000 primarily attributable to the branch and ATM expansion program. All other income included in this category increased $0.9 million to $4.8 million in 2000. Net realized gains on securities sales increased as well as Trust department income offset by a slight decline in gains on sales of other real estate.

     Other Operating Expenses. Other operating expenses increased from $67.3 million in 1999 to $87.8 million in 2000. Salaries and wages increased $3.7 million to $34.5 million in 2000 primarily due to retail branch expansion and the related support staff. Pensions and other employee benefits increased $11.2 million; included in this total is the pension adjustment expense which increased $10.8 million during 2000. The accounting method for determining pension expense is explained in Note 8 of the Notes to Consolidated Financial Statements. Occupancy expense, net of rental income, increased $1.1 million, due to the increased opening of supermarket branches and traditional branches. Furniture and equipment expense increased $0.9 million to $7.4 million in 2000 due to the expansion of the branch network and the related branch support departments. Other expenses increased $3.7 million to $25.6 million in 2000 primarily due to merchant credit card processing charges. The number of merchants more than doubled and the related fee income also increased. Outsourced data processing expense, telephone expense and employee recruiting expense also increased due to our branch expansion program.

     Income Taxes. During 2000, we recorded a provision of $7.2 million for income taxes compared with $13.9 million for 1999. The lower provision is principally due to the combination of lower taxable income, greater tax exempt income, and the implementation of tax planning strategies in 2000. See Note 9 of the Notes to Consolidated Financial Statements for additional detail on income taxes.

LIQUIDITY AND CAPITAL RESOURCES

     The term "liquidity" refers to our ability to generate adequate amounts of cash to fund loan originations, loan purchases, deposit withdrawals and operating expenses. Our primary sources of funds are scheduled amortization and prepayments of loan principal and mortgage-backed securities, deposits, borrowed funds, maturities and calls of investment securities and funds provided by our operations. Our membership in the FHLB provides us access to additional sources of borrowed funds, which is generally limited to twenty times the amount of FHLB stock held by us.

     Scheduled loan repayments and maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of investment securities and borrowed funds, and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds. As interest rates decline, borrowing and customer refinancing activity tends to accelerate causing an increase in cash flow from both our loan and mortgage-backed security portfolios. If our pricing is competitive, the demand for loan originations also accelerates. When interest rates increase, the opposite effect tends to occur and our loan origination and purchase activity becomes increasingly dependent on the strength of the residential real estate market, home purchases and new construction activity.

     Effective liquidity management protects against the risk that significant losses might occur if the bank were forced to liquidate assets in an adverse market. In this sense, liquidity provides protection from loss of profits due to adverse changes in interest rates. The major factors that determine a bank's liquidity are stability of its deposits (which in part is a function of the maturity, if any, and rates paid), marketability, maturity structure and pledging status of its investments and also potential for unexpected loan demand.

     Total cash and cash equivalents amounted to $376.0 million at June 30, 2002 compared to $334.1 million at December 31, 2001 and $158.7 million at June 30, 2001. The consolidated statements of cash flows present the change in cash and cash equivalents from operating, investing and financing activities. During the six months ended June 30, 2002, net cash provided by operating activities was primarily attributable to a combination of profitable operations and the decrease in other assets partially offset by a decrease in unearned income and the pension valuation adjustment. Net cash used by investing activities in 2002 was primarily due to the net purchases of securities and net increase in loans. Net cash provided by financing activities was largely attributable to increased deposits and FHLB advances.

     At June 30, 2002, Federal funds sold and loans and securities maturing or repricing within one year totaled $1,108.1 million or 26.2% of total assets, compared to $1,161.6 million or 28.6% of total assets at December 31, 2001. At June 30, 2002, we had outstanding borrowings of $33.7 million through the use of securities sold under agreements to repurchase and $600.0 million through the use of FHLB advances. An advance from the FHLB utilizes our assets as collateral.

     Total deposits increased $236.6 million during the six months ended June 30, 2002. Deposit flows are affected by the level of market interest rates, the interest rates and products offered by competitors, and other factors. We believe the increase in total deposits in the most recent six-month period was due in part to the volatility in the equity markets, our offering competitive rates on our time deposit products and deposit movement among financial institutions due to consolidation within our industry. Time deposit accounts scheduled to mature within one year were $1.426 billion at June 30, 2002. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with us, although we cannot assure you that we will retain these deposits. We are committed to maintaining a strong liquidity position; therefore, we monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments.

     At June 30, 2002, we had outstanding loan commitments to borrowers of approximately $254.6 million, and available home equity and overdraft lines of credit of approximately $88.2 million. We anticipate that we will have sufficient funds available to meet our current commitments in the normal course of business.

     During the six months ended June 30, 2002, we purchased in the open market and retired 76,500 shares of common stock under our previously announced common stock buy-back plan. We paid our common stockholders dividends which amounted to $5.5 million during that period.

     As of June 30, 2002, our Tier I and combined Tier I and Tier II capital ratios were 10.32% and 10.75%, respectively, and our leverage capital ratio was 5.73%. These ratios exceed the FDIC's minimum ratio requirements, and the requirements to be "well capitalized" within the meaning of the FDIC's regulations.

     We opened ten new branches during the six months ended June 30, 2002. The expenditures related to their establishment did not have a material impact on our liquidity, financial position or results of operations. We do not anticipate any material capital expenditures nor do we have any balloon or other payments due on any long-term obligations or any off-balance sheet items other than the commitments and unused lines of credit noted above.

IMPACT OF INFLATION AND CHANGING PRICES

     The Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than do the effects of inflation.

IMPACT OF ACCOUNTING STANDARDS

     In July 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The Statement is to be applied prospectively to exit or disposal activities initiated after December 31, 2002 and is not expected to have a significant impact on the consolidated financial statements of the bank.

     In April 2002, the FASB issued SFAS No. 145, which among other things, rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishments of Debt. Under SFAS No. 4, as amended, gains and losses from the extinguishment of debt were required to be classified as an extraordinary item, if material. Under SFAS No. 145, gains or losses from the extinguishment of debt are to be classified as a component of operating income, rather than an extraordinary item. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002, with early adoption of the provisions related to the rescission of SFAS No. 4 encouraged. Upon adoption, companies must reclassify prior period amounts previously classified as an extraordinary item. We do not anticipate that the initial adoption of SFAS 145 will have a significant impact on the bank's consolidated financial statements.

     On October 3, 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." While SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," it retains many of the fundamental provisions of that Statement. The Statement is effective for fiscal years beginning after December 15, 2001. The initial adoption of SFAS No. 144 did not have a significant impact on the bank's consolidated financial statements.

     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets. The bank is required to adopt the provisions of SFAS No. 143 for fiscal years beginning after June 15, 2002. We do not anticipate that SFAS No. 143 will significantly impact the bank's consolidated financial statements.

     On July 20, 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and periodically reviewed for impairment.

     The bank adopted the provisions of SFAS No. 142 on January 1, 2002. The bank currently has no recorded goodwill and the adoption of SFAS No. 142 did not significantly impact the bank's accounting for currently recorded intangible assets, primarily core deposit intangibles. At June 30, 2002, the bank had gross core deposit intangibles totaling $2.3 million with accumulated amortization of $93,000. Amortization of core deposit intangibles for the three and six months ended June 30, 2002 was $15,000 and $27,000, respectively. Annual amortization for the year ended December 31, 2002, and for each of the subsequent eleven years is projected to approximate $72,000 and $91,000, respectively, per year.

CHANGES IN CERTIFYING ACCOUNTANTS

     On June 8, 2002, the bank decided to no longer engage Arthur Andersen LLP as its independent accountants, and on June 10, 2002 appointed KPMG LLP as its independent accountants for the year ending December 31, 2002. The decision to dismiss Arthur Andersen and to retain KPMG was approved by the bank's Audit Committee of the Board of Directors.

     Arthur Andersen's reports on the bank's consolidated financial statements as of and for the years ended December 31, 2000 and 2001 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the two fiscal years ended December 31, 2000 and 2001 and through June 8, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make a reference to the subject matter of the disagreements in connection with their report on the bank's consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of the SEC's Regulation S-K.

     During the years ended December 31, 2000 and 2001 and through June 10, 2002, neither the bank nor anyone on the bank's behalf consulted with KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the bank's consolidated financial statements, or any other matter or reportable event as set forth in Items 304(a)(2)(i) and (ii) of the SEC's Regulation S-K.

     The bank provided Arthur Andersen with a copy of the foregoing disclosures (which were included in a Form 8-K we filed with the FDIC) and has received a letter, dated June 8, 2002, addressed to the FDIC, stating Arthur Andersen's agreement with such statements.

                        MANAGEMENT OF THE HOLDING COMPANY

DIRECTORS

     The board of directors of the holding company currently consists of the existing members of the bank's board of directors. The directors of the holding company are divided into three classes, with one class to be elected each year at the annual meeting of shareholders of the holding company. Directors elected at each annual meeting will serve for a term of three years and until their successors are duly elected and qualified. Approval of the acquisition and exchange agreement by the holders of the bank's common stock will constitute approval of the election of such persons as the directors of the holding company without further action and without changes in classes or terms.

     The names of the directors of the holding company and their terms are set forth below. There are no arrangements or understandings between the holding company and any person pursuant to which such person was elected as a director.


                                                                                POSITION CURRENTLY HELD
          NAME                                TERM EXPIRES                           WITH THE BANK
          ----                                ------------                           -------------
Donald R. Brenner                        2003 Annual Meeting                    Director and Vice Chairman
Lawrence R. Codey                        2003 Annual Meeting                    Director
Alan J. Wilzig                           2003 Annual Meeting                    Director and Senior Vice  Chairman of
                                                                                 the   Board,   President   and  Chief
                                                                                 Executive Officer
Raymond Catlaw                           2003 Annual Meeting                    Director and Executive Vice President
Richard W. Kanter                        2004 Annual Meeting                    Director
Dr. Martin J. Kaplitt                    2004 Annual Meeting                    Director
Mark Kutsher                             2004 Annual Meeting                    Director
Peter J. O'Brien                         2005 Annual Meeting                    Director,  Executive Vice  President,
                                                                                 Treasurer, and Secretary
Dr. Jerome Quint                         2005 Annual Meeting                    Director
Marion Wiesel                            2005 Annual Meeting                    Director
Siggi B. Wilzig                          2005 Annual Meeting                    Director,  Chairman of the Board, and
                                                                                 Advisor to the  President  and to the
                                                                                 Chief Executive Officer

Compensation of directors of the holding company during the past five years is included under "Management of the Bank - Directors."

     The holding company's Board of Directors has created an Audit Committee, comprised of directors Brenner, Codey and Kanter, and a Stock
Option/Compensation Committee, comprised of directors Brenner, Kanter and Quint.

EXECUTIVE OFFICERS

     The executive officers of the holding company are:

     NAME              POSITION HELD WITH THE HOLDING COMPANY
     ----              --------------------------------------

Alan J. Wilzig         Chairman of the Board; President and
                        Chief Executive Officer
Frank Van Grofski      Chief Operating Officer & Senior Executive Vice President
Michael A. Marinelli   Executive Vice President and
                        Chief Financial Officer
Peter J. O'Brien       Executive Vice President, Treasurer and Secretary

Information regarding the principal occupations, employment and compensation of officers of the holding company during the past five years is included under "Management of the Bank --Executive Officers."

COMPENSATION

     Directors of the holding company will not be paid for attending board or committee meetings if there is a bank board or committee meeting on the same day. If there is not a bank board or committee meeting on that day, directors will be paid $1,450 per Board meeting and $250 or $600 per committee meeting attended (depending on the committee). It is expected that until such time as the officers of the bank devote significant time to the separate management of the holding company's affairs, which is not expected to occur until the holding company becomes actively involved in additional businesses, no separate compensation will be paid for their services to the holding company. However, the holding company may determine that such compensation is appropriate in the future. The holding company has entered into an employment agreement with Alan
J. Wilzig, which agreement is described under "Management of the Bank--Compensation and Employee Benefit Plans". The holding company may in the future determine to enter into employment contracts with certain other key executive officers.

EMPLOYEE BENEFIT PLANS

     As the directors, officers and employees of the holding company will not initially be compensated by the holding company but will continue to serve and be compensated by the bank, no separate benefit plans for directors, officers and employees of the holding company are anticipated at this time. The holding company will assume the bank's stock option plans, which will continue to cover directors, officers and employees of the bank pursuant to the same terms as in effect under the plans as maintained by the bank. The bank will continue to maintain its other benefit programs.

                             MANAGEMENT OF THE BANK

DIRECTORS

     The following table sets forth the name and age of each of our directors, the director's principal occupation or employment and the name and principal business of any corporation or other organization in which such occupation or employment was carried on during the past five years, all positions and offices held by the director with us, and the period during which the director has served as such. For information on the ownership of our common stock by each director, see "General Information--Security Ownership of Directors and Executive Officers."


                                                    POSITIONS WITH THE BANK;
                                                      PRINCIPAL OCCUPATION                          DIRECTOR
NAME AND AGE                                        DURING PAST 5 YEARS(A)(B)                         SINCE
-------------                                       -------------------------                         -----
Siggi B. Wilzig, 76                Chairman of the Board (August 1994 to present); Advisor to         1968
                                    the President and to the Chief Executive Officer (since
                                    April 2002); Chief Executive Officer and President (August
                                    1994 to April 2002); Chairman of the Board and President
                                    (until August 1994); Chairman of the Board and President,
                                    The Trustcompany Bancorporation (our prior holding company)

Alan J. Wilzig, 37                 Senior Vice Chairman of the Board (September 2001 to               1997
                                    present); President and Chief Executive Officer (since April
                                    2002); Senior Executive Vice President and Chief Operating
                                    Officer (1999 to 2002); Executive Vice President (1997 to
                                    1999); First Vice President and Assistant to the President
                                    (1994-1996)

Donald R. Brenner, 65              Vice Chairman of the Board; Senior  Consultant to                  1968
                                    Metro Management Properties,  a  real  estate
                                    management company; Brenner Richield LLC (Real
                                    Estate Investment Company)


Raymond Catlaw, 53                 Director and Executive Vice President (April 2002 to present);      2002
                                    First Senior Vice President (February 1999 to March 2002);
                                    Senior Vice President (January 1993 to February 1999)

Lawrence R. Codey, 57              Retired (February 2000 to present); President, Public               1988
                                    Service Electric and Gas Company (1992 to February 2000);
                                    Director, New Jersey Resources Corporation (May 2000 to
                                    present); Director, Sealed Air Corporation

Richard W. Kanter, 67              President, Miller Construction Company                              1983

Dr. Martin J. Kaplitt, 63          Cardiovascular Surgeon                                              1985

Mark Kutsher, 54                   President, Kutsher's Country Club Corp.; (hotel, recreation         1996
                                    and entertainment facility); President, Kutsher's Realty
                                    Co., Inc.; President, Kutsher's Inc.

Peter J. O'Brien, 68               Executive  Vice President and Treasurer (1990 to                    1993
                                    present); Secretary (2000 to present)

Dr. Jerome Quint, 66               General Vascular and Transplant Surgeon; Chairman,                  2000
                                    Bon Secours Health System-Warwick Campus
                                    Division (St. Anthony  Community  Hospital;  Mt.
                                    Alverno Center; and Schervier Pavilion)

Marion Wiesel, 71                  Co-founder and Vice President, The Elie Wiesel                      1997
                                    Foundation for Humanity (charitable
                                    foundation); Executive Vice President, Elirion
                                    Associates, Inc.

------------
(a) Except as noted above, no director is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section l5(d) of that Act or any company registered as an investment company under the Investment Company Act of 1940. In each instance in which dates are not provided in connection with a director's business experience, such director has held the position indicated for at least the past five years.

(b)  Alan J. Wilzig is the son of Siggi B. Wilzig, our Chairman.

EXECUTIVE OFFICERS

     The acquisition and exchange will not result in any change of the officers of the bank. The age at June 30, 2002 and positions held with the bank of each person currently serving as an executive officer of the bank is set forth below. In addition, a brief biography of each individual is provided.


                                                                    POSITION AND EXPERIENCE
                       NAME AND AGE                               DURING THE LAST FIVE YEARS
                       ------------                               --------------------------
Siggi B. Wilzig, 76                               Chairman of the Board (August 1994 to present); Advisor to the President and to the Chief Executive Officer (since
                                                   April 2002); Chief Executive Officer and President (August
                                                   1994 to April 2002); Chairman of the Board and President
                                                   (until August 1994); Chairman of the Board and President,
                                                   The Trustcompany Bancorporation


Alan J. Wilzig, 37                                Senior Vice Chairman of the Board (September 2001 to
                                                   present); President and Chief Executive Officer (since April
                                                   2002); Senior Executive Vice President and Chief Operating
                                                   Officer (1999 to 2002); Executive Vice President (1997 to
                                                   1999); First Vice President and Assistant to the President
                                                   (1994-1996)

Frank Van Grofski, 58                             Chief Operating Officer (since September 2002); Senior
                                                   Executive Vice President (since April 1997)

Michael A. Marinelli, 59                          Executive Vice President and Chief Financial Officer
                                                   (since July 1994)


Peter J. O'Brien, 68                              Executive Vice President and Treasurer (1995 to
                                                   present); Secretary (2000 to present)


Raymond Catlaw, 53                                Executive Vice President (since March 2002); First
                                                   Senior Vice President (February 1999 to March 2002);
                                                   Senior Vice President(January 1993 to February 1999)

Steven Eichhorn, 61                               Executive Vice President (since December 1993)



William A. Wagner, 57                             Executive Vice President (since August 2002); Senior
                                                   Credit Officer, Sovereign Bank (2001 to August 2002);
                                                   Senior Vice President and Senior Credit Officer, Summit
                                                   Bank (2000-2001); President, Navesink Associates, LLC
                                                   (consulting and investment firm) (1997-1999)

COMPENSATION AND EMPLOYEE BENEFIT PLANS

     Director Compensation. Directors who are not also officers of the bank receive an annual retainer of $10,000, plus $1,450 per Board meeting attended and $250 to $600 for each committee meeting attended (depending on the committee). Until July 2002, Mr. Codey received a $10,000 quarterly retainer in consideration of the consulting advice he provided to the bank. Mr. Codey receives a retainer of $2,000 per quarter for his service on the bank's Executive Committee.

     Directors who are not officers of the bank may be granted stock options under the bank's 2000 Non-employee Director Stock Option Plan. Each of Directors Brenner, Codey, Kanter, Kaplitt, Kutsher, Quint, and Wiesel have been granted options covering 10,000 shares under the 2000 Non-employee Director Stock Option Plan. Options granted under this plan have a term of ten years after the grant date and an exercise price of 100% of the fair market value of the bank's stock on the grant date, and are 100% exercisable commencing one year after the grant date.

     Executive Compensation. The following table sets forth for the last three fiscal years the cash and other compensation paid or accrued to the chief executive officer and each of the bank's other four most highly compensated executive officers, whom we refer to as the Named Executives.

                           SUMMARY COMPENSATION TABLE


                                                        ANNUAL COMPENSATION             LONG-TERM
                                       ----------------------------------------------  COMPENSATION
                                                                            OTHER        AWARDS,
                                                                            ANNUAL       OPTIONS      ALL OTHER
                                                                           COMPEN-         AND         COMPEN-
NAME AND PRINCIPAL POSITION            YEAR    SALARY($)   BONUS($)(1)   SATION($)(2)    SARS(#)     SATION($)(4)
---------------------------            ----    ---------   -----------   ------------    -------     ------------
Siggi B. Wilzig                        2001     $645,000    $614,000         -0-        50,000(3)    $305,690
     Chairman of the Board             2000      645,000     414,000         -0-       100,000(3)     305,527
                                       1999      645,000     828,709         -0-        44,000(3)     305,212

Alan J. Wilzig                         2001      281,923     145,000         -0-        50,000(3)       3,981
     President and Chief               2000      275,000     135,000         -0-       100,000(3)       3,314
     Executive Officer                 1999      190,346      28,209         -0-         5,000            301

Michael A. Marinelli                   2001      180,000      30,000         -0-         8,000          3,613
     Executive Vice President          2000      175,962      35,000         -0-        15,000          3,236
     and Chief Financial               1999      163,038      20,709         -0-         5,000          1,387
     Officer

Peter J. O'Brien                       2001      130,000      20,000         -0-         8,000          4,513
     Executive Vice President          2000      135,269      25,000         -0-        15,000          3,224
                                       1999      120,000      20,000         -0-         4,000          2,347

John C. Seelinger(5)                   2001      130,000       8,000         -0-         2,500          5,592
     Executive Vice President          2000      130,000       8,000         -0-         5,000          2,625
     and Senior Lending Officer        1999      130,000      12,777         -0-         1,000          1,322

------------------

(1)  Bonuses are shown in the year in which they are earned, not paid.

(2) Amounts shown do not include amounts expended by the bank which may have a value as a personal benefit to the named individual. The value of such benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for any individual named.

(3) Options were granted in tandem with an equivalent number of stock appreciation rights ("SARs") and rights permitting a credit against the exercise of each option (a "Right"). A SAR permits the holder of a stock option, in lieu of exercising the option, to receive from the bank an amount equal to the product of the excess of the fair market value of one share of common stock at the time of exercise over the option exercise price per share, times the number of shares covered by the stock option, or portion thereof, which is surrendered. A Right provides a credit against the exercise price of each option in an amount equal to the increase in the fair market value of one share of the bank's common stock at the time of exercise over its fair market value at the date of grant of the Right.

(4) For 2001, represents for Siggi B. Wilzig, $300,000 paid pursuant to the bank's Incentive Compensation Plan, $4,717 paid by the bank as a premium for life insurance for officers and key employees, and $973 paid by the bank as a premium for other life insurance; for Alan J. Wilzig, contributions made by the bank of $3,702 to the bank's 401(k) plan to match 2001 pre-tax elective deferral contributions (included under "Salary") made by Alan J. Wilzig to such plan, $55 for group term life insurance, $131 paid by the bank as a premium for life insurance and $93 paid by the bank as a premium for other life insurance for officers and key employees; for Michael Marinelli, contributions made by the bank of $2,510 to the bank's 401(k) plan to match 2001 pre-tax elective deferral contributions (included under "Salary") made by Mr. Marinelli to such plan, $258 for group term life insurance, $579 paid by the bank as a premium for life insurance and $266 paid by the bank as a premium for other life insurance for officers and key employees; for Peter J. O'Brien, contributions made by the bank of $2,625 to the bank's 401(k) plan to match 2001 pre-tax elective deferral contributions (included under "Salary") made Mr. O'Brien to such plan, $762 for group term life insurance and $1,126 paid by the bank as a premium for life insurance; and for John Seelinger, contributions made by the bank of $4,550 to the bank's 401(k) plan to match 2001 pre-tax elective deferral contributions (included under "Salary") made by Mr. Seelinger person to such plan, $258 for group term life insurance, $579 paid by the bank as a premium for life insurance and $205 paid by the bank as a premium for other life insurance for officers and key employees.

(5)  Mr. Seelinger is no longer employed by the bank.


     Employment Agreements. The bank has an employment agreement with Mr. Siggi
B. Wilzig whereby he will be employed as advisor to the President and to the Chief Executive Officer through October 31, 2003. The agreement provides, among other things, that his annual salary shall not be less than $300,000 (his salary in 2001 was $645,000) plus bonuses determined from time to time by the Board. Mr. Siggi B. Wilzig also receives other benefits, which are available to other executive officers of the bank, and is eligible to receive a pension pursuant to the terms of the pension plan described below.

     On termination of his employment, Mr. Siggi B. Wilzig shall become a consultant to the bank for an initial term of ten years, with a renewal option. During the first two years of his consulting term, he would be entitled to receive an annual fee equal to 100% of the aggregate amount of salary, bonuses, incentive compensation and any other W-2 remuneration received by Mr. Siggi B. Wilzig in 2000 which we refer to as Mr. Siggi B. Wilzig's 2000 Aggregate Compensation. Mr. Siggi B. Wilzig's 2000 Aggregate Compensation was $1,507,846. During the third through tenth year of his consulting term and during the renewal period, he would be entitled to receive an annual fee equal to 50% of Mr. Siggi B. Wilzig's 2000 Aggregate Compensation. Mr. Siggi B. Wilzig would also receive other benefits, as provided to other bank executives, and would remain eligible to receive a pension pursuant to the terms of the pension plan described below.

     Upon termination of Mr. Siggi B. Wilzig's employment or any consulting term by reason of death or disability, Mr. Siggi B. Wilzig, his designees or his estate, as the case may be, will receive payments equal to 100% of Mr. Siggi B. Wilzig's 2000 Aggregate Compensation for the first two years after such termination and thereafter 50% of his 2000 Aggregate Compensation for the next eight years.

     We and the holding company have jointly entered into an employment agreement with Alan J. Wilzig, to secure his services as President and Chief Executive Officer. The employment agreement has a fixed term of three years and may be renewed annually after a review of his performance. This agreement provides for a minimum annual salary of $470,000, an annual cash bonus of at least 50% of his salary at the time of the bonus, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. The agreement also guarantees customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination.

     We and the holding company may terminate Mr. Alan J. Wilzig's employment, and he may resign, at any time with or without cause. However, if we terminate Mr. Alan J. Wilzig's employment without cause during the term of the employment agreement, we and the holding company will pay to Mr. Alan J. Wilzig a lump sum severance payment generally equal to the value (without discount) of the cash compensation, provide to Mr. Alan J. Wilzig fringe benefits that he would have received, if he had continued working for the remainder of the term of the agreement (but in no event less than two years), and accelerate his stock options to the extent permitted under the applicable stock option plans. The same severance benefits would be payable if he resigns during the term following: a loss of title, office or membership on the board of directors; material reduction in duties, functions or responsibilities; involuntary relocation of Mr. Alan J. Wilzig's principal place of employment to a location over 40 miles in distance from our principal office in Jersey City, New Jersey; or other material breach of the employment agreement by us or the holding company which is not cured within 30 days. For 90 days after a change of control, Mr. Alan J. Wilzig may resign for any reason and collect a lump sum severance benefit equal to three years' salary and bonus (without discount), as well as three years of fringe benefits. The employment agreement also provides certain uninsured death and disability benefits.

     If we or the holding company experience a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreement might constitute an "excess parachute payment" under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. Under the employment agreement, the holding company would reimburse Mr. Alan J. Wilzig for the amount of this excise tax and would make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, he will retain approximately the same net-after tax amounts under the employment agreement that he would have retained if there was no 20% excise tax. The effect of this provision is that the holding company, rather than Mr. Alan J. Wilzig, bears the financial cost of the excise tax. Neither we nor the holding company could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment.

     Stock Options. The following table sets forth information regarding grants of stock options to any of the Named Executives in 2001 to purchase shares of the bank's common stock.

                                 OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                         -----------------------------------------------------------
                                            PERCENT OF
                            NUMBER OF     TOTAL OPTIONS/                                POTENTIAL REALIZABLE VALUE AT ASSUMED
                           SECURITIES          SARS         EXERCISE OR                      ANNUAL RATES OF STOCK PRICE
                           UNDERLYING       GRANTED TO         BASE                        APPRECIATION FOR OPTION TERM(4)
                          OPTIONS/SARS     EMPLOYEES IN        PRICE       EXPIRATION   -------------------------------------
         NAME             GRANTED(#)(1)       2001(2)        ($/SH)(3)        DATE        0%($)        5%($)         10%($)
         ----             -------------       -------        ---------        ----        -----        -----         ------
Siggi B. Wilzig........      --/50,000(5)      --/30.3%      --/$16.898       5/25/11        --/         --/             --/
                                                                                          149,100     854,840       1,990,975

Alan J. Wilzig.........      --/50,000(5)      --/30.3%      --/$16.898       5/25/11        --/         --/             --/
                                                                                          149,100     854,840       1,990,975

Michael A. Marinelli ..       4,000/           .012%/         $19.88/       5/25/11/         --/       56,459/        147,350/
                              4,000            .024%           16.898       5/25/11        11,928      68,387         159,278

Peter J. O'Brien.......     --/8,000         --/.048%      --/$16.898       5/25/11          --/         --/             --/
                                                                                           23,856     136,774         318,556

John C. Seelinger .....       2,500/--       .008%/--          $19.88/--    5/25/11          --/         35,287/         92,094/
                                                                                             --          --              --

---------------

(1) Prior to December 31, 2001 the bank maintained two option plans for its employees, its 1993 Incentive Stock Option Plan and its 1993 Executive Stock Option Plan. The first number shown for each named executive indicates options granted under the Incentive Plan and the second number shown indicates options granted under the 1993 Executive Plan. Options granted under the terms of the 1993 Executive Plan were granted at an exercise price of 85% of the market value of a share of common stock on the date of the grant; options granted under the 1993 Incentive Plan were granted at an exercise price equal to 100% of such market value. All options granted during 2001 have a term of ten years and are exercisable in cumulative installments of 20% after six months and 20% for each year after the date of grant such that 100% of such options will be exercisable after four years. At the bank's 2002 Annual Meeting it adopted two other stock option plans for its employees, the 2002 Stock Option Plan and the 2002 Executive Stock Option Plan.

(2) The percentages are shown first for options granted in 2001 under the 1993 Incentive Plan and second for options granted under the 1993 Executive Plan.

(3) The exercise prices are shown first for options granted under the 1993 Incentive Plan and second for options granted under the 1993 Executive Plan.

(4) Amounts represent hypothetical gains that could be achieved if the options described in the table were exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% (for incentive option grants) and 0%, 5% and 10% (for executive option grants), compounded annually from the date the options were granted to their expiration date, based upon the fair market value of our common stock as of the date the options were granted. Actual gains, if any, on stock option exercises and common stock holdings are dependent upon the future performance of the bank and the holding company and overall financial market conditions. There can be no assurance that amounts reflected in this table will be achieved.

(5) In connection with grants of executive options, the Option Committee may grant "SARs" and allow "Rights", as those terms are defined in footnote (3) of the Summary Compensation Table. During 2001, options were granted to Mr. Siggi B. Wilzig and Mr. Alan J. Wilzig in tandem with an equivalent number of SARs and Rights.

     The following table sets forth certain information regarding options exercised by the Named Executives in 2001 and the number and value of unexercised options held at the end of 2001 by each of the Named Executives.

              AGGREGATED OPTIONS/SARS EXERCISED IN LAST FISCAL YEAR

                          FISCAL YEAR-END OPTION VALUE

                                                       NUMBER OF SHARES UNDERLYING          VALUE OF UNEXERCISED
                               SHARES        VALUE       UNEXERCISED OPTIONS/SARS           IN THE MONEY OPTIONS
                            ACQUIRED ON    REALIZED       AT FISCAL YEAR-END(#)                AT FY-END($)(1)
                                                          ---------------------                ---------------
           NAME             EXERCISE(#)       ($)      EXERCISABLE    UNEXERCISABLE   EXERCISABLE($)   UNEXERCISABLE($)
           ----             -----------       ---      -----------    -------------   --------------   ----------------
Siggi B. Wilzig .........   20,000/20,000   321,000/       192,400        121,600        2,337,028         1,314,735
                                            347,000

Alan J. Wilzig ..........           3,000    48,120         67,400        102,500          798,400         1,156,455
Michael A. Marinelli ....        --           --            30,100         17,900          347,398           177,553
Peter J. O'Brien ........     1,000/1,000    15,710/        25,100         17,400          284,183           184,670
                                             14,740

John C. Seelinger .......          --         --            14,900          5,600          176,163            48,075

---------------
(1) Calculated for each option/SAR as the fair market value of a share of the underlying common stock on December 31, 2001, minus the exercise price for such option, multiplied by the number of shares covered by the option. Such fair market value was $25.20, the last sales price of a share of common stock as reported on the NASDAQ-National Market System on December 31, 2001.

     Employees' Retirement Plans. The bank maintains two retirement plans: one for administrative employees and one for non-administrative employees. The following table shows estimated annual benefits payable under the retirement plan for administrative employees.


 AVERAGE OF
HIGHEST FIVE                                           CREDITED YEARS OF SERVICE
YEARS' SALARY            15               20               25              30               35               40
-------------            --               --               --              --               --               --
   $ 50,000            $ 9,836          $13,115          $ 16,393        $ 19,672        $ 22,951         $ 26,229
     75,000             15,764           21,018            26,273          31,527          36,782           42,036
    100,000             22,011           29,348            36,685          44,022          51,359           58,696
    150,000             34,511           46,015            57,519          69,022          80,526           92,030
    200,000             47,011           62,682            78,352          94,022         109,693          125,363
    250,000             47,011           66,002            85,839         105,676         125,513          145,350
    300,000             47,831           71,835            95,839         119,842         143,846          160,000
    350,000             49,498           77,668           105,839         134,009         160,000          160,000
    400,000             51,165           83,502           115,839         148,176         160,000          160,000
    450,000             52,831           89,335           125,839         160,000         160,000          160,000
    500,000             54,498           95,168           135,839         160,000         160,000          160,000

Note: The IRS announced a defined benefit dollar limit of $160,000 effective January 1, 2002.


     The above table takes into consideration that beginning in 1989, the Tax Reform Act of 1986 requires that no more than $200,000 of compensation (as adjusted for cost of living) can be taken into account in determining benefits under a qualified plan. For 1993, the compensation limit increased to $235,840. In 1994, the limit was reduced to $150,000. The limit was increased in 1997 to $160,000, to $170,000 in 2000 and in 2002 it was increased to $200,000.

     Annual benefits to be paid upon retirement are determined by taking 1 2/3% of the average of an employee's highest five consecutive years' salary during his or her last ten years of employment reduced by 1% of estimated annual social security benefits, and multiplying this amount by the number of credited years of service up to a maximum of 40 credited years of service. The estimated amounts shown in the table are based on the assumption that payments commence at age 65, the customary retirement age. The years of credited service under the retirement plan for Messrs. Siggi B. Wilzig, Alan J. Wilzig, Marinelli, O'Brien and Seelinger, as of January 1, 2002, were 31, 13, 7, 12 and 5 years, respectively. Covered compensation under the retirement plan is the participant's base annual salary. Bonus compensation is not taken into account under the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our Stock Option/Compensation Committee of the board, comprised of Messrs. Brenner, Kanter and Quint, has performed the function of a compensation committee. After the acquisition and exchange, we expect that the holding company's compensation committee, which is comprised of the same members as our Stock Option/Compensation Committee, will perform these functions. During 2001 there were no, and there are no, interlocks requiring disclosure under applicable rules and regulations. Certain information regarding Mr. Kanter is set forth under "Interest of Management in Certain Transactions."

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     FDIC rules require that each of the bank's directors, executive officers and 10% shareholders file with the FDIC certain reports regarding such person's ownership of the bank's securities. The bank is required to disclose any failures to file such reports on a timely basis during 2001. Based solely upon a review of the copies of the forms or information furnished to the bank, the bank believes that for 2001, reports disclosing the following transactions were not filed on a timely basis by the following directors and executive officers of the bank: Mr. Siggi B. Wilzig's 20,000 share option exercise on July 7, 2001, a second 20,000 share option exercise by Mr. Siggi B. Wilzig on December 14, 2001 and the grant of a 50,000 share option to Siggi B. Wilzig on May 25, 2001; Alan
J. Wilzig's 3,000 share option exercise on July 29, 2001 and the grant of a 50,000 share option to Alan J. Wilzig on May 25, 2001; Mr. O'Brien's 1,000 share option exercise on June 26, 2001, a second 1,000 share option exercise by Mr. O'Brien on December 4, 2001, gifts totaling 1,000 shares which were made by Mr. O'Brien on December 4, 2001 and the grant of an 8,000 share option to Mr. O'Brien on May 25, 2001; Mr. Van Grofski's two option grants of 2,500 shares each on May 25, 2001; Mr. Marinelli's two option grants of 4,000 shares each on May 25, 2001; Steven Eichhorn's two option grants of 2,500 shares each on May 25, 2001; and Mr. Seelinger's option grant of 2,500 shares on May 25, 2001. All of these failures to file on a timely basis were inadvertent and the appropriate filings were made when the failures to file were noted. After the acquisition and exchange, reporting persons will be required to file such reports with the SEC rather than the FDIC.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

     Some of the bank's officers and directors and their associates were customers of and had loan transactions with the bank in the ordinary course of business during the past three fiscal years. Similar transactions may be expected to take place in the future. Outstanding loans to and commitments made with the bank's directors and officers and their associates were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present any other unfavorable features. The balance of loans to directors, executive officers and their associates was $24.0 million at December 31, 2001, $26.3 million at December 31, 2000 and $18.5 million at December 31, 1999.

     Richard Kanter, his wife and certain companies controlled by Mr. Kanter, were indebted to the bank as of December 31, 2001, December 31, 2000 and December 31, 1999 pursuant to various loans in the aggregate principal amount of $15.3 million, $13.7 million and $8.8 million, respectively. Approximately 97% of these loans were secured by first mortgages on real estate at December 31, 2001. Miller Construction Company, of which Mr. Kanter, a director of the bank and the holding company, is the controlling shareholder and President, received during 2001, 2000 and 1999 from the bank approximately $161,000, $442,000, and $510,107, respectively, in payment for construction and renovation of various bank owned and branch properties.

     In addition to the foregoing, the bank has made loans to Wilshire Oil Company of Texas, of which Mr. Siggi B. Wilzig, a director of the bank and the holding company, is a substantial shareholder. Such loans aggregated approximately $34.6 million at December 31, 2001, $32.1 million at December 31, 2000 and $29.2 million at December 31, 1999 and are all and have been, secured by first mortgages and marketable securities.

                              FINANCIAL STATEMENTS

     Financial statements at December 31, 2001 and December 31, 2000, and for each of the years in the three year period ended December 31, 2001 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and were included in the bank's annual report to shareholders. A copy of such financial statements and such report are included in this proxy statement-prospectus. Such report, however, has not been reissued. Further, Arthur Andersen has not consented to the reference to it or the use of such report in this proxy statement-prospectus or the related registration statement filed with the SEC. Shareholders of the bank must be cautioned that they will not be able to recover against Arthur Andersen if there is a material inaccuracy in the audited financial statements or such report.

                       2003 ANNUAL SHAREHOLDER MEETING AND
                              SHAREHOLDER PROPOSALS

     Although no decision has been made at this time, we anticipate that the holding company will maintain an annual meeting schedule similar to the past annual meeting schedule of the bank. The bank's 2002 Annual Meeting was held on April 26, 2002. Any shareholder proposal intended to be presented at the holding company's 2003 Annual Meeting of Shareholders must be in writing and received by the secretary of the holding company at the address of the holding company set forth on the first page of this proxy statement-prospectus (i) no later than November 29, 2002 in order to be eligible for consideration for inclusion in the proxy statement for such meeting, and (ii) no later than January 27, 2003 in order to be eligible for consideration at such meeting (without being included in the proxy statement for such meeting).

                                  OTHER MATTERS

     As of the date of this proxy statement-prospectus, we did not know of any other business which will be presented for consideration at the special meeting other than to consider the proposed acquisition and exchange. If, however, other matters are properly brought before the special meeting, it is the intention of the bank's board of directors to direct the vote of the shares represented by proxy on such matters in accordance with their best judgment.

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                                    By Order of the Board of Directors




                                    Peter J. O'Brien
                                    Secretary

Jersey City, New Jersey
[_______], 2002


                          INDEX TO FINANCIAL STATEMENTS

                         THE TRUST COMPANY OF NEW JERSEY



AUDITED YEAR-END FINANCIAL STATEMENTS                                                           Page
-------------------------------------                                                           ----
Consolidated Statements of Condition as of December 31, 2001
and December 31, 2000 ...........................................................................F-1

Consolidated Statements of Income for the Years Ended December 31, 2001,
December 31, 2000 and December 31, 1999  ........................................................F-2

Consolidated Statements of Changes in Stockholders' Equity for the Years
Ended December 31, 2001, December 31, 2000 and December 31, 1999 ................................F-3

Consolidated Statements of Cash Flows for the Years Ended December 31, 2001,
December 31, 2000 and December 31, 1999 .........................................................F-4

Notes to Consolidated Financial Statements  .....................................................F-5

Report of Independent Public Accountants* ......................................................F-17

JUNE 30 UNAUDITED FINANCIAL STATEMENTS

Consolidated Statements of Condition as of June 30, 2000 (unaudited)
and December 31, 2001  .........................................................................F-18

Consolidated Statements of Income for the Six Months
Ended June 30, 2002 and June 30, 2001 (unaudited) ..............................................F-19

Consolidated Statements of Cash Flows for Six Months
Ended June 30, 2002 and June 30, 2001 (unaudited) ..............................................F-20

Notes to Financial Statements - June 30, 2002 (unaudited) ......................................F-21


--------
The financial statements of the holding company have been omitted because it has no material assets and no liabilities, and has not conducted any business other than of an organizational nature. All schedules are omitted because they are not required or applicable, or the required information is shown in the consolidated financial statements or notes thereto.

*THE REPORT OF ARTHUR ANDERSEN PROVIDED IS A COPY AND HAS NOT BEEN REISSUED. FURTHER, ARTHUR ANDERSEN HAS NOT CONSENTED TO THE REFERENCE TO IT OR THE USE OF ITS REPORT DATED JANUARY 30, 2002 IN THIS PROXY STATEMENT-PROSPECTUS OR THE RELATED REGISTRATION STATEMENT FILED WITH THE SEC. SHAREHOLDERS OF THE BANK MUST BE CAUTIONED THAT THEY WILL NOT BE ABLE TO RECOVER AGAINST ARTHUR ANDERSEN IF THERE IS A MATERIAL INACCURACY IN THE AUDITED FINANCIAL STATEMENTS OR SUCH REPORT.



                                                                                  CONSOLIDATED STATEMENTS OF CONDITION [LOGO]

-----------------------------------------------------------------------------------------------------------------------------

(In thousands of dollars, except per share amount)                                                     ENDED DECEMBER 31
-----------------------------------------------------------------------------------------------------------------------------
ASSETS                                                                                                2001           2000
-----------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS .......................................................................   $   124,061    $    98,723
FEDERAL FUNDS SOLD ............................................................................       210,000           --
-----------------------------------------------------------------------------------------------------------------------------
  Total cash and cash equivalents .............................................................       334,061         98,723
-----------------------------------------------------------------------------------------------------------------------------
SECURITIES
  Available for sale, at market value .........................................................     1,624,481      1,075,513
  Held to maturity (market value $105,398 and $518,959 in 2001 and 2000, respectively) ........       107,726        533,235
-----------------------------------------------------------------------------------------------------------------------------
  Total securities ............................................................................     1,732,207      1,608,748
-----------------------------------------------------------------------------------------------------------------------------
LOANS .........................................................................................     1,843,859      1,659,792
Less-
  Unearned income .............................................................................       (36,972)       (58,649)
  Allowance for possible loan losses ..........................................................        (9,749)        (8,517)
-----------------------------------------------------------------------------------------------------------------------------
  Loans, net ..................................................................................     1,797,138      1,592,626
-----------------------------------------------------------------------------------------------------------------------------
PREMISES AND EQUIPMENT, net ...................................................................        43,141         40,478
-----------------------------------------------------------------------------------------------------------------------------
OTHER REAL ESTATE, net of reserves ............................................................        13,387         15,905
-----------------------------------------------------------------------------------------------------------------------------
ACCRUED INTEREST RECEIVABLE ...................................................................        18,869         27,541
-----------------------------------------------------------------------------------------------------------------------------
OTHER ASSETS ..................................................................................       124,212        148,897
-----------------------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS ..............................................................................   $ 4,063,015    $ 3,532,918
=============================================================================================================================


-----------------------------------------------------------------------------------------------------------------------------
LIABILITIES
-----------------------------------------------------------------------------------------------------------------------------
DEPOSITS:
  Non-interest bearing ........................................................................   $   581,645    $   454,970
  Interest bearing ............................................................................     2,494,289      2,253,837
-----------------------------------------------------------------------------------------------------------------------------
  Total deposits ..............................................................................     3,075,934      2,708,807
-----------------------------------------------------------------------------------------------------------------------------
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE ................................................       134,917        314,001
FEDERAL HOME LOAN BANK ADVANCES ...............................................................       600,000        300,000
ACCRUED TAXES AND OTHER LIABILITIES ...........................................................        36,154         21,770
-----------------------------------------------------------------------------------------------------------------------------
  TOTAL LIABILITIES ...........................................................................     3,847,005      3,344,578
=============================================================================================================================
COMMITMENTS AND CONTINGENCIES .................................................................          --             --
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK, $100 par value; issuable in series; authorized 60,000 shares; outstanding none          --             --
COMMON STOCK, $2.00 par value; authorized 72,000,000 shares;
  Outstanding 18,438,313, and 18,518,966, in 2001 and 2000, respectively ......................        36,877         37,038
ADDITIONAL PAID-IN CAPITAL ....................................................................        26,249         25,194
RETAINED EARNINGS .............................................................................       159,529        139,781
ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME,
  Net of related income taxes .................................................................        (6,645)       (13,673)
-----------------------------------------------------------------------------------------------------------------------------
   TOTAL STOCKHOLDERS' EQUITY .................................................................       216,010        188,340
=============================================================================================================================
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ....................................................   $ 4,063,015    $ 3,532,918
=============================================================================================================================


See accompanying Notes to Consolidated Financial Statements.



-----------------------------------------------------------------------------------------------------------------------------



[LOGO] CONSOLIDATED STATEMENTS OF INCOME
-----------------------------------------------------------------------------------------------------------------

(In thousands of dollars, except per share amount)                          FOR THE YEARS ENDED DECEMBER 31
-----------------------------------------------------------------------------------------------------------------
INTEREST INCOME                                                           2001            2000           1999
-----------------------------------------------------------------------------------------------------------------
  Interest and fees on loans ......................................   $    140,172    $    131,749   $    107,867
  Interest on Federal funds sold ..................................          3,325           1,710          1,905
  Interest and dividends on securities-
    Taxable .......................................................         86,342         109,981         96,406
    Exempt from Federal Income Taxes ..............................          7,850           3,982          2,810
-----------------------------------------------------------------------------------------------------------------
      Total interest income .......................................        237,689         247,422        208,988
-----------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
-----------------------------------------------------------------------------------------------------------------
  Interest on-
    Deposits ......................................................        102,807         105,419         96,869
    Borrowed funds ................................................         31,973          51,992         19,381
-----------------------------------------------------------------------------------------------------------------
      Total interest expense ......................................        134,780         157,411        116,250
-----------------------------------------------------------------------------------------------------------------
      Net interest income .........................................        102,909          90,011         92,738
-----------------------------------------------------------------------------------------------------------------
Provision for possible loan losses ................................          2,200           1,200          1,200
-----------------------------------------------------------------------------------------------------------------
  Net interest income after provision for possible loan losses ....        100,709          88,811         91,538
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
OTHER OPERATING INCOME
-----------------------------------------------------------------------------------------------------------------
  Net realized gains on securities sales ..........................         12,404           2,219          2,169
  Service charges on deposit accounts and other retail banking fees         14,617          12,033          9,190
  Trust department income .........................................          1,542           1,505          1,377
  Gains on sales of other real estate .............................            488             603            699
  Gains on sales of loans .........................................           --             3,228            447
  Bank owned life insurance .......................................          2,982           2,838          2,875
  Other income ....................................................          1,447           1,985          1,097
-----------------------------------------------------------------------------------------------------------------
    Total other income ............................................         33,480          24,411         17,854
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
OTHER OPERATING EXPENSES
-----------------------------------------------------------------------------------------------------------------
  Salaries and wages ..............................................         41,061          34,540         30,838
  Pension and other employee benefits .............................         (5,013)         10,278           (872)
  Occupancy expense, net of rental income .........................         11,782           9,987          8,928
  Furniture and equipment expense .................................          7,947           7,424          6,545
  Outside data processing services ................................          4,070           3,238          3,459
  Other expense ...................................................         25,723          20,556         17,420
-----------------------------------------------------------------------------------------------------------------
    Total other expenses ..........................................         85,570          86,023         66,318
-----------------------------------------------------------------------------------------------------------------
  Income before provision for income taxes ........................         48,619          27,199         43,074
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES ........................................         14,011           7,194         13,858
-----------------------------------------------------------------------------------------------------------------
  NET INCOME ......................................................   $     34,608    $     20,005   $     29,216
-----------------------------------------------------------------------------------------------------------------

WEIGHTED AVERAGE
  Common shares ...................................................     18,513,826      18,681,775     18,992,391
  Dilutive stock options ..........................................        327,222         161,795        348,805
                                                                      ------------    ------------   ------------
    Common shares and dilutive stock options ......................     18,841,048      18,843,570     19,341,196
                                                                      ============    ============   ============
EARNINGS PER COMMON SHARE
  Basic ...........................................................   $       1.87    $       1.07   $       1.54
                                                                      ============    ============   ============
  Diluted .........................................................   $       1.84    $       1.06   $       1.51
                                                                      ============    ============   ============

See accompanying Notes to Consolidated Financial Statements.


-----------------------------------------------------------------------------------------------------------------



                                                                                        CONSOLIDATED STATEMENTS OF CHANGES IN [LOGO]
                                                                                        STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------

                                                                          ADDITIONAL              ACCUMULATIVE OTHER |
                                                    PREFERRED   COMMON      PAID-IN    RETAINED      COMPREHENSIVE   | COMPREHENSIVE
(In thousands of dollars, except per share data)      STOCK     STOCK       CAPITAL    EARNINGS    INCOME (LOSS) NET | INCOME (LOSS)
---------------------------------------------------------------------------------------------------------------------|--------------
BALANCE, DECEMBER 31, 1998 .........................    --    $  38,482    $  23,117   $ 127,456      $     363      |
---------------------------------------------------------------------------------------------------------------------|
  Net income--1999 .................................    --         --           --        29,216           --        |   $  29,216
  Amortization of deferred compensation in                                                                           |
    connection with nonqualified stock option plans     --         --          1,154        --             --        |        --
  Exercise of stock options ........................    --          178          587        --             --        |        --
  Purchase and retirement of common stock ..........    --       (1,020)        --       (10,865)          --        |        --
  Cash dividends, $0.52 per common share ...........    --         --           --        (9,888)          --        |        --
  Unrealized holding loss on securities (net of tax)    --         --           --          --          (34,770)     |     (34,770)
                                                                                                                     |--------------
  Comprehensive Loss ...............................    --         --           --          --             --        |   $  (5,554)
---------------------------------------------------------------------------------------------------------------------|==============
BALANCE, DECEMBER 31, 1999 .........................    --    $  37,640    $  24,858   $ 135,919      $ (34,407)     |
---------------------------------------------------------------------------------------------------------------------|
  Net income--2000 .................................    --         --           --        20,005           --        |   $  20,005
  Amortization of deferred compensation in                                                                           |
    connection with nonqualified stock option plans     --         --             59        --             --        |        --
  Exercise of stock options ........................    --           94          277        --             --        |        --
  Purchase and retirement of common stock ..........    --         (696)        --        (5,700)          --        |        --
  Cash dividends, $0.56 per common share ...........    --         --           --       (10,443)          --        |        --
  Unrealized holding gain on securities (net of tax)    --         --           --          --           20,734      |      20,734
                                                                                                                     |--------------
  Comprehensive Income .............................    --         --           --          --             --        |   $  40,739
---------------------------------------------------------------------------------------------------------------------|==============
BALANCE, DECEMBER 31, 2000 .........................    --    $  37,038    $  25,194   $ 139,781      $ (13,673)     |
---------------------------------------------------------------------------------------------------------------------|
  Net income--2001 .................................    --         --           --        34,608           --        |   $  34,608
  Amortization of deferred compensation in                                                                           |
    connection with nonqualified stock option plans     --         --            112        --             --        |        --
  Exercise of stock options ........................    --          227          943        --             --        |        --
  Purchase and retirement of common stock ..........    --         (388)        --        (4,298)          --        |        --
  Cash dividends, $0.57 per common share ...........    --         --           --       (10,562)          --        |        --
  Unrealized holding gain on securities (net of tax)    --         --           --          --            7,028      |       7,028
                                                                                                                     |--------------
  Comprehensive Income .............................    --         --           --          --             --        |   $  41,636
---------------------------------------------------------------------------------------------------------------------|==============
BALANCE, DECEMBER 31, 2001 .........................    --    $  36,877    $  26,249   $ 159,529      $  (6,645)     |
---------------------------------------------------------------------------------------------------------------------|

See accompanying Notes to Consolidated Financial Statements.


------------------------------------------------------------------------------------------------------------------------------------


[LOGO] CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------------------------------------------

(In thousands of dollars)                                                       FOR THE YEARS ENDED DECEMBER 31
--------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                               2001           2000           1999
--------------------------------------------------------------------------------------------------------------------
  Net income ..........................................................   $    34,608    $    20,005    $    29,216
  Adjustments to reconcile net income to net cash provided by (used in)
    operating activities-
      Provision for possible loan losses ..............................         2,200          1,200          1,200
      Pension valuation adjustment ....................................       (11,890)         4,995         (5,752)
      Net realized gains on securities sales ..........................       (12,404)        (2,219)        (2,169)
      Depreciation and amortization ...................................         7,587          7,276          7,857
      Gains on sales of other real estate .............................          (488)          (603)          (699)
      Decrease (increase) in accrued interest receivable ..............         8,672           (533)        (9,177)
      Decrease (increase) in other assets .............................        32,007        (39,089)        (4,794)
      (Decrease) increase in unearned income ..........................       (21,677)        10,825          5,747
      Increase (decrease) in accrued taxes and other liabilities ......        14,384        (12,129)         3,611
--------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) operating activities .............        52,999        (10,272)        25,040
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
CASH (USED IN) INVESTING ACTIVITIES
--------------------------------------------------------------------------------------------------------------------
  Proceeds from sales of securities available for sale ................     1,146,459        367,889        286,383
  Proceeds from maturities or calls of securities-
    Available for sale ................................................     2,951,629        979,657        692,652
    Held to maturity ..................................................       500,402         34,509      2,041,508
  Purchases of securities-
    Available for sale ................................................    (4,684,367)    (1,352,377)    (1,406,161)
    Held to maturity ..................................................       (74,893)       (18,473)    (1,797,859)
  Principal reductions on mortgage backed securities ..................        60,527         50,285         30,226
  Net increase in loans and other real estate .........................      (185,709)       (89,396)      (344,845)
  Purchase of premises and equipment, net .............................        (9,354)       (10,185)       (11,434)
  Proceeds from sales of other real estate ............................         3,680          2,637          2,239
--------------------------------------------------------------------------------------------------------------------
      Net cash (used in) investing activities .........................      (291,626)       (35,454)      (507,291)
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY FINANCING ACTIVITIES
--------------------------------------------------------------------------------------------------------------------
  Net increase in deposits ............................................       367,127         17,224        154,188
  Net (decrease) increase in securities sold
    under agreements to repurchase ....................................      (179,084)      (229,989)       212,017
  Net increase in Federal Home Loan Bank advances .....................       300,000        300,000           --
  Cash dividends ......................................................       (10,562)       (10,443)        (9,888)
  Purchase and retirement of common stock .............................        (4,686)        (6,396)       (11,885)
  Exercise of stock options ...........................................         1,170            371            765
--------------------------------------------------------------------------------------------------------------------
      Net cash provided by financing activities .......................       473,965         70,767        345,197
--------------------------------------------------------------------------------------------------------------------
      Increase (decrease) in cash and cash equivalents ................       235,338         25,041       (137,054)

CASH AND CASH EQUIVALENTS, beginning of year ..........................        98,723         73,682        210,736
--------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, end of year ................................   $   334,061    $    98,723    $    73,682
--------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.


--------------------------------------------------------------------------------------------------------------------

                               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS [LOGO]
--------------------------------------------------------------------------------

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


ORGANIZATION

The Trust Company of New Jersey is a full service commercial bank chartered in 1896 by the State of New Jersey and a member of the Federal Deposit Insurance Corporation. The Bank, headquartered at 35 Journal Square, Jersey City, New Jersey, has branches located throughout Bergen, Essex, Hudson, Mercer, Middlesex, Monmouth, Morris, Ocean, Passaic, Somerset, Union and Warren counties.

The significant accounting policies not described elsewhere in these notes are as follows-

CONSOLIDATION

The consolidated financial statements include the financial results of the Trust Company of New Jersey and its subsidiaries (collectively, the Bank), all of which are wholly-owned. Intercompany account balances and transactions have been eliminated.

USE OF ESTIMATES

The accompanying consolidated financial statements, which are prepared in conformity with generally accepted accounting principles, require the use of management estimates. The most significant estimate with regard to these financial statements relates to the allowance for possible loan losses, the carrying value of other real estate, determination of the pension benefit obligation, and the fair value of financial instruments, as discussed in Notes 1, 5, 6, 8, and 14. Actual results may differ from those assumed in management's estimates. The carrying value of other real estate was based on independent M.A.I. appraisals less costs to sell.

SECURITIES

Debt securities which are classified as held to maturity and are reported at cost, adjusted for amortization of premium and accretion of discount, when management has the ability and intent to hold these securities to maturity. Securities which are to be held for an indefinite period of time are classified as securities available for sale and are carried at market value. Unrealized holding gains and losses for available for sale securities are credited (charged) to a component of stockholders' equity, net of related income taxes. Securities available for sale include securities that management intends to use as part of the Bank's asset/liability management strategy and that may be sold to provide liquidity, satisfy customer loan demand as well as in response to changes in interest rates, prepayments and similar factors. Management determines the appropriate classification of securities at the time of purchase and reassesses the appropriateness of the classification at each reporting date.

Amortization and accretion of premiums and discounts on securities are included in interest income on securities over the period from acquisition to maturity or earlier call date using the level-yield method. The specific identification method is used to record gains and losses on security transactions.

INTEREST AND FEES ON LOANS

Interest on loans is credited to operations based upon the principal amount outstanding. It is the Bank's policy to discontinue the accrual of interest when circumstances indicate that collection is questionable as well as on loans that are 90 days or more past due, unless the loan is both well secured and in the process of collection. Loan origination and commitment fees and certain costs associated with loan originations are deferred and the net amount is amortized as an adjustment of the related loan's yield.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


ALLOWANCE FOR POSSIBLE LOAN LOSSES

The allowance for possible loan losses is based on management's estimate and is maintained at a level considered adequate to reflect the risks in the loan portfolio, based on circumstances and conditions known or anticipated at each reporting date. Revisions to this estimate are made in the period in which they become known. However, uncertainty exists as to the final outcome of any bank's loans and nonperforming assets as a result of the unpredictable economic conditions in the Bank's operating region.

The allowance for possible loan losses is adjusted by provisions to expense and reduced by net charge-offs. Credit reviews of the loan portfolio, designed to identify potential charges to the allowance, are made on a regular basis during the year by the Bank's lending officers.

PREMISES AND EQUIPMENT

The assets are stated at cost less accumulated depreciation and amortization, which are computed using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred.

OTHER REAL ESTATE

Other real estate includes properties that have been acquired by the Bank through foreclosure. Other real estate is carried at the lower of: 1) the fair market value of the properties less estimated costs to sell, 2) the recorded investment in the related loan at the date of foreclosure. Subsequent reserves and adjustments to the carrying value of the properties to reflect declines in fair market value after the date of foreclosure as well as carrying and disposal costs are charged to operating expenses.

INCOME TAXES

The Bank accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes" (SFAS 109), which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

TRUST DEPARTMENT ASSETS AND INCOME

Property held in fiduciary or agency capacities for the Bank's customers is not included in the accompanying consolidated statements of condition since such items are not assets of the Bank. Trust department income is recorded on the accrual basis.

STOCK-BASED COMPENSATION

Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation," encourages, but does not require companies to record compensation cost for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Bank's stock at the date of grant over the amount an employee must pay to acquire the stock.

STATEMENT OF CASH FLOWS

The following supplemental disclosures are made to the consolidated statements of cash flows-

(In thousands of dollars)
                                                2001       2000      1999
---------------------------------------------------------------------------
Cash paid during the year for-
  Interest ................................   $136,341   $161,088   $92,155
  Income taxes ............................   $  4,280   $  8,533   $13,230
---------------------------------------------------------------------------
Noncash investing activities-
Transfer of loans to other real estate ....   $    877   $  1,163   $ 1,338
---------------------------------------------------------------------------


--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued) [LOGO]
--------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE

Net income per common share is based upon net income less preferred stock dividends.

Basic earnings per share excludes dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted earnings per share, which reflects the potential dilution that could occur if outstanding stock options were exercised and resulted in the issuance of common stock that then shared in the earnings of the Bank, is computed by dividing net income by the weighted average number of common shares and dilutive stock options. Other than stock options, the Bank has no securities that could be converted into common stock nor does the Bank have any contracts that could result in the issuance of common stock.

COMPREHENSIVE INCOME

Comprehensive income includes net income and all other changes in equity during a period except those resulting from investments by owners and distributions to owners. Other comprehensive income includes revenues, expenses, gains, and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income.

NEW ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." SFAS No. 141 eliminates the pooling-of-interest method of accounting for business combinations, requiring all business combinations to be accounted for under the purchase method. Accordingly, net assets acquired are recorded at fair value with any excess of cost over net assets assigned to goodwill. SFAS No. 141 also requires that certain intangible assets acquired in a business combination be recognized apart from goodwill. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. Use of the pooling-of-interest method of accounting for those transactions is prohibited. The provisions of SFAS No. 141 are effective for financial statements issued for fiscal years beginning after December 15, 2001. Adoption of SFAS No. 141 will not have a material impact on the Bank's financial condition or results of operations.

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, amortization of goodwill is precluded; however, its fair value is periodically (at least annually) reviewed and tested for impairment. Goodwill must be tested for impairment in the year of adoption, including an initial test performed within six months. If the initial test indicates a potential impairment, than a more detailed analysis to determine the extent of impairment must be completed within twelve months. SFAS No. 142 requires that useful lives for intangibles other than goodwill be reassessed and remaining amortization periods be adjusted accordingly. The reassessment must be completed prior to the first quarter of 2002. The provisions of SFAS No. 142 are effective for financial statements issued for fiscal years beginning after December 15, 2001. All provisions of SFAS No. 142 will be applied beginning January 1, 2002, to goodwill and other intangible assets. Adoption of SFAS No. 142 will not have a material impact on the Bank's financial condition or results of operations.

In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets," which updates and clarifies the accounting and reporting for impairment of assets held in use and to be disposed of. SFAS No. 144, among other things, will require the Company to classify the operations and cash flow of properties to be disposed of as discontinued operations. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The provisions of SFAS No. 144 generally are to be applied prospectively. The Company expects to adopt the provisions of the Statement January 1, 2002, and does not expect it to have a material impact on the Bank's financial position or results from operations.

RECLASSIFICATIONS

Certain reclassifications were made to the accompanying prior year financial statements to conform with the current year presentation.


----------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 2. REGULATORY MATTERS:


REGULATORY CAPITAL REQUIREMENTS

The Federal Deposit Insurance Corporation has issued regulations classifying and defining capital for all banks into the following components: (1) Tier I capital which includes tangible stockholders' equity for common stock and certain perpetual preferred stock and (2) Tier II capital which includes a portion of the allowance for possible loan losses and preferred stock which does not qualify for Tier I capital.

Bank capital for regulatory reporting purposes is less than stockholders' equity for financial reporting purposes in the amount of $567,000 as of December 31, 2001, due to a difference in the carrying value of other real estate properties of $839,000 less related deferred income taxes of $272,000. This difference in accounting is a result of accrued interest capitalized to other real estate by the Bank (which is supported by the fair value of the underlying collateral) for financial reporting purposes that the Bank's regulators required be written off for regulatory reporting purposes. New Jersey banking law prohibits a bank from publishing financial statements which differ materially from those filed with the State of New Jersey, Department of Banking and Insurance (NJDBI). In the opinion of management, based on advice by the Bank's legal counsel, the difference in accounting between financial reporting and regulatory reporting for loans and other real estate as discussed above does not violate this prohibition, provided the difference in accounting is disclosed in the financial statements.

The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

The Bank's actual capital amounts and ratios are also presented in the following table-


                                                                    FOR CAPITAL      TO BE WELL CAPITALIZED
                                                  ACTUAL         ADEQUACY PURPOSES    UNDER FDIC PROVISION
                                             -----------------   -----------------   ----------------------
(In thousands of dollars)                     AMOUNT    RATIO     AMOUNT    RATIO       AMOUNT     RATIO
-----------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 2001--
-----------------------------------------------------------------------------------------------------------
Total Capital (to risk weighted assets) ..   $230,752   10.19%   $173,578   >8.00%     $216,973   >10.00%
  Tier I Capital (to risk weighted assets)    221,003   10.64%     86,789   >4.00%      130,184   >6.00%
  Tier I Capital (to average assets) .....    221,003    5.71%    154,875   >4.00%      193,594   >5.00%
-----------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 2000--
-----------------------------------------------------------------------------------------------------------
Total Capital (to risk weighted assets) ..   $209,557   10.08%   $166,252   >8.00%     $207,815   >10.00%
  Tier I Capital (to risk weighted assets)    201,040    9.67%     83,126   >4.00%      124,689   >6.00%
  Tier I Capital (to average assets) .....    201,040    5.55%    144,869   >4.00%      181,086   >5.00%



--------------------------------------------------------------------------------


                                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued) [LOGO]
----------------------------------------------------------------------------------------------------------


NOTE 3. SECURITIES:

The book value and estimated fair value of securities as of December 31, are as follows-

                                                                         2001
                                             -------------------------------------------------------------
                                                BOOK      GROSS UNREALIZED   GROSS UNREALIZED    ESTIMATED
AVAILABLE FOR SALE (In thousands of dollars)    VALUE      HOLDING GAINS      HOLDING LOSSES    FAIR VALUE
----------------------------------------------------------------------------------------------------------
  U.S. Treasury ..........................   $  411,996      $       46         $     --        $  412,042
  U.S. Government agencies ...............        9,985            --                  (73)          9,912
  States and political subdivisions ......      221,392             268             (4,235)        217,425
  Mortgage backed securities .............      840,803           3,644             (4,552)        839,895
  Trust Preferred Securities .............      119,528             331             (5,650)        114,209
  Federal Home Loan Bank stock ...........       30,000            --                 --            30,000
  Other Securities .......................        1,000            --                   (2)            998
----------------------------------------------------------------------------------------------------------
  Total available for sale ...............    1,634,704           4,289            (14,512)      1,624,481
----------------------------------------------------------------------------------------------------------

HELD TO MATURITY (In thousands of dollars)
----------------------------------------------------------------------------------------------------------
  U.S. Government agencies ...............       54,881             537               --            55,418
  Trust Preferred Securities .............       52,845            --               (2,865)         49,980
----------------------------------------------------------------------------------------------------------
  Total held to maturity .................      107,726             537             (2,865)        105,398
----------------------------------------------------------------------------------------------------------
  Total securities .......................   $1,742,430      $    4,826         $  (17,377)     $1,729,879
----------------------------------------------------------------------------------------------------------


                                                                         2000
                                             -------------------------------------------------------------
                                                BOOK      GROSS UNREALIZED   GROSS UNREALIZED    ESTIMATED
AVAILABLE FOR SALE (In thousands of dollars)    VALUE      HOLDING GAINS      HOLDING LOSSES    FAIR VALUE
----------------------------------------------------------------------------------------------------------
  U.S. Treasury ..........................   $   69,878      $       21         $      (55)     $   69,844
  U.S. Government agencies ...............      513,872              28             (5,830)        508,070
  States and political subdivisions ......       92,831             274                 (2)         93,103
  Mortgage backed securities .............      281,982             707               (657)        282,032
  Trust Preferred Securities .............      122,841            --              (15,521)        107,320
  Federal Home Loan Bank stock ...........       15,144            --                 --            15,144
----------------------------------------------------------------------------------------------------------
  Total available for sale ...............    1,096,548           1,030            (22,065)      1,075,513
----------------------------------------------------------------------------------------------------------

HELD TO MATURITY (In thousands of dollars)
----------------------------------------------------------------------------------------------------------
  U.S. Government agencies ...............      500,336               9             (9,697)        490,648
  Trust Preferred Securities .............       32,899            --               (4,588)         28,311
----------------------------------------------------------------------------------------------------------
  Total held to maturity .................      533,235               9            (14,285)        518,959
----------------------------------------------------------------------------------------------------------
  Total securities .......................   $1,629,783      $    1,039         $  (36,350)     $1,594,472
----------------------------------------------------------------------------------------------------------

The book value and estimated fair value of available for sale and held to maturity securities at December
31, 2001, by contractual maturity, are shown below-


                                                                     ESTIMATED
AVAILABLE FOR SALE (In thousands of dollars)           BOOK VALUE   FAIR VALUE
--------------------------------------------------------------------------------
  Due in one year or less ..........................   $  486,792   $  486,837
  Due after one year through five years ............           90           97
  Due after five years through ten years ...........        9,985        9,912
  Due after ten years ..............................      297,034      287,740
  Mortgage backed securities .......................      840,803      839,895
--------------------------------------------------------------------------------
  Total available for sale .........................   $1,634,704   $1,624,481
--------------------------------------------------------------------------------

HELD TO MATURITY (In thousands of dollars)
--------------------------------------------------------------------------------
  Due in one year or less ..........................   $     --     $     --
  Due after one year through five years ............         --           --
  Due after five years through ten years ...........       66,203       66,498
  Due after ten years ..............................       41,523       38,900
--------------------------------------------------------------------------------
  Total held to maturity ...........................   $  107,726   $  105,398
--------------------------------------------------------------------------------

Actual maturities may differ from contractual maturities reported above because debt securities issuers may have the right to call or repay obligations with or without call or repayment penalties.


----------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------

The proceeds from sales of available for sale securities and the gross realized gains and losses on those sales in 2001, 2000 and 1999 are as follows-

(In thousands of dollars)
                                    GROSS       GROSS
                     PROCEEDS     REALIZED     REALIZED    NET REALIZED
                    FROM SALES      GAINS       LOSSES        GAINS
-----------------------------------------------------------------------
2001 ............   $1,146,459     $12,428       $(24)       $12,404
2000 ............   $  367,889     $ 2,220       $ (1)       $ 2,219
1999 ............   $  286,383     $ 2,190       $(21)       $ 2,169
-----------------------------------------------------------------------

As of December 31, 2001, securities carried at $1,236,702,000 in the Consolidated Statement of Condition are pledged to secure repurchase agreements, deposits of public funds and for other purposes as required by law.


NOTE 4. LOANS:

The Bank grants various commercial, real estate and consumer loans, principally within the State of New Jersey. Although the Bank has a diversified loan portfolio, a portion of its borrowers' ability to repay their loans is dependent on the economic environment of the real estate industry and the general economic conditions in the New Jersey marketplace.

The Bank did not sell any loans during 2001. During 2000, the Bank sold residential mortgages of $178,384,000. The detail of the loan portfolio as of December 31, 2001 and 2000 is as follows-

(In thousands of dollars)
                                                 2001         2000
---------------------------------------------------------------------
Commercial and industrial loans ..........   $  128,189   $  116,015
Installment loans to individuals .........      559,496      498,146
Real estate loans-
  Mortgage ...............................    1,062,847      969,969
  Construction ...........................       93,327       75,662
---------------------------------------------------------------------
  Total loans ............................   $1,843,859   $1,659,792
---------------------------------------------------------------------

As of December 31, 2001 and 2000, loans accounted for on a nonaccrual basis amounted to $5,621,000 and $5,136,000, respectively. If interest had been accrued on these loans, income before provision for income taxes would have increased approximately $481,000, $471,000, and $694,000 in 2001, 2000 and 1999,
respectively. In addition, as of December 31, 2001 and 2000, the loan portfolio included $881,000 and $898,000, respectively, of loans on which interest or principal was 90 days or more past due and still accruing interest since these loans were both well collateralized and in the process of collection.

SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan, Income Recognition and Disclosures," requires that an impaired loan as defined be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. A loan is considered impaired when, in the Bank's opinion, the Bank will be unable to collect all amounts due according to the original contractual term of the loan agreement. Groups of smaller homogeneous loans, such as consumer loans and residential real estate loans, are specifically excluded from this definition. As a practical expedient, impairment may be measured based on the loan's observable market price of the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

As of December 31, 2001 and 2000, the Bank's recorded investment in impaired loans and the related valuation allowance calculated under SFAS No. 114 and SFAS No. 118 are as follows-

(In thousands of dollars)
                                           2001                   2000
                                  ---------------------  ----------------------
                                   RECORDED   VALUATION   RECORDED    VALUATION
                                  INVESTMENT  ALLOWANCE  INVESTMENT   ALLOWANCE
-------------------------------------------------------------------------------
Valuation allowance
  required ......................   $5,535       $983       $5,719      $1,234
Valuation allowance
  not required ..................     --          --          --          --
-------------------------------------------------------------------------------
  Total impaired loans ..........   $5,535       $983       $5,719      $1,234
-------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued) [LOGO]
--------------------------------------------------------------------------------


This valuation allowance is included in the allowance for possible loan losses in the Bank's Consolidated Statements of Condition.

The average recorded investment in impaired loans for the years ended December 31, 2001 and 2000 was $6,603,000 and $5,877,000, respectively.

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining investment is doubtful in which case payments received are recorded as reductions of principal. The Bank did not recognize interest income on impaired loans for the year ended December 31, 2001 and 2000.

An analysis of loans to directors, executive officers or their associates for the year ended December 31, 2001 is as follows-

(In thousands of dollars)
---------------------------------------------------------------------
Balance at beginning of year ............................   $26,479
New loans ...............................................     5,054
Repayments ..............................................     7,087
---------------------------------------------------------------------
  Balance at end of year ................................   $24,446
---------------------------------------------------------------------

As of December 31, 2001, all loans to related parties were current as to principal and interest payments.

The above analysis excludes loans made to Wilshire Oil Company of Texas (Wilshire) which aggregated approximately $30,770,000 and $32,070,000 at December 31, 2001 and 2000, respectively. The Bank recorded interest income on these loans amounting to $2,400,000, $2,079,000, and $2,056,000 in 2001, 2000
and 1999, respectively. These loans to Wilshire bear interest at the prevailing interest rates (prime and above) at the time the loans were made and mature at various dates through 2010. In addition, the Bank had outstanding commitments to extend credit to Wilshire amounting to $50,000 at December 31, 2000 and 1999.


NOTE 5. ALLOWANCE FOR POSSIBLE LOAN LOSSES:

The allowance for possible loan losses is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reflected in operations in the periods in which they become known.

An analysis of the changes in the allowance for possible loan losses is as follows-

(In thousands of dollars)
                                             2001       2000       1999
--------------------------------------------------------------------------
Balance at beginning of year ...........   $ 8,517    $ 8,533    $ 8,778
Provision charged to expense ...........     2,200      1,200      1,200
Loans charged off ......................    (2,435)    (2,501)    (2,741)
Recoveries of charged-off loans ........     1,467      1,285      1,296
--------------------------------------------------------------------------
  Balance at end of year ...............   $ 9,749    $ 8,517    $ 8,533
--------------------------------------------------------------------------


NOTE 6. OTHER REAL ESTATE:

The following is an analysis of the changes in other real estate during 2001 and 2000-

(In thousands of dollars)
                                                        2001        2000
---------------------------------------------------------------------------
Balance at beginning of year ......................   $ 15,905    $ 17,941
New properties ....................................        877         312
Properties sold ...................................     (3,308)     (2,034)
Payments received  on properties not sold and other        (87)       (314)
---------------------------------------------------------------------------
  Balance at end of year ..........................   $ 13,387    $ 15,905
---------------------------------------------------------------------------


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 7. PREMISES AND EQUIPMENT:

The detail of premises and equipment as of December 31, 2001 and 2000 is as follows-

(In thousands of dollars)
                                              2001       2000
--------------------------------------------------------------
Land ....................................   $ 14,998   $12,795
Buildings ...............................     27,524    27,094
Furniture, fixtures and equipment .......     46,230    41,672
Leasehold improvements ..................     15,553    13,272
--------------------------------------------------------------
                                             104,305    94,833
Less-
Accumulated depreciation and amortization     61,164    54,355
--------------------------------------------------------------
  Net premises and equipment ............   $ 43,141   $40,478
--------------------------------------------------------------

Portions of the Bank's premises are leased to others and the rental income of $276,000, $262,000, and $298,000 in 2001, 2000 and 1999, respectively, has been applied against occupancy expense in the accompanying Consolidated Statements of Income.


NOTE 8. RETIREMENT AND INCENTIVE PLANS:

The Bank has two noncontributory retirement plans (the Plans), funded through a self-administered trust, covering all employees with one or more years of continuous employment. The Bank contributes such amounts as are necessary on an actuarial basis to provide the Plans with assets sufficient to meet the benefits to be paid to plan participants. The benefits are based on years of service and the employee's five highest consecutive years of earnings during the ten-year period prior to normal retirement date, as defined.

The Bank recognizes pension expense under the provisions of Statement of Financial Accounting Standards, SFAS No. 87, "Employers' Accounting for Pensions." As permitted by SFAS 87, the value of assets used to determine return on Plan assets is the current market value and all experience gains and losses are immediately recognized. As a result, fluctuations in the market value of the Plans' assets can significantly impact pension expense reflected in the Bank's Consolidated Statements of Income. As of December 31, 2001, 76% of the Plans' assets at fair value were comprised of investments in the common stock of three companies (including the common stock of the Bank which was 13% of the Plans' assets). As of December 31, 2001 and 2000, the Plans' assets included 411,408 shares of the Bank's stock valued at $10,367,000 and $5,168,000, respectively.

The following table sets forth the Plans' change in benefit obligation-

(In thousands of dollars)
                                            2001       2000
--------------------------------------------------------------
Benefit obligation at beginning of year   $19,710    $16,940
Service cost ..........................     1,749      1,273
Interest cost .........................     1,530      1,359
Benefits paid .........................      (374)      (325)
Actuarial loss/(gain) .................     2,290        463
--------------------------------------------------------------
Benefit obligation at end of year .....   $24,905    $19,710
--------------------------------------------------------------

The following table sets forth the Plans' change in Plan Assets-

(In thousands of dollars)
                                                       2001       2000
-------------------------------------------------------------------------
Fair value of the Plan Assets at beginning of year   $58,919    $61,179
Actual return on Plan Assets .....................    18,766     (1,935)
Benefits paid ....................................      (374)      (325)
-------------------------------------------------------------------------
Fair value of the Plan Assets at the end of year .   $77,311    $58,919
-------------------------------------------------------------------------

Funded status ....................................   $52,406    $39,209
Unrecognized net asset ...........................      (198)      (250)
Unrecognized prior service cost ..................        71         89
-------------------------------------------------------------------------
Prepaid cost .....................................   $52,279    $39,048
-------------------------------------------------------------------------

Net pension expense includes the following components-

(In thousands of dollars)
                                       2001       2000       1999
-------------------------------------------------------------------
Service cost--benefits earned
  during the periods .............   $  1,749    $1,273    $ 1,567
Interest cost on projected
  benefit obligation .............      1,530     1,359      1,301
Actual depreciation (appreciation)
  of plan assets .................    (18,765)    1,870     (3,316)
Net deferrals ....................      2,308       546     (5,284)
Amortization of net asset
  at transition ..................        (53)      (53)       (53)
-------------------------------------------------------------------
    Net pension expense (income) .   $(13,231)   $4,995    $(5,785)
-------------------------------------------------------------------

In determining the projected benefit obligation, the weighted average assumed discount rate used was 7.00% and 7.75% in 2001 and 2000, respectively, while the rate of increase in future compensation levels was approximately 6.00% for Administrative Employees and 5.33% for Collective Bargaining Employees for both 2001 and 2000. The expected long-term rate of return on assets was 8.00%.


--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued) [LOGO]
--------------------------------------------------------------------------------

In March 1997, the Bank adopted The Trust Company of New Jersey Incentive Compensation Plan (the "Awards Plan") in order to compensate certain executive officers of the Bank on an individual basis for significant contributions to the Bank and to stimulate the efforts of such persons by giving them a direct financial interest in the performance of the Bank. The Bank charged $300,000 in 2001 and in 2000 to operations for the Awards Plan.

Based on the Bank's current benefit policies, there are no other material post-retirement benefits other than the retirement plans described above.

NOTE 9. INCOME TAXES:

Significant components of deferred tax assets (liabilities) as of December 31, 2001 and 2000 are as follows-

(In thousands of dollars)
                                              2001        2000
-----------------------------------------------------------------
Allowance for possible loan losses ......   $  3,412    $  2,981
Prepaid pension cost ....................    (17,798)    (13,708)
Adjustments to other real estate
  carrying values .......................      2,688       3,170
Securities ..............................      3,578       7,362
Nonaccrual loan income ..................        (99)        657
Other ...................................      1,949       1,521
-----------------------------------------------------------------
  Total deferred tax (liability) asset ..   $ (6,270)   $  1,983
-----------------------------------------------------------------

Individual components of the provision (credit) for income taxes for 2001, 2000 and 1999 are as follows-

(In thousands of dollars)
                                       2001      2000       1999
------------------------------------------------------------------
Federal-
  Current ........................   $ 9,305   $ 8,942    $12,012
------------------------------------------------------------------
  Deferred .......................     3,849    (1,964)       532
------------------------------------------------------------------
                                      13,154     6,978     12,544
State ............................       857       216      1,314
------------------------------------------------------------------
  Total provision for income taxes   $14,011   $ 7,194    $13,858
------------------------------------------------------------------

A reconciliation of the differences between the effective tax rate and the assumed statutory U.S. income tax rate is as follows-

(In thousands of dollars, except percentages)
                                                   2001      2000      1999
-----------------------------------------------------------------------------
Income tax provision at statutory rate .......   $17,017   $ 9,520   $15,076
Tax-exempt income ............................    (5,847)   (3,418)   (1,406)
State income taxes, net of Federal tax benefit       557       140       854
Other ........................................     2,284       952      (666)
-----------------------------------------------------------------------------
  Provision for income taxes .................   $14,011   $ 7,194   $13,858
-----------------------------------------------------------------------------
Effective tax rate ...........................      28.8%     26.4%     32.2%

NOTE 10. STOCK OPTION PLANS:

Under the Executive and Incentive Stock Option Plans, the Stock Option Committee (the Committee) may grant options to officers to purchase the Bank's stock. Option prices are determined by the Committee, provided however, that the option price of shares may not be less than the fair market value of such shares at the date of grant for the Incentive Stock Option Plan and not less than 85% of the fair market value of shares at the date of grant for the Executive Stock Option Plan. The period during which an option may be exercised varies, but no option may be exercised after ten years from the date of grant.

The Committee may grant options under the Executive Stock Option Plan which provide for a credit against the purchase price equal to any increase in the fair market value of the common stock at the date of exercise over the fair market value on the date of grant. In addition, the Committee may grant stock appreciation rights (SARS) in tandem with options granted under the Executive Stock Option Plan which allow the holder of a stock option to receive an amount equal to the excess of the fair market value of the common stock at the exercise date over the option price, at the Committee's discretion, in cash, common stock or a combination of cash and common stock in lieu of exercising the option. In the event that SARS are exercised, the number of shares available for issuance under the plan is reduced by the number of shares covered by the SARS.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


STOCK-BASED COMPENSATION PLANS

The Bank accounts for these plans under APB No. 25, under which no compensation cost has been recognized for stock options granted under the Incentive plan. Had compensation cost for these stock options been determined consistent with SFAS No. 123, the Bank's net income and earnings per share would have been reduced to the following pro forma amounts-

(In thousands of dollars, except earnings per share amounts)

                                2001      2000      1999
---------------------------------------------------------
Net income--
  As reported .............   $34,608   $20,005   $29,216
  Pro forma ...............   $32,731   $18,900   $28,851
Basic earnings per share--
  As reported .............   $  1.84   $  1.07   $  1.54
  Pro forma ...............   $  1.77   $  1.01   $  1.52
---------------------------------------------------------

The summary of activity for the Executive and Incentive Stock Option Plans for the years ended December 31, 2001 and 2000 is as follows-

                                      2001                    2000
                             ------------------------   ------------------------
                                         OPTION PRICE              OPTION  PRICE
                               SHARES      PER SHARE    SHARES       PER SHARE
--------------------------------------------------------------------------------
Options outstanding at
  beginning of year ........ 1,545,158   $ 5.69-25.87    862,168    $4.89-25.87
Options granted ............   484,400   $16.90-19.88    780,110    $9.78-20.56
Options exercised ..........  (113,481)  $ 7.44-20.56    (47,290)   $4.89-20.56
Options terminated/expired .   (77,949)  $ 5.69-25.87    (49,830)          --
Options outstanding at
  end of year .............. 1,838,128   $ 9.35-25.87  1,545,158    $5.69-25.87
--------------------------------------------------------------------------------
Options exercisable at
  end of year ..............   904,488   $ 9.35-25.87    567,488    $5.69-25.87
--------------------------------------------------------------------------------

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2001 and 2000, respectively: risk-free interest rates of 5.42% and 5.89%, respectively; expected dividend yields of 2.38% and 3.32%, respectively; expected lives of 6.5 years; expected volatility of 28.53% and 27.11%, respectively. Compensation attributable to all options granted under the Executive Stock Option Plan amounted to charges of $112,000 in 2001, $59,000 in 2000 and $54,000 in 1999 and is included in other expenses in the Consolidated Statements of Income.


NOTE 11. DEPOSITS:

The expected maturity distribution of savings and time deposits as of December 31, 2001 and 2000 is as follows-

(In thousands of dollars)
                                            2001         2000
-----------------------------------------------------------------
Due in one year or less ..............   $2,158,572   $1,932,820
Due between one and two years ........      211,294      168,337
Due between two and three years ......       82,811      105,199
Due between three and four years .....       22,263       26,157
Due between four and five years ......       19,311       21,260
Due over five years ..................           38           64
-----------------------------------------------------------------
                                         $2,494,289   $2,253,837
-----------------------------------------------------------------

As of December 31, 2001, and 2000 there were $783,975,000 and $833,367,000 of time deposits greater than $100,000 respectively. The amount of overdraft deposits classified as commercial loans was $10,556,000 at December 31, 2001, and $2,953,000 at December 31, 2000.

The total amount of public funds held on deposits as of December 31, 2001, and 2000 was $533,523,000 and $511,441,000 for which $389,498,000 and $400,364,000 of securities were pledged as collateral, respectively.


--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued) [LOGO]
--------------------------------------------------------------------------------

NOTE 12. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND FEDERAL HOME LOAN BANK ADVANCES:

Securities sold under agreements to repurchase are short-term borrowings generally maturing within 90 days with underlying investment securities as collateral which had an amortized cost of $159,303,000 and $370,810,000 and a market value of $159,434,000 and $364,346,000 at December 31, 2001 and 2000,
respectively.

Information regarding securities sold under agreements to repurchase is summarized as follows-

(In thousands of dollars)
                                                      DECEMBER 31
                                                 ---------------------
                                                   2001        2000
----------------------------------------------------------------------
Balance ......................................   $134,917    $314,001
Weighted average interest rate ...............       2.00%       6.41%
Maximum amount outstanding at
  any month-end during the year ..............   $472,088    $930,140
Average amount outstanding during the year ...   $193,694    $793,647
Weighted average interest rate during the year       4.79%       6.32%
----------------------------------------------------------------------

The Bank may obtain advances from the Federal Home Loan Bank (FHLB) up to 25% of total assets (subject to the availability of qualifying collateral as defined by the FHLB). The Bank must hold FHLB stock equal to at least 5% of the outstanding principal amount of total advances at all times. At December 31, 2001, FHLB advances consisted of $350,000,000 scheduled to mature in 2006 through 2007 which is callable in 2002 through 2004 and $250,000,000 scheduled to mature in 2010 which is callable in 2002 through 2006. At December 31, 2000, FHLB advances consisted of $125,000,000 scheduled to mature in 2007 which is callable in 2002 and $175,000,000 scheduled to mature in 2010 which is callable in 2001 through 2002. The weighted average interest rate of these advances was 4.87% and 5.50% at December 31, 2001 and 2000, respectively.


NOTE 13. COMMITMENTS AND CONTINGENCIES:

EMPLOYMENT AGREEMENT

The Bank has an employment agreement with Siggi B. Wilzig, whereby he will be employed until October 31, 2003 at a minimum salary of $300,000 per year, plus bonuses determined by the Board of Directors. Thereafter, he may elect to serve on a consulting basis for an initial term of two years at 100% of his year 2000 salary and bonus plus other benefits, and at 50% for the remaining eight years, as defined in the agreement.

LITIGATION

The Bank is involved in legal proceedings incurred in the normal course of business. In the opinion of management none of these proceedings are expected to have a material effect on the consolidated financial position or results of operations of the Bank.

OPERATING LEASES

The Bank leases several of its branch offices under noncancelable operating leases expiring at various dates through 2014. Under the terms of these leases, the minimum annual rentals areas follows-

(In thousands of dollars)
-----------------------------------------------------------------------
2002 .........................................................   $3,947
2003 .........................................................   $3,631
2004 .........................................................   $3,070
2005 .........................................................   $2,249
2006 .........................................................   $1,440
Thereafter ...................................................   $5,101
-----------------------------------------------------------------------

Rental expense for these facilities is included in occupancy expense in the accompanying Consolidated Statements of Income and amounted to $4,698,000, $3,393,000, and $2,776,000, in 2001, 2000, and 1999, respectively.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


OTHER MATTERS

At December 31, 2001, the Bank had outstanding commitments to extend credit of $290,963,000. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. The Bank is also contingently liable for outstanding letters of credit totaling $12,788,000 at December 31, 2001. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Cash and due from banks includes certain reserve balances maintained in accordance with requirements of the Bank's regulatory authorities. These balances aggregated $11,332,000 at December 31, 2001.

NOTE 14. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:

The Financial Accounting Standards Board issued Statement No. 107, "Disclosures About Fair Value of Financial Instruments." Financial instruments encompassing this standard's definition include cash, loan agreements, accounts receivable and payable, debt securities, deposit liabilities, loan commitments, standby letters of credit, financial guarantees, among others. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale.

Estimated fair values have been determined by the Bank using the best available data and estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate their recorded book balances. The estimation methodologies used, the estimated fair values and recorded book balances of the Bank's financial instruments at December 31, 2001 and 2000 were as follows-

-- Cash and cash equivalents include cash and due from bank balances and Federal funds sold. For these instruments, the recorded book balance approximates their fair value.

-- For securities in the Bank's portfolio, fair value was determined by reference to quoted market prices. In the few instances where quoted market prices were not available, prices for similar securities were used. Additional detail is contained in Note 3 to these Consolidated Financial Statements.

(In thousands of dollars)
                             ESTIMATED    RECORDED    ESTIMATED    RECORDED
                                FAIR       BOOK          FAIR        BOOK
                               VALUE      BALANCE       VALUE       BALANCE
                            -----------------------   -----------------------
                                      2001                      2000
-----------------------------------------------------------------------------
Cash and cash equivalents   $  334,061   $  334,061   $   98,723   $   98,723
Securities ..............   $1,729,879   $1,732,207   $1,594,472   $1,608,748
-----------------------------------------------------------------------------


-- The Bank aggregated loans into pools having similar characteristics when comparing their terms, contractual rates, type of collateral, risk profile and other pertinent loan characteristics. Since no active market exists for these pools, fair values were estimated using the present value of future cash flows expected to be received. Loan rates currently offered by the Bank were used in determining the appropriate discount rate.

(In thousands of dollars)
                             ESTIMATED    RECORDED    ESTIMATED    RECORDED
                                FAIR       BOOK          FAIR        BOOK
                               VALUE      BALANCE       VALUE       BALANCE
                            -----------------------   -----------------------
                                      2001                      2000
-----------------------------------------------------------------------------
Loans, net                  $1,679,744   $1,797,138   $1,409,722   $1,592,626
-----------------------------------------------------------------------------


-- The fair value of demand deposits, savings deposits and certain money market accounts approximate their recorded book balances. The fair value of fixed maturity certificates of deposit was estimated using the present value of discounted cash flows based on rates currently offered for deposits of similar remaining maturities.

(In thousands of dollars)
                             ESTIMATED    RECORDED    ESTIMATED    RECORDED
                                FAIR       BOOK          FAIR        BOOK
                               VALUE      BALANCE       VALUE       BALANCE
                            -----------------------   -----------------------
                                      2001                      2000
-----------------------------------------------------------------------------
Deposits                    $3,089,633   $3,075,934   $2,705,465   $2,708,807
-----------------------------------------------------------------------------


--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued) [LOGO]
--------------------------------------------------------------------------------


-- The fair value for accrued interest receivable and for securities sold under agreements to repurchase approximates their respective recorded book balance.

(In thousands of dollars)
                               ESTIMATED    RECORDED    ESTIMATED    RECORDED
                                  FAIR       BOOK          FAIR        BOOK
                                 VALUE      BALANCE       VALUE       BALANCE
                            ------------------------   ------------------------
                                        2001                      2000
-------------------------------------------------------------------------------
Accrued interest
  receivable ................   $ 18,869    $ 18,869      $ 27,541    $ 27,541
Securities sold under
  agreements to repurchase ..   $134,998    $134,917      $314,001    $314,001
-------------------------------------------------------------------------------

-- The fair value for Federal Home Loan Bank advances is based upon quoted market prices.

(In thousands of dollars)
                             ESTIMATED    RECORDED    ESTIMATED    RECORDED
                                FAIR       BOOK          FAIR        BOOK
                               VALUE      BALANCE       VALUE       BALANCE
                            -----------------------   -----------------------
                                      2001                      2000
-----------------------------------------------------------------------------
Federal Home Loan Bank
  advances ................  $604,398     $600,000     $302,816     $300,000
-----------------------------------------------------------------------------

-- The liability associated with off balance sheet commitments to fund loans and credits to borrowers, which were paid for by customers or otherwise legally binding upon the Bank, have been priced on the basis of fees currently charged to enter similar agreements, taking into account remaining terms and the counterparties credit standing.

(In thousands of dollars)
                             ESTIMATED     STATED     ESTIMATED     STATED
                                FAIR      CONTRACT       FAIR      CONTRACT
                               VALUE       AMOUNT       VALUE       AMOUNT
                            -----------------------   -----------------------
                                      2001                      2000
-----------------------------------------------------------------------------
Commitments to
  extend credit ............   $2,388     $290,963      $2,064    $251,830
Performance standby
  letters of credit ........   $  251     $ 12,788      $  193    $  9,812
-----------------------------------------------------------------------------


The foregoing estimates may not reflect the actual amount that could be realized if all or substantially all of the financial instruments were offered for sale. This is due to the fact that no market exists for a sizable portion of loan, deposit and off balance sheet instruments. Further, the estimates employed by management were subjective in nature and were based upon their judgment as to certain economic scenarios. These estimates are also subject to uncertainties. Changes in assumptions or economic conditions and/or market segments or products could materially affect future estimates.

In addition, management is concerned that reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these fair values.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF THE TRUST COMPANY OF NEW JERSEY:
We have audited the accompanying consolidated statements of condition of The Trust Company of New Jersey (a New Jersey Chartered Commercial Bank) and subsidiaries (the Bank) as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Trust Company of New Jersey and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP
Roseland, New Jersey
January 30, 2002


--------------------------------------------------------------------------------

     THIS REPORT IS A COPY OF THE REPORT DATED JANUARY 30, 2002 PREVIOUSLY
              ISSUED BY ARTHUR ANDERSEN AND HAS NOT BEEN REISSUED.

                         THE TRUST COMPANY OF NEW JERSEY

                      CONSOLIDATED STATEMENTS OF CONDITION
                                   (Unaudited)


                                                                    June 30,         December 31,
ASSETS                                                                2002               2001
                                                                  ------------       ------------
                                                                          (In thousands)
Cash and due from banks ....................................      $   100,964        $   124,061
Federal funds sold .........................................          275,000            210,000
                                                                  -----------        -----------
            Total cash and cash equivalents ................          375,964            334,061
                                                                  -----------        -----------
Securities:
  Available for sale, at market value ......................        1,718,984          1,624,481
  Held to maturity (market value $76,410 in 2002
    and $105,398 in 2001) ..................................           77,690            107,726
                                                                  -----------        -----------
            Total securities ...............................        1,796,674          1,732,207
                                                                  -----------        -----------
Loans ......................................................        1,894,414          1,843,859
  Less: Unearned income ....................................          (27,630)           (36,972)
        Allowance for loan losses ..........................           (9,879)            (9,749)
                                                                  -----------        -----------
        Net loans ..........................................        1,856,905          1,797,138
                                                                  -----------        -----------
Premises and equipment .....................................           46,898             43,141
Other real estate ..........................................           12,526             13,387
Accrued interest receivable ................................           21,293             18,869
Bank owned life insurance ..................................           58,099             57,701
Other assets ...............................................           58,908             66,511
                                                                  -----------        -----------

            Total Assets ...................................      $ 4,227,267        $ 4,063,015
                                                                  ===========        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Non-interest bearing .....................................      $   600,789        $   581,645
  Interest bearing .........................................        2,711,784          2,494,289
                                                                  -----------        -----------
            Total deposits .................................        3,312,573          3,075,934
                                                                  -----------        -----------

Securities sold under agreement to repurchase ..............           33,745            134,917
Federal Home Loan Bank advances ............................          600,000            600,000
Accrued taxes and other liabilities ........................           35,245             36,154
                                                                  -----------        -----------

            Total liabilities ..............................        3,981,563          3,847,005
                                                                  -----------        -----------

Commitments and contingencies ..............................             --                 --

Common stock, $2.00 par value; authorized
  72,000,000 shares; outstanding
  18,393,882 in 2002 and
  18,438,313 in 2001 .......................................           36,788             36,877
Additional paid-in capital .................................           26,896             26,249
Retained earnings ..........................................          175,239            159,529
Accumulated other comprehensive income (loss),
  net of related income taxes ..............................            6,781             (6,645)
                                                                  -----------        -----------
            Total stockholders' equity .....................          245,704            216,010
                                                                  -----------        -----------

Total Liabilities and Stockholders' Equity .................      $ 4,227,267        $ 4,063,015
                                                                  ===========        ===========

See notes to accompanying financial statements.

                         THE TRUST COMPANY OF NEW JERSEY

                        CONSOLIDATED STATEMENTS OF INCOME
                        FOR THE SIX MONTHS ENDED JUNE 30
                                   (UNAUDITED)


                                                                 2002              2001
                                                             ------------      -----------
                                                                    (In thousands)
INTEREST INCOME
Interest and fees on loans ..............................    $    68,699       $    66,787
Interest on Federal funds sold ..........................          1,674               853
Interest and dividends on securities:
  Taxable ...............................................         38,336            50,660
  Exempt from Federal income taxes ......................          5,583             3,351
                                                             -----------       -----------
       Total interest income ............................        114,292           121,651
                                                             -----------       -----------

INTEREST EXPENSE
Interest on:
  Deposits ..............................................         39,981            54,532
  Borrowed funds ........................................         15,055            17,466
                                                             -----------       -----------
       Total interest expense ...........................         55,036            71,998
                                                             -----------       -----------

       Net interest income ..............................         59,256            49,653
                                                             -----------       -----------

Provision for loan losses ...............................            600               600
                                                             -----------       -----------

       Net interest income after provision
         for loan losses ................................         58,656            49,053
                                                             -----------       -----------

OTHER OPERATING INCOME
Service charges on deposit accounts
  and other retail banking fees .........................          9,489             7,473
Trust department income .................................            785               733
Net realized gains on securities sales ..................          6,674             5,248
Other income ............................................          3,076             1,870
                                                             -----------       -----------
       Total other operating income .....................         20,024            15,324
                                                             -----------       -----------

OTHER OPERATING EXPENSES
Salaries and wages ......................................         20,746            19,540
Pension and other employee benefits .....................          1,646            (6,421)
Occupancy expense, net of rental income .................          6,369             6,369
Furniture, fixtures and equipment expense ...............          3,676             3,987
Other expense ...........................................         13,931            14,038
                                                             -----------       -----------
       Total other operating expenses ...................         46,368            37,513
                                                             -----------       -----------

       Income before provision for income taxes .........         32,312            26,864

PROVISION FOR INCOME TAXES ..............................          9,389             8,174
                                                             -----------       -----------

NET INCOME ..............................................    $    22,923       $    18,690
                                                             ===========       ===========

WEIGHTED AVERAGE:

       Common shares ....................................     18,417,370        18,525,895
       Dilutive stock options ...........................        696,496           336,388
                                                             -----------       -----------
           Common shares and dilutive stock options .....     19,113,866        18,862,283
                                                             ===========       ===========

EARNINGS PER COMMON SHARE:

       Basic ............................................    $      1.24       $      1.01
                                                             ===========       ===========
       Diluted ..........................................    $      1.20       $      0.99
                                                             ===========       ===========

See notes to accompanying financial statements.

                         THE TRUST COMPANY OF NEW JERSEY
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                        FOR THE SIX MONTHS ENDED JUNE 30,
                                   (UNAUDITED)


                                                                                       2002           2001
                                                                                   -----------     -----------
                                                                                         (In thousands)
CASH PROVIDED BY OPERATING ACTIVITIES:
  Net Income ................................................................      $    22,923     $    18,690
  Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses .................................................              600             600
  Pension valuation adjustment ..............................................           (2,256)        (10,128)
  Net realized gains on securities sales ....................................           (6,674)         (5,248)
  Depreciation and amortization .............................................            3,476           3,260
  Gains on sales of other real estate .......................................             (492)           (181)
  (Increase) decrease in accrued interest receivable ........................           (2,424)            633
  (Decrease) increase in accrued taxes and other liabilities ................             (909)          7,115
  Decrease in other assets ..................................................            2,232          37,753
  Decrease in unearned income ...............................................           (9,342)         (5,102)
                                                                                   -----------     -----------
       Net cash provided by operating activities ............................            7,134          47,392
                                                                                   -----------     -----------

CASH USED IN INVESTING ACTIVITIES:
  Proceeds from sales of securities available for sale ......................          384,178         587,802
  Proceeds from maturities or calls of securities-
       Available for sale ...................................................          555,455       1,067,972
       Held to maturity .....................................................           39,918          54,969
  Purchases of securities-
       Available for sale ...................................................       (1,085,712)     (1,740,713)
       Held to maturity .....................................................           (9,882)              0
  Principal reductions on mortgage backed securities ........................           78,905          22,652
  Net increase in loans .....................................................          (51,078)       (178,149)
  Purchase of premises and equipment, net ...................................           (6,956)         (5,164)
  Proceeds from sales of other real estate ..................................            1,406             429
                                                                                   -----------     -----------
       Net cash used in investing activities ................................          (93,766)       (190,202)
                                                                                   -----------     -----------

CASH PROVIDED BY FINANCING ACTIVITIES:
  Net increase in deposits ..................................................          236,639         162,576
  Net decrease in securities sold under
    agreements to repurchase ................................................         (101,172)       (104,749)
  Net increase in Federal Home Loan Bank advances ...........................                0         150,000
  Cash dividends ............................................................           (5,526)         (5,188)
  Purchase and retirement of common stock ...................................           (1,840)              0
  Exercise of stock options .................................................              434             181
                                                                                   -----------     -----------
       Net cash provided by financing activities ............................          128,535         202,820
                                                                                   -----------     -----------
  Increase in cash and cash equivalents .....................................           41,903          60,010
                                                                                   -----------     -----------

  Cash and cash equilavents at the beginning of six months ..................          334,061          98,723
                                                                                   -----------     -----------
  Cash and cash equilavents at the end of six months ........................      $   375,964     $   158,733
                                                                                   ===========     ===========

  ------------------------------------------------------------------------------------------------------------
  Supplemental disclosure of cash flow information
  Cash paid during the year for-
     Interest ...............................................................      $    56,328     $    71,449
     Income taxes ...........................................................            4,610           4,023
  Noncash investing activities-
     Transfer of loans to other real estate .................................      $        53     $        19
  ------------------------------------------------------------------------------------------------------------

See notes to accompanying financial statements.

                         THE TRUST COMPANY OF NEW JERSEY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  JUNE 30, 2002
                                   (UNAUDITED)

(1)  FINANCIAL STATEMENTS:

     The accompanying financial statements include those of THE TRUST COMPANY OF NEW JERSEY and its subsidiaries (collectively, the "Bank"), all of which are wholly, or substantially wholly, owned. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

     The accompanying consolidated financial statements have been prepared by the Bank without audit. In the opinion of the Bank, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made.

     The accompanying consolidated financial statements have been prepared by the Bank pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and note disclosures normally included in financial statements prepared in conformity with accounting principles generally accepted in the United States of America have been condensed or omitted.

     These consolidated financial statements should be read in conjunction with the bank's audited year end financial statements and notes thereto.

     The results of operations for the three and six-month periods ended June 30, 2002 are not necessarily indicative of the operating results to be attained for any other period.

(2)  COMPREHENSIVE INCOME:

     Comprehensive income, representing all changes in shareholders' equity during the period other than changes resulting from the Bank's common stock and payment of dividends, is as follows:

                                                          For the six months
                                                             ended June 30,
                                                        --------------------
                                                          2002         2001
                                                        -------      -------
                                                           (in thousands)
Net income .......................................      $22,923      $18,690

Other comprehensive income, net of taxes:

  Unrealized holding gains on securities .........       13,426        7,848
                                                        -------      -------

Comprehensive income .............................      $36,349      $26,538
                                                        =======      =======

                                                                      APPENDIX A

                 AGREEMENT AND PLAN OF ACQUISITION AND EXCHANGE

     THIS AGREEMENT AND PLAN OF ACQUISITION AND EXCHANGE dated as of the 25th day of September, 2002 (this "Agreement"), is made by and between The Trust Company of New Jersey, located at 35 Journal Square, Jersey City, New Jersey 07306, the participating bank (the "Bank"), and Trustcompany Bancorp, located at 35 Journal Square, Jersey City, New Jersey 07306, the acquiring corporation (the "Holding Company").

                              W I T N E S S E T H:

     WHEREAS, the Bank is a state bank duly organized under The Banking Act of 1948, as amended, being Chapter 9A of Title 17 of the New Jersey Statutes Annotated, and has its principal office and place of business in Jersey City, Hudson County, New Jersey; and

     WHEREAS, on June 30, 2002, the Bank had outstanding capital stock of $36,767,764 divided into 18,393,882 shares of common stock, par value $2.00 per share ("Bank Common Stock"), surplus of $26,896,000 and undivided profits of $175,239,000; and

     WHEREAS, the Holding Company is a corporation duly organized under the laws of the State of New Jersey, having its principal place of business in Jersey City, Hudson County, New Jersey, and as of the effective date of the exchange the Holding Company will have authorized 72,000,000 shares of common stock, par value $2.00 per share ("Holding Company Common Stock"); and

     WHEREAS, a majority of the entire Board of Directors of the Bank and a majority of the entire Board of Directors of the Holding Company, respectively, have approved this Agreement and authorized its execution; and

     WHEREAS, from and after the time the exchange provided for herein becomes effective and as and when required by the provisions of this Agreement, the Holding Company will issue shares of its authorized and heretofore unissued common stock which the shareholders of the Bank shall be entitled to receive as hereinafter provided;

     NOW, THEREFORE, in consideration of these premises, the Bank and the Holding Company hereby enter into this Agreement and subscribe to the terms and conditions of the exchange of all the issued and outstanding shares of stock of the Bank for shares of stock of the Holding Company to be issued, and the mode of carrying it into effect as follows:

                 ARTICLE I. EFFECT OF ACQUISITION AND EXCHANGE

Section 1.01. Governing Statutes. At the time when the acquisition and exchange transactions contemplated by this Agreement (the "Acquisition and Exchange") shall become effective in accordance with Article V (the "Effective Date"), all the issued and outstanding shares of Bank Common Stock shall be converted into and exchanged for shares of Holding Company Common Stock, pursuant to the provisions of and with the effect provided in N.J.S.A. 17:9A-355 through 359, as amended. As a result of the Acquisition and Exchange, the Holding Company shall become the sole shareholder of the Bank. The Holding Company is a new corporation formed for the purpose of acquiring the Bank. The Holding Company owns no stock of any other bank.

               ARTICLE II. TERMS OF THE ACQUISITION AND EXCHANGE

     Section 2.01. Name and Offices of the Bank. Upon the Effective Date, the name of the Bank shall remain THE TRUST COMPANY OF NEW JERSEY and the head office and established and authorized branches of the Bank shall remain as such.

     Section 2.02. Directors. Upon the Effective Date, all of the members of the Board of Directors of the Bank shall continue to be Directors of the Bank. Such Directors shall serve until the next annual meeting of the shareholders. A vote by the shareholders of the Bank in favor of this Agreement shall be deemed to be a vote in favor of the election of the Directors of the Bank to serve as the Directors of the Holding Company. The Directors of the Holding Company shall be as set forth in the Holding Company's Restated Certificate of Incorporation, a copy of which is annexed hereto as Annex I.

     Section 2.03. Officers. Upon the Effective Date, the officers of the Bank shall consist of all the persons who are officers of the Bank immediately prior to the Effective Date.

     Section 2.04. Certificates of Incorporation. Upon the Effective Date, the Certificate of Incorporation of the Bank and all amendments thereto, and the Restated Certificate of Incorporation of the Holding Company, a copy of which is attached hereto as Annex I, shall be as they exist immediately prior to the Effective Date until the same shall be altered, amended, or repealed in accordance with law.

     Section 2.05. Bylaws. Upon the Effective Date, the Bylaws of the Bank and all amendments thereto, and the Bylaws of the Holding Company, shall be as they exist immediately prior to the Effective Date until the same shall be altered, amended, or repealed as therein provided.

     Section 2.06. Capital of the Bank. The amount and number of shares of the authorized capital stock of the Bank, and the par value thereof, outstanding immediately before the Effective Date shall remain the same after the Effective Date, with the effect that the amount and number of shares of the capital stock of the Bank outstanding upon completion of the Acquisition and Exchange shall be equal to the amount and number of shares of the capital stock of the Bank outstanding immediately before the Acquisition and Exchange. No preferred stock of the Holding Company or the Bank is to be issued in connection with the Acquisition and Exchange. The Surplus Account and the Undivided Profits Account of the Bank as they exist immediately before the Effective Date shall remain the same after the Effective Date.

     Section 2.07. Exchange of Shares. Except for shareholders of the Bank who dissent from this Agreement pursuant to N.J.S.A. 17:9A-360 (as set forth in Section 2.11 of this Agreement) (the "Dissenting Shareholders"), upon and by reason of the Acquisition and Exchange becoming effective, no cash shall be allocated to the shareholders of the Bank or to any other person, firm or corporation, and stock shall be allocated as follows:

          (a) to the Holding Company, there shall be allocated all the capital stock of the Bank; and

          (b) to shareholders of the Bank of record at the time the Acquisition and Exchange becomes effective, there shall be allocated such amount and such number of shares of Holding Company Common Stock, as shall be equal to
     (x) the number of shares of Bank Common Stock outstanding immediately before the Acquisition and Exchange minus (y) the number of shares of Bank Common Stock held of record by the Dissenting Shareholders immediately prior to the Acquisition and Exchange becoming effective, such allocation to be made on the basis of one share of Holding Company Common Stock for each one share of Bank Common Stock held of record on the Effective Date.

     Section 2.08. Effect of Acquisition and Exchange. After the Acquisition and Exchange, each shareholder of Bank Common Stock shall cease to be a shareholder of the Bank and the ownership of all shares of the issued and outstanding stock of the Bank, except for shares the payment of the value of which is required to be made under N.J.S.A. 17:9A-360 ("dissenting shares"), shall thereupon vest in the Holding Company as the acquiring person automatically, without any physical transfer or deposit of shares. All dissenting shares shall be considered authorized but no longer outstanding shares of the Bank, but upon payment by the Holding Company of the value thereof pursuant to N.J.S.A. 17:9A-360, such dissenting shares shall vest in the Holding Company as the acquiring person automatically. The outstanding certificates representing dissenting shares of Bank Common Stock shall immediately be transferred to the Holding Company and be properly endorsed to reflect the ownership thereof by the Holding Company and shall be considered authorized and outstanding shares of the Bank.

     Section 2.09. Effect on Stock Option Plans. Upon the Effective Date, the Holding Company shall adopt and assume the Bank's 1993 Incentive Stock Option Plan, 1993 Executive Stock Option Plan, 2000 Non-employee Director Stock Option Plan, 2002 Stock Option Plan and 2002 Executive Stock Option Plan (collectively, the "Option Plans"), including all of the Bank's obligations with respect to any outstanding options and stock appreciation rights granted pursuant to the Option Plans. Upon the Effective Date, (i) all outstanding options to purchase Bank Common Stock granted pursuant to the Option Plans prior to the Acquisition and Exchange (the "Bank Options") will become options to purchase the same number of shares of Holding Company Common Stock with the same terms, conditions and exercise price as the corresponding Bank Options; and (ii) all stock appreciation rights with respect to shares of Bank Common Stock granted pursuant to the 1993 Executive Option Plan and the 2002 Executive Option Plan prior to the Acquisition and Exchange (the "Bank SARs") will become stock appreciation rights with respect to the same number of shares of Holding Company Common Stock with the same terms, conditions and exercise price as the corresponding Bank SARs.

     Section 2.10. Exchange of Certificates. Effective as of the Effective Date, each share of the capital stock of the Bank shall, ipso facto and without any action on the part of the holder thereof or any physical transfer, become and be converted into one share of Holding Company Common Stock, and outstanding certificates representing shares of Bank Common Stock shall thereafter represent shares of Holding Company Common Stock. In connection with the exchange of the issued and outstanding shares of Bank Common Stock for shares of Holding Company Common Stock, it shall not be necessary for holders of Bank Common Stock, other than Dissenting Shareholders, to exchange their existing certificates for certificates representing Holding Company Common Stock. After the Effective Date, as outstanding certificates of Bank Common Stock are presented for transfer or upon the request of any holder of certificates of Bank Common Stock, new certificates of the Holding Company shall be issued by the registrar and transfer agent for Bank Common Stock. Any stock certificate presented for transfer to a name other than that in which the surrendered certificate is registered must be properly endorsed and otherwise in proper form for transfer and accompanied by evidence of payment of any applicable stock transfer or other taxes.

     Section 2.11. Dissenting Shareholders. Any shareholder of the Bank who dissents from this Agreement shall have the rights of a "dissenting stockholder" as set forth in N.J.S.A. 17:9A-360 and must follow the procedure established in N.J.S.A. 17:9A-360 as herein set forth.

     N.J.S.A. 17:9A-360 "Notice of Dissent; `dissenting stockholders' defined" states the following:

     1. Any stockholder of a participating bank electing to dissent from the plan of acquisition may do so by filing with the participating bank of which he is a stockholder, a written notice of such dissent, stating that he intends to demand payment for his shares if the plan of acquisition becomes effective. Such dissent shall be filed before the taking of the vote of the stockholders on the plan of acquisition pursuant to [N.J.S.A. 17:9A-359].

     2. Within 10 days after the date on which the plan of acquisition is approved by stockholders of a participating bank as provided in [N.J.S.A. 17:9A-359], such bank shall give notice of such approval by certified mail to each stockholder who has filed written notice of dissent pursuant to subsection
(1) of this section [N.J.S.A. 17:9A-360], except any who voted for or consented in writing to such plan of acquisition.

     3. Within 20 days after the mailing of such notice, any stockholder to whom the participating bank was required to give such notice, may make written demand on the participating bank for the payment of the fair value of his shares. A stockholder who makes a demand pursuant to this subsection (3) is hereafter in this act referred to as a "dissenting stockholder." Upon making such demand, the dissenting stockholder shall cease to have any rights of a stockholder except the right to be paid the fair value of his shares and any other rights of a dissenting stockholder under this act.

     4. Not later than 20 days after demanding payment for his shares pursuant to this section [N.J.S.A. 17:9A-360], the stockholder shall submit the certificate or certificates representing such shares to the participating bank of which he is a stockholder for notation thereon that such demand has been made, whereupon such certificate or certificates shall be returned to him. If shares represented by a certificate on which such notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights other than those which the original dissenting stockholder had after making a demand for payment of the fair value thereof.

     5. A stockholder may not dissent as to less than all of the shares owned beneficially by him. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner.

                      ARTICLE III. CONDITIONS AND CONSENTS

     Section 3.01. Shareholder Approval. This Agreement shall be submitted to the shareholders of the Bank for approval at a meeting to be called and held in accordance with the applicable provisions of law, specifically N.J.S.A. 17:9A-359, and the Certificate of Incorporation and Bylaws of the Bank. The Bank and the Holding Company shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Acquisition and Exchange at the times provided herein.

     Section 3.02. Conditions. Effectuation of the Acquisition and Exchange is conditioned upon:

          (a) procurement of all consents and approvals, and satisfaction of all other requirements prescribed by law which are necessary for consummation of the Acquisition and Exchange, specifically the approval of the Commissioner of Banking for the State of New Jersey and any necessary approval or non-objection of the Federal Reserve Board and the expiration of any applicable waiting or notice periods;

          (b) approval of this Agreement by the vote of the shareholders of the Bank as required by law; and

          (c) prior to the vote of the shareholders of the Bank, shareholders of the Bank owning no more than a total of 100,000 shares of Bank Common Stock shall have filed written notice of dissent.

                            ARTICLE IV. TERMINATION

     Section 4.01. Events of Termination. This Agreement may be terminated at any time before the Effective Date upon the occurrence of any of the following:

          (a) any action, suit, proceeding or claim has been instituted, made, pursued, or threatened relating to the proposed Acquisition and Exchange which shall make consummation of the Acquisition and Exchange inadvisable or impracticable in the sole discretion of the Board of Directors of the Bank;

          (b) any action, consent or approval, governmental or otherwise, which is or may be necessary to consummate the Acquisition and Exchange, shall not have been obtained by November 30, 2002;

          (c) the transaction contemplated by this Agreement shall not have been consummated by December 31, 2002; or

          (d) for any other reason consummation of the Acquisition and Exchange is inadvisable in the opinion of the Board of Directors of the Bank.

     Section 4.02. Manner of Termination. Upon the occurrence of any events set forth in Section 4.01, this Agreement may be terminated by the unilateral action of the Board of Directors of either the Bank or the Holding Company prior to the Effective Date, by giving written notice of the basis of termination to the Holding Company or the Bank, at its principal office address and directed to the attention of the respective President thereof. Such termination shall be effective upon receipt.

     Section 4.03. Effect of Termination. Upon termination by written notice as provided in this Article IV, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of either the Bank, the Holding Company or the directors, officers, employees, agents or shareholders of either of them.

              ARTICLE V. EFFECTIVENESS OF ACQUISITION AND EXCHANGE

     Section 5.01. Effectiveness of Acquisition and Exchange. Subject to the terms and upon satisfaction of the requirements of law and the conditions specified in this Agreement, including among other conditions, the affirmative approval by the shareholders of the Bank as required by law, and receipt of the requisite approvals or non-objections of the Commissioner of Banking of the State of New Jersey and the Federal Reserve Board and the expiration of any required waiting or notice periods, the Acquisition and Exchange shall become effective upon the filing in the office of the Commissioner of Banking of the State of New Jersey of a certificate by either the president or vice-president of both the Bank and the Holding Company certifying as to such approval.

                           ARTICLE VI. MISCELLANEOUS

     Section 6.01. Expenses. If the Acquisition and Exchange becomes effective, the Bank and the Holding Company shall each pay their own expenses, if any, incurred in the proposed transaction. If the Acquisition and Exchange does not become effective, the Bank shall pay all expenses associated with the transaction proposed herein.

     Section 6.02. Binding Nature; Assignment. The parties agree that this Agreement shall be binding upon them and their respective estates, heirs, executors, administrators, personal representatives, successors and assigns. Except as otherwise provided herein, this Agreement may not be assigned without the written consent of the parties hereto, and any attempted assignment shall be null and void.

     Section 6.03. No Third-Party Rights. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns and legal representatives and is not intended, nor will be construed, to give any person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

     Section 6.04. Amendment, Modification and Waiver. This Agreement may not be changed orally. This Agreement may only be changed by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

     Section 6.05. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the state of New Jersey applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict or choice of law principles thereof.

     Section 6.06. Construction. As used in this Agreement, unless the context otherwise requires (i) references to "Articles" and "Sections" are to articles and sections of this Agreement, (ii) "hereof", "hereunder", and similar terms refer to this Agreement in its entirety and not to any particular part of this Agreement, (iii) references to any gender include references to all genders,
(iv) the singular form of nouns and pronouns shall include the plural, and vice-versa, (v) "including" means including without limitation, and (vi) headings of the various articles or sections are for convenience of reference only, and shall not in any way affect the meaning or interpretation of this Agreement.

     Section 6.07. Severability. In the event that any court of competent jurisdiction shall determine that any one or more of the provisions contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

                             Signature Page Follows

     IN WITNESS WHEREOF, the Bank and the Holding Company have caused this Agreement and Plan of Acquisition and Exchange to be executed and attested in counterparts by their duly authorized officers and directors, and their corporate seals to be hereunto affixed as of the day and year first above written.

ATTEST:                          THE TRUST COMPANY OF NEW JERSEY



/s/ PETER J. O'BRIEN             By: /s/ ALAN J. WILZIG
------------------------------       -------------------------------------------
Peter J. O'Brien, Secretary         Name:  Alan J. Wilzig
                                    Title:  President & Chief Executive Officer



ATTEST:                          TRUSTCOMPANY BANCORP

/s/ PETER J. O'BRIEN             By:  /s/ ALAN J. WILZIG
------------------------------        ------------------------------------------
Peter J. O'Brien, Secretary          Name:  Alan J. Wilzig
                                     Title:  President & Chief Executive Officer

                                     ANNEX I

            RESTATED CERTIFICATE OF INCORPORATION OF HOLDING COMPANY

See Appendix C to the proxy statement-prospectus.

                                                                     APPENDIX B

                         DISSENTER AND APPRAISAL RIGHTS

SS. 17:9A-360. NOTICE OF DISSENT; "DISSENTING STOCKHOLDER" DEFINED

(1) Any stockholder of a participating bank electing to dissent from the plan of acquisition may do so by filing with the participating bank of which he is a stockholder, a written notice of such dissent, stating that he intends to demand payment for his shares if the plan of acquisition becomes effective. Such dissent shall be filed before the taking of the vote of the stockholders on the plan of acquisition pursuant to section 5.

(2) Within 10 days after the date on which the plan of acquisition is approved by stockholders of a participating bank as provided in section 5 hereof, such bank shall give notice of such approval by certified mail to each stockholder who has filed written notice of dissent pursuant to subsection (1) of this section, except any who voted for or consented in writing to such plan of acquisition.

(3) Within 20 days after the mailing of such notice, any stockholder to whom the participating bank was required to give such notice, may make written demand on the participating bank for the payment of the fair value of his shares. A stockholder who makes a demand pursuant to this subsection (3) is hereafter in this act referred to as a "dissenting stockholder." Upon making such demand, the dissenting stockholder shall cease to have any rights of a stockholder except the right to be paid the fair value of his shares and any other rights of a dissenting stockholder under this act.

(4) Not later than 20 days after demanding payment for his shares pursuant to this section, the stockholder shall submit the certificate or certificates representing such shares to the participating bank of which he is a stockholder for notation thereon that such demand has been made, whereupon such certificate or certificates shall be returned to him. If shares represented by a certificate on which such notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights other than those which the original dissenting stockholder had after making a demand for payment of the fair value thereof.

(5) A stockholder may not dissent as to less than all of the shares owned beneficially by him. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner.

SS. 17:9A-361. VALUATION DATE OF FAIR VALUE

For the purposes of this act, the fair value of the shares of a participating bank shall be determined as of the day before the day on which the vote of stockholders of such bank was taken as provided in section 5. In determining fair value, there shall be excluded any appreciation or depreciation in value resulting from the consummation of the plan of acquisition.

SS.17:9A-362. TERMINATION OF RIGHT OF STOCKHOLDER TO BE PAID THE FAIR VALUE OF HIS SHARES

(1) The right of a dissenting stockholder to be paid the fair value of his shares shall cease if

(a) He has failed to present his certificates for notation as provided by subsection (4) of section 6, unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct;

(b) His demand for payment is withdrawn with the written consent of the participating bank;

(c) The fair value of the shares is not agreed upon as provided in this act, and no action for the determination of fair value by the Superior Court is commenced within the time provided in this act;

(d) The Superior Court determines that the stockholder is not entitled to payment for his shares;

(e) The plan of acquisition of shares is abandoned, rescinded, or otherwise terminated in respect to the participating bank of which he is a stockholder; or

(f) A court having jurisdiction permanently enjoins or sets aside the acquisition of shares.

(2) In any case provided for in subsection (1) of this section the rights of the dissenting stockholder as a stockholder shall be reinstated as of the date of the making of a demand for payment pursuant to section 6 without prejudice to any corporate action which has taken place during the interim period. In such event, he shall be entitled to any intervening pre-emptive rights and the right to payment of any intervening dividend or other distribution, or if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the participating bank, the fair value thereof in cash as of the time of such expiration or completion.

SS. 17:9A-363. RIGHTS OF DISSENTING STOCKHOLDER

(1) A dissenting stockholder may not withdraw his demand for payment of the fair value of his shares without the written consent of the participating bank.

(2) The enforcement by a dissenting stockholder of his right to receive payment for his shares shall exclude the enforcement by such dissenting stockholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subsection (2) of section 8 and except that this subsection shall not exclude the right of such dissenting stockholder to bring or maintain an appropriate action to obtain relief on the ground that consummation of the plan of acquisition will be or is ultra vires, unlawful or fraudulent as to such dissenting stockholder.

SS. 17:9A-364. DETERMINATION OF FAIR VALUE BY AGREEMENT

(1) Within 10 days after the expiration of the period within which stockholders may make written demand to be paid the fair value of their shares, or within 10 days after the plan of acquisition becomes effective, whichever is later, the participating bank shall mail to each dissenting stockholder the balance sheet and the surplus statement of the participating bank as of the latest available date, which shall not be earlier than 12 months prior to the making of the offer of payment hereinafter referred to in this subsection, and a profit and loss statement or statements for not less than a 12-month period ended on the date of such balance sheet or, if the participating bank was not in existence for such 12-month period, for the portion thereof during which it was in existence. The participating bank may accompany such mailing with a written offer to pay each dissenting stockholder for his shares at a specified price deemed by such bank to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting stockholders of the same class, or, if divided into series, of the same series.

(2) If, not later than 30 days after the expiration of the 10-day period limited by subsection (1) of this section, the fair value of the shares is agreed upon between any dissenting stockholder and the participating bank, payment therefor shall be made upon surrender of the certificate or certificates representing such shares.

SS.17:9A-365. PROCEDURE ON FAILURE TO AGREE UPON FAIR VALUE; COMMENCEMENT OF ACTION TO DETERMINE FAIR VALUE

(1) If the fair value of the shares is not agreed upon within the 30-day period limited by subsection (2) of section 10, the dissenting stockholder may serve upon the participating bank a written demand that it commence an action in the Superior Court for the determination of such fair value. Such demand shall be served not later than 30 days after the expiration of the 30-day period so limited and such action shall be commenced by the participating bank not later than 30 days after receipt by such bank of such demand, but nothing herein shall prevent such bank from commencing such action at any earlier time.

(2) If a participating bank fails to commence the action as provided in subsection (1) of this section a dissenting stockholder may do so in the name of such bank, not later than 60 days after the expiration of the time limited by subsection (1) of this section in which such bank may commence such an action.

SS.17:9A-366. ACTION TO DETERMINE FAIR VALUE; JURISDICTION OF COURT; APPOINTMENT OF APPRAISER

In any action to determine the fair value of shares pursuant to this act:

(a) The Superior Court shall have jurisdiction and may proceed in the action in a summary manner or otherwise;

(b) All dissenting stockholders, wherever residing, except those who have agreed with the participating bank upon the price to be paid for their shares, shall be made parties thereto as an action against their shares quasi in rem;

(c) The court in its discretion may appoint an appraiser to receive evidence and report to the court on the question of fair value, who shall have such power and authority as shall be specified in the order of his appointment; and

(d) The court shall render judgment against the participating bank and in favor of each stockholder who is a party to the action for the amount of the fair value of his shares.

SS.17:9A-367. JUDGMENT IN ACTION TO DETERMINE FAIR VALUE

(1) A judgment for the payment of the fair value of shares shall be payable upon surrender to the participating bank of the certificate or certificates representing such shares.

(2) The judgment shall include an allowance for interest at such rate as the court finds to be equitable, from the day of the meeting of stockholders of the participating bank at which the plan of acquisition was approved to the day of payment. If the court finds that the refusal of any dissenting stockholder to accept any offer of payment made by the participating bank under section 10 was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

SS. 17:9A-368. COSTS AND EXPENSES OF ACTION

The costs and expenses of bringing an action pursuant to section 11 shall be determined by the court and shall be apportioned and assessed as the court may find equitable upon the parties or any of them. Such expenses shall include reasonable compensation for and reasonable expenses of the appraiser, if any, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the court finds that the offer of payment made by the participating bank under section 10 was not made in good faith, or if no such offer was made, the court in its discretion may award to any dissenting stockholder who is a party to the action reasonable fees and expenses of his counsel and of any experts employed by the dissenting stockholder.

SS. 17:9A-369. DISPOSITION OF SHARES

Upon payment for shares pursuant to subsection (2) of section 10, or upon payment of a judgment pursuant to subsection (1) of section 13, the participating bank making such payment shall acquire all the right, title and interest in and to such shares, notwithstanding any other provision of law. Shares so acquired by the participating bank shall be disposed of as a stock dividend as provided by section 212 of the Banking Act of 1948, P.L.1948, chapter 67.

                                                                      APPENDIX C

                    RESTATED CERTIFICATION OF INCORPORATION

                                       OF

                              TRUSTCOMPANY BANCORP

                          PURSUANT TO N.J.S. 14A:9-5(4)

                          DATED AS OF SEPTEMBER 9, 2002

     The undersigned corporation certifies that it has adopted the following restated certificate of incorporation:

                                    ARTICLE I

                                 CORPORATE NAME

     The name of the corporation is Trustcompany Bancorp.

                                   ARTICLE II

                                     PURPOSE

     The purpose for which this corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

                                   ARTICLE III

                                  CAPITAL STOCK

     The corporation is authorized to issue eighty million (80,000,000) shares, divided into seventy-two million (72,000,000) shares of common stock, par value $2.00 per share, and eight million (8,000,000) shares of preferred stock, par value $2.00 per share.

     The preferred stock may be issued from time to time in one or more series. The Board of Directors of the corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

     (a) the designation of such series, the number of shares to constitute such series and the stated value if different from the par value thereof;

     (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

     (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of preferred stock;

     (d) whether the shares of such series shall be subject to redemption either by the corporation or the holders thereof, and, if so, the times, prices and other conditions of such redemption;

     (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the corporation;

     (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and the manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

     (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

     (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the corporation of, the common stock or shares of stock of any other class or any other series of preferred stock;

     (i) the conditions or restrictions, if any, upon the creation of indebtedness of the corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of preferred stock or of any other class; and

     (j) any other powers, preferences and relative, participating, optional and other specific rights, and any qualifications, limitations and restrictions, thereof.

     The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

                                   ARTICLE IV

                           REGISTERED OFFICE AND AGENT

     The address of the corporation's current registered office is 35 Journal Square, Jersey City, New Jersey 07306; the name of the corporation's current registered agent at that address is Sharon Weiner, Esq.

                                    ARTICLE V

                      CLASSIFICATION OF BOARD OF DIRECTORS

     The directors of the corporation shall be divided into three classes with respect to term of office, each class to contain, as near as may be possible, one-third of the entire number of the Board, with the terms of office of one class expiring each successive year. Unless they are elected to fill vacancies, the directors in each class shall be elected to hold office until the third successive annual meeting of shareholders after their election and until their successors have been elected and qualified. At each annual meeting of shareholders, the directors of only one class shall be elected, except directors elected to fill vacancies.

                                   ARTICLE VI

                           CURRENT BOARD OF DIRECTORS

     The current board of directors consists of eleven people whose names and addresses are as follows:

               NAME                                  ADDRESS
              ------                                 -------
         Donald R. Brenner                      1011 Hudson Avenue
                                               Ridgefield, NJ 07657

         Lawrence R. Codey             c/o The Trust Company of New Jersey
                                                35 Journal Square
                                          Jersey City, New Jersey 07306

          Alan J. Wilzig               c/o The Trust Company of New Jersey
                                                35 Journal Square
                                          Jersey City, New Jersey 07306

         Richard W. Kanter                   Miller Construction Co.
                                                921 Bergen Avenue
                                                    Suite 904
                                              Jersey City, NJ 07306

       Dr. Martin J. Kaplitt                    277 Northern Blvd.
                                                    Suite 318
                                               Great Neck, NY 11021

          Raymond Catlaw               c/o The Trust Company of New Jersey
                                                35 Journal Square
                                          Jersey City, New Jersey 07306

           Mark Kutsher                       Kutsher's Country Club
                                                   Kutsher Road
                                               Monticello, NJ 12701

         Peter J. O'Brien              c/o The Trust Company of New Jersey
                                                35 Journal Square
                                          Jersey City, New Jersey 07306

         Dr. Jerome Quint              c/o The Trust Company of New Jersey
                                                35 Journal Square
                                          Jersey City, New Jersey 07306

           Marion Wiesel               c/o The Trust Company of New Jersey
                                                35 Journal Square
                                          Jersey City, New Jersey 07306

          Siggi B. Wilzig              c/o The Trust Company of New Jersey
                                                35 Journal Square
                                          Jersey City, New Jersey 07306


                                   ARTICLE VII

                     ACTION BY SHAREHOLDERS WITHOUT MEETING

     Except as otherwise provided for or fixed pursuant to the provisions of
Article III of this Restated Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock and except as otherwise required by
Section 14A:5-6(1) of the BCA, no action that is required or permitted to be taken by the shareholders of the corporation at any annual or special meeting of shareholders may be effected by written consent of shareholders in lieu of a meeting of shareholders.

                                  ARTICLE VIII

                                 INDEMNIFICATION

     Every person who is or was a director or officer of the corporation shall be indemnified by the corporation to the fullest extent allowed by law, including the indemnification permitted by N.J.S. 14A:3-5(8), against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or officer or of serving or having served in any capacity with any other enterprise at the request of the corporation, whether or not that person is a director or officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred. During the pendency of any such proceeding, the corporation shall, to the fullest extent permitted by law, promptly advance expenses that are incurred, from time to time, by a director or officer in connection with the proceeding, subject to the receipt by the corporation of an undertaking as required by law.

                                   ARTICLE IX

                   PERSONAL LIABILITY OF DIRECTORS OR OFFICERS

     A director or an officer of the corporation shall not be personally liable to the corporation or its shareholders for damages for the breach of any duty owed to the corporation or its shareholders except to the extent that an exemption from personal liability is not permitted by the New Jersey Business Corporation Act. No amendment to or repeal of this Article IX and no amendment, repeal or termination of effectiveness of any law permitting the exemption from liability provided for herein shall apply to or have any effect on the liability or alleged liability of any director or officer for or with respect to any acts or omissions of that director or officer occurring prior to the amendment, repeal or termination of effectiveness.

                                    ARTICLE X

                                   AMENDMENTS

     In addition to any affirmative vote required by applicable law, any alteration, amendment, repeal or rescission of Article V, Article VII, Article IX or this Article X of this Restated Certificate of Incorporation must be approved by either the entire board of directors or by the affirmative vote of the holders of seventy-five percent (75%) of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon.

     IN WITNESS WHEREOF, the undersigned corporation has caused this restated certificate to be executed on its behalf by its duly authorized officer as of the date first written above.

                                            TRUSTCOMPANY BANCORP



                                            By:  /s/ ALAN J. WILZIG
                                               ----------------------------
                                                  Alan J. Wilzig, President

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Subsection (2) of Section 3-5, Title 14A of the New Jersey Business Corporation Act empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a corporate agent (i.e., a director, officer, employee or agent of the corporation or a director, officer, trustee, employee or agent of another related corporation or enterprise), against reasonable costs (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that such conduct was unlawful.

Subsection (3) of Section 3-5 empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys' fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Subsection (4) of Section 3-5 provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) incurred by him in connection therewith; Subsection (8) of Section 3-5 provides that indemnification provided for by Section 3-5 shall not be deemed exclusive of any rights to which the indemnified party may be entitled; and Subsection (9) of Section 3-5 empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or expenses incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities and expenses under Section 3-5.

The Registrant's Certificate of Incorporation contains the following provision regarding indemnification:

     "Every person who is or was a director or officer of the corporation shall be indemnified by the corporation to the fullest extent allowed by law, including the indemnification permitted by N.J.S. 14A:3-5(8), against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or officer or of serving or having served in any capacity with any other enterprise at the request of the corporation, whether or not that person is a director or officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred. During the pendency of any such proceeding, the corporation shall, to the fullest extent permitted by law, promptly advance expenses that are incurred, from time to time, by a director or officer in connection with the proceeding, subject to the receipt by the corporation of an undertaking as required by law."

The Registrant's Certificate of Incorporation contains the following provision regarding certain limitations on the liability of directors and officers:

     "A director or an officer of the corporation shall not be personally liable to the corporation or its shareholders for damages for the breach of any duty owed to the corporation or its shareholders except to the extent that an exemption from personal liability is not permitted by the New Jersey Business Corporation Act. No amendment to or repeal of this Article IX and no amendment, repeal or termination of effectiveness of any law permitting the exemption from liability provided for herein shall apply to or have any effect on the liability or alleged liability of any director or officer for or with respect to any acts or omissions of that director or officer occurring prior to the amendment, repeal or termination of effectiveness."

The Registrant is in the process of obtaining directors' and officers' liability insurance providing coverage of up to $25 million.

In addition, Alan J. Wilzig, President, Chief Executive Officer and a director of the Registrant, has an employment agreement with the Registrant and Registrant's subsidiary that provides indemnification in certain situations, subject to the Registrant or such subsidiary having taken certain actions and the executive having met certain specified standards of conduct.

See also the undertakings set forth in response to item 22 herein.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

     (a) LIST OF EXHIBITS (FILED HEREWITH UNLESS OTHERWISE NOTED).

Exhibit no.                        Description
-----------                        -----------
 2.1 Agreement and Plan of Acquisition and Exchange by and between The Trust Company of New Jersey and Trustcompany Bancorp (included as Appendix A to the Proxy Statement-Prospectus)

 3.1 Certificate of Incorporation of Trustcompany Bancorp (included as Appendix C to the Proxy Statement-Prospectus)

 3.2               By-laws of Trustcompany Bancorp

 3.3              Restated Certificate of Incorporation of The Trust Company of
                  New Jersey

 3.4              By-laws of The Trust Company of New Jersey (as amended)*

 4.1              Draft Stock Certificate of Trustcompany Bancorp

 5.1              Opinion of Lowenstein Sandler PC re: legality*

 8.1              Opinion of Lowenstein Sandler PC re: tax matters

10.1              1993 Incentive Stock Option Plan

10.2              1993 Executive Stock Option Plan

10.3              2002 Stock Option Plan

10.4              2002 Executive Stock Option Plan

10.5              2000 Non-employee Director Stock Option Plan

10.6 Employment Agreement by and between The Trust Company of New Jersey and Siggi B. Wilzig (as amended)*

10.7 Employment Agreement by and among Trustcompany Bancorp, The Trust Company of New Jersey and Alan J. Wilzig

16.1              Letter from Arthur Andersen LLP re: change in accountants

23.1              Consent of Lowenstein Sandler PC (included in Exhibits 5.1 and
                  8.1 to this Registration Statement)

24.1              Power of Attorney (included on signature page)

---------------------

* to be filed by amendment

     (B) FINANCIAL STATEMENT SCHEDULES.

     All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 22.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes as follows:

     (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on September 25, 2002.

                                              TRUSTCOMPANY BANCORP

                                              By: /s/ ALAN J. WILZIG
                                                 -------------------------------
                                              Alan J. Wilzig
                                              President and Chief Executive
                                              Officer

                                      POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan J. Wilzig and Peter J. O'Brien, and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder, this Registration Statement, or amendment thereto, has been signed by the following persons in the capacities indicated on September 25, 2002.

NAME                                     CAPACITY
----                                     --------

/s/ ALAN J. WILZIG                       President and Chief Executive
-------------------------------          Officer (Principal Executive Officer)
Alan J. Wilzig                           and Director

/s/ MICHAEL A. MARINELLI                 Executive Vice President and Chief
-------------------------------          Financial Officer (Principal Financial
Michael A. Marinelli                     Officer and Principal Accounting
                                         Officer)


/s/ DONALD R. BRENNER                    Director
-------------------------------
Donald R. Brenner


/s/ LAWRENCE R. CODEY                    Director
-------------------------------
Lawrence R. Codey


/s/ RICHARD W. KANTER                    Director
-------------------------------
Richard W. Kanter


/s/ DR. MARTIN J. KAPLITT                Director
-------------------------------
Dr. Martin J. Kaplitt


/s/ RAYMOND CATLAW                       Director
-------------------------------
Raymond Catlaw


/s/ MARK KUTSHER                         Director
-------------------------------
Mark Kutsher


/s/ PETER J. O'BRIEN                     Director
-------------------------------
Peter J. O'Brien


/s/ DR. JEROME QUINT                     Director
-------------------------------
Dr. Jerome Quint


/s/ MARION WIESEL                        Director
-------------------------------
Marion Wiesel


/s/ SIGGI B. WILZIG                      Director
-------------------------------
Siggi B. Wilzig

                                  EXHIBIT INDEX


Exhibit no.        Description
-----------        -----------

Agreement and Plan of Acquisition and Exchange by and between The Trust Company of New Jersey and Trustcompany Bancorp (included as Appendix A to the Proxy Statement-Prospectus)

 2.1 Agreement and Plan of Acquisition and Exchange by and between The Trust Company of New Jersey and Trustcompany Bancorp (included as Appendix A to the Proxy Statement-Prospectus)

 3.1 Certificate of Incorporation of Trustcompany Bancorp (included as Appendix C to the Proxy Statement-Prospectus)

 3.2              By-laws of Trustcompany Bancorp

 3.3              Restated Certificate of Incorporation of The Trust Company of
                  New Jersey

 3.4              By-laws of The Trust Company of New Jersey (as amended)*

 4.1              Draft Stock Certificate of Trustcompany Bancorp

 5.1              Opinion of Lowenstein Sandler PC re: legality*

 8.1              Opinion of Lowenstein Sandler PC re: tax matters

10.1              1993 Incentive Stock Option Plan

10.2              1993 Executive Stock Option Plan

10.3              2002 Stock Option Plan

10.4              2002 Executive Stock Option Plan

10.5              2000 Non-employee Director Stock Option Plan

10.6 Employment Agreement by and between The Trust Company of New Jersey and Siggi B. Wilzig (as amended)*

10.7 Employment Agreement by and among Trustcompany Bancorp, The Trust Company of New Jersey and Alan J. Wilzig

16.1              Letter from Arthur Andersen LLP re: change in accountants

23.1              Consent of Lowenstein Sandler PC (included in Exhibits 5.1 and
                  8.1 to this Registration Statement)

24.1              Power of Attorney (included on signature page)

---------------------

* to be filed by amendment